UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Dorman Products, Inc.

(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting of Shareholders May 10, 2018

Dear Shareholder:

All shareholders of Dorman Products, Inc., a Pennsylvania corporation, referred to as “we,” “our,” “us,” and the “Company” herein, are cordially invited to attend the Annual Meeting of Shareholders to be held at the corporate offices of Dorman Products, Inc. located at 3400 East Walnut Street, Colmar, Pennsylvania 18915 on Thursday, May 10, 2018 at 8:30 a.m., Eastern Daylight Time, for the following purposes:

•	To elect seven directors, as described in the accompanying proxy statement.

•	To approve, on an advisory basis, the compensation of our named executive officers.

•	To approve the Dorman Products, Inc. 2018 Stock Option and Stock Incentive Plan.

•	To ratify KPMG LLP as our independent registered public accounting firm for the 2018 fiscal year.

•	To transact any other business as may properly come before the annual meeting or any postponements or adjournments thereof.

Only shareholders of record as of the close of business on March 9, 2018, referred to as the “record date,” are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

If the annual meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned annual meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the annual meeting is adjourned for one or more periods aggregating at least fifteen (15) days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened annual meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in this Notice of Annual Meeting of Shareholders.

The Notice of Internet Availability of Proxy Materials will be mailed to our shareholders on or about March 29, 2018. If you previously requested electronic or paper delivery of the proxy materials, you will be sent the proxy statement, the accompanying proxy card and the 2017 Annual Report to Shareholders on or about March 29, 2018. The Notice of Internet Availability of Proxy Materials contains instructions on how to access an electronic copy of our proxy materials.

Your vote is important. Whether or not you attend the meeting, we urge you to vote promptly.

By Order of the Board of Directors

/s/ Thomas J. Knoblauch
THOMAS J. KNOBLAUCH
Colmar, Pennsylvania	Senior Vice President, General Counsel and
March 29, 2018	Assistant Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 10, 2018

The proxy statement and the 2017 Annual Report to Shareholders are available at www.proxyvote.com.

Dorman Products, Inc.

3400 East Walnut Street

Colmar, Pennsylvania 18915

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting. References in this proxy statement to the “Company,” “Dorman,” “we,” “us,” and “our” refer to Dorman Products, Inc., a Pennsylvania company.

Annual Meeting of Shareholders

Date:	May 10, 2018
Time:	8:30 a.m., Eastern Daylight Time
Place:	Corporate offices of Dorman Products, Inc. located at 3400 East Walnut Street, Colmar, PA 18915
Record Date:	March 9, 2018
Voting:	Shareholders have one vote per share on all matters presented at the annual meeting

Voting Matters and the Board’s Recommendation

Agenda Item	Board Vote Recommendation	Page Reference

Election of seven directors	FOR each Director Nominee	14

Approval on an advisory basis of the compensation of our named executive officers	FOR	54

Approval of the Dorman Products, Inc. 2018 Stock Option and Stock Incentive Plan	FOR	55

Ratification of the appointment of KPMG LLP as Dorman’s independent registered public accounting firm for 2018	FOR	65

In addition to these matters, shareholders may be asked to vote on such other business as may properly come before the annual meeting.

Director Nominees

Shareholders are being asked to elect each of the director candidates nominated by the Board of Directors of Dorman (the “Board of Directors” or “Board”).

Name	Age	Director Since	Occupation	Qualifications	Independent	Position/Committee Memberships
Steven L. Berman	58	1978	Executive Chairman, Secretary and Treasurer	Leadership, Industry, Operational, Marketing	No	—

Mathias J. Barton	58	2014	Chief Executive Officer and President	Leadership, Financial, Industry, Operational, Marketing	No	—

John J. Gavin	61	2016	Former Senior Advisor of LLR Partners, LLC Former Chairman of Strategic Distribution, Inc.	Leadership, Financial, Operational, Human Resources, M&A, Corporate Governance	Yes	Audit Committee Corporate Governance and Nominating Committee Compensation Committee (Chair)

Paul R. Lederer	78	1998	Former Executive Vice President of Federal Mogul Corporation	Leadership, Financial, Industry, Marketing	Yes	Lead Director Audit Committee Corporate Governance and Nominating Committee Compensation Committee

Richard T. Riley	61	2010	Former Executive Chairman of LoJack Corporation	Leadership, Financial, Industry, Operational, M&A, Corporate Governance	Yes	Audit Committee (Chair) Corporate Governance and Nominating Committee Compensation Committee

Kelly A. Romano	55	2017	Former President, Intelligent Building Technologies, United Technologies Corporation	Leadership, Financial, Operational, M&A, Corporate Governance	Yes	Audit Committee Corporate Governance and Nominating Committee Compensation Committee

G. Michael Stakias	68	2015	President and Chief Executive Officer of Liberty Partners	Leadership, Financial, Legal, M&A, Corporate Governance	Yes	Audit Committee Corporate Governance and Nominating Committee (Chair) Compensation Committee

Proxy Statement

This proxy statement and the accompanying proxy are for the solicitation of proxies by the Board of Directors of Dorman Products, Inc. for use at our Annual Meeting of Shareholders to be held on Thursday, May 10, 2018 at 8:30 a.m., Eastern Daylight Time, and any postponements or adjournments of the annual meeting. The annual meeting will be held at the corporate offices of Dorman Products, Inc., 3400 East Walnut Street, Colmar, Pennsylvania, 18915. This proxy statement and the 2017 Annual Report to Shareholders are posted on the Internet at www.proxyvote.com and the Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to our shareholders on or about March 29, 2018. If you previously requested electronic or paper delivery of the proxy materials, you will be sent the proxy statement, the accompanying proxy card and the 2017 Annual Report to Shareholders on or about March 29, 2018.

Voting Procedures

Record Date

The Board has fixed the close of business on March 9, 2018 as the “record date” for the determination of shareholders entitled to receive notice of, and to vote at, the annual meeting and any postponements or adjournments of the annual meeting. As of the close of business on the record date, there were 33,599,819 shares of our common stock, par value $0.01 per share, outstanding.

Vote Per Share

Shareholders have one vote per share on all matters to be presented at the annual meeting.

Voting Matters

At the annual meeting, shareholders will consider and vote upon:

(i)	the election of seven directors, as described in this proxy statement;

(ii)	the approval, on an advisory basis, of the compensation of our named executive officers;

(iii)	the approval of the Dorman Products, Inc. 2018 Stock Option and Stock Incentive Plan;

(iv)	the ratification of KPMG LLP as our independent registered public accounting firm for the 2018 fiscal year; and

(v)	such other business as may properly come before the annual meeting or any postponements or adjournments thereof.

The Board is not aware of any other matters that will come before the annual meeting or any postponements or adjournments thereof.

How to Vote

Voting by Shareholders of Record. If you are a shareholder of record, you may vote in person at the annual meeting. If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. You may vote by proxy over the Internet, by mail, or by telephone following the instructions provided in your proxy card or Notice.

Voting by Beneficial Owners. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.” If you hold your shares in “street name,” please check the materials provided to you by your broker, bank or other nominee to determine how you may vote your shares. As a beneficial owner, you have the right to direct the broker, bank or other nominee holding your shares on how to vote the shares held in your account using the voting instructions received from such organization. The availability of Internet or telephone voting will depend on the voting process of your broker, bank or other nominee. Shares held in “street name” may be voted in person at the annual meeting only if you obtain a legal proxy from the broker, bank or other nominee giving you the right to vote the shares.

Voting by participants in the Dorman Products, Inc. 401(k) Retirement Plan and Trust. If you are a participant in the Dorman Products, Inc. 401(k) Retirement Plan and Trust, referred to as the “401(k) Retirement Plan,” and shares of common stock of the Company are credited to your plan account, you have the right to direct Vanguard Fiduciary Trust Company, trustee of the 401(k) Retirement Plan, on how to vote such shares. To provide instructions to the trustee on how to vote your plan shares, simply vote your plan shares by following the instructions provided in your proxy card or Notice, which permits voting electronically via the Internet, by telephone or in writing. The trustee of the 401(k) Retirement Plan will have the votes of each participant tabulated by Broadridge and will vote the 401(k) Retirement Plan’s shares on a basis proportionally consistent with the tabulated votes of such participants by submitting a final proxy card representing the plan shares for inclusion in the tally at the annual meeting. If you do not vote the plan shares credited to your account, the trustee will not have direction as to how to vote such shares and you will be treated as directing the trustee to vote your plan shares in the same proportion as the shares for which the trustee has received timely instruction from others who do vote. To allow sufficient time for the trustee to vote your plan shares, your vote must be received by 11:59 p.m., Eastern Daylight Time, on May 7, 2018.

Voting by Proxy

A proxy is your legal designation of another person, also referred to as the “proxy,” to vote on your behalf. By properly signing and returning the proxy card or by voting by Internet or telephone, you are giving the persons who our Board designated as proxies the authority to vote your shares in the manner that you indicate on your proxy card or by voting by Internet or telephone.

If you vote electronically via the Internet or by telephone, you will need your control number (your control number can be found on your proxy card and the Notice). If you vote electronically via the Internet or by telephone, you do not need to return your proxy card.

Please note that although there is no charge to you for voting electronically via the Internet or by telephone, there may be costs associated with electronic or telephonic access such as usage charges of Internet service providers and telephone companies. We do not cover these costs; they are solely your responsibility.

Whether or not you plan to attend the annual meeting, we urge you to vote promptly using one of these methods to ensure your vote is counted.

How to Revoke Your Proxy

Proxies may be revoked prior to being voted at the annual meeting. You may revoke a proxy before its exercise by filing written notice of revocation with Broadridge before the annual meeting (notice of revocation must be received by the day before the annual meeting). After voting, you may change your vote one or more times by completing and returning a later dated proxy to Broadridge, by voting again by Internet or telephone as described in this proxy statement, or by voting in person at the annual meeting. Attendance at the annual meeting will not in itself constitute a revocation of your proxy. You may request a new proxy card from Broadridge. The last vote received chronologically will supersede any prior votes. The deadline for registered shareholders to change their vote is 11:59 p.m., Eastern Daylight Time, on May 9, 2018 (mailed proxy cards must be received by the day before the annual meeting). All requests and correspondence with Broadridge should be mailed to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. If you are a beneficial owner of shares of common stock held in street name, please review the voting instructions provided by the broker, bank or other nominee holding your shares or contact such organization regarding how to change your vote. If you are a participant in the 401(k) Retirement Plan and shares of common stock of the Company are credited to your plan account, you may revoke a proxy before its exercise by filing written notice of revocation with Broadridge and you may change your vote one or more times by completing and returning a later dated proxy to Broadridge or by voting again by Internet or telephone. The deadline for participants in the 401(k) Retirement Plan to revoke or change their vote is 11:59 p.m., Eastern Daylight Time, on May 7, 2018 (notices of revocation and mailed proxy cards must be received by May 7, 2018).

Quorum

A quorum of shareholders is necessary to hold a valid annual meeting. Presence at the annual meeting in person or by proxy of the holders of a majority of our issued and outstanding common stock as of the close of business on the record date is necessary to constitute a quorum. All shares present in person or represented by proxy (including abstentions and broker non-votes) are counted for quorum purposes.

If the annual meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned annual meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the annual meeting is adjourned for one or more periods aggregating at least fifteen (15) days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened annual meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of Annual Meeting of Shareholders.

Vote Required and Method of Counting Votes

The table below summarizes the votes required for approval of each matter to be brought before the annual meeting, as well as the treatment of abstentions and broker non-votes.

Proposal	Vote Required for Approval	Abstentions (or the withholding of authority)	Broker Non-Votes

Election of Directors	A nominee for director will be elected to serve on the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election.	No effect	No effect

Advisory Vote on Executive Compensation	The affirmative vote of the majority of the votes cast is required to approve this proposal.	No effect	No effect

Approval of the Dorman Products, Inc. 2018 Stock Option and Stock Incentive Plan	The affirmative vote of the majority of the votes cast is required to approve this proposal.	No effect	No effect

Ratification of Appointment of Auditor	The affirmative vote of the majority of the votes cast is required to approve this proposal.	No effect	Not applicable

If you are a registered shareholder and sign and return a proxy but do not specify how you want your shares voted, your shares will be voted FOR the director nominees and FOR the other proposals listed above.

If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the broker, bank or other nominee that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will not be able to vote your shares on such matter, often referred to as a broker non-vote. The election of directors, the advisory vote on the compensation of our named executive officers and the approval of the Dorman Products, Inc. 2018 Stock Option and Stock Incentive Plan are considered non-routine under applicable regulatory rules. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2018 fiscal year is considered routine under applicable regulatory rules.

Discretionary Voting Power

The proxy also confers discretionary authority to vote with respect to any and all of the following matters that may come before the annual meeting: (i) matters to be presented at the annual meeting of which we did not have notice on or prior to February 15, 2018; (ii) approval of the minutes of the prior meeting of shareholders if such approval does not amount to ratification of the action taken at such meeting; (iii) the election of any person to any office for which a bona fide nominee named in this proxy statement is unable to serve or for good cause will not serve; (iv) any proposal omitted from this proxy statement and form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act;” and (v) matters incident to the conduct of the annual meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their best judgment and discretion.

Corporate Governance

The Board of Directors and Director Independence. The Board currently consists of seven members and has three standing committees: (i) the Audit Committee; (ii) the Compensation Committee; and (iii) the Corporate Governance and Nominating Committee. The Lead Director serves on all three committees.

The Board has determined that the following current directors, constituting a majority of the members of the Board, are independent as defined in the applicable listing standards of Nasdaq: John J. Gavin, Paul R. Lederer, Richard T. Riley, Kelly A. Romano and G. Michael Stakias. Edgar W. Levin, a director of the Company from 1991 until his retirement from the Board on May 16, 2017, was also determined by the Board to be independent as defined in the applicable listing standards of Nasdaq. Mr. Levin served as an independent member (as defined under applicable SEC rules and the listing standards of Nasdaq) of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee until May 16, 2017.

Under applicable SEC and Nasdaq rules, the existence of certain “related person” transactions in excess of certain thresholds between a director and the Company are required to be disclosed and may preclude a finding by the Board that the director is independent. A director is not considered “independent” unless the Board affirmatively determines that the director has no material relationship with us that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based on its independence review, the Board determined that no transactions or relationships between the Company and independent directors or any member of their immediate family (or any entity of which an independent director or an immediate family member is an executive officer, general partner or significant equity holder) were identified which would render the directors named above not independent.

Board Leadership and Risk Management. In connection with the appointments of Mathias J. Barton as Chief Executive Officer and Steven L. Berman as Executive Chairman, each effective as of September 24, 2015, the Board separated the roles of Chief Executive Officer and Chairman. Mr. Berman served in the role of Chief Executive Officer and Chairman of the Board from January 2011 until his appointment as Executive Chairman. As our Chief Executive Officer and President, Mr. Barton is responsible for our day-to-day operations and for executing our long-term strategies. As Executive Chairman of the Board, Mr. Berman devotes most of his time to strategic planning and identifying business growth opportunities. In addition, because Mr. Berman is not “independent” within the meaning of the Nasdaq listing standards, the Board has selected Paul R. Lederer, a director who is independent, to serve as our Lead Director (as described below).

Although the Board does not have a policy that requires the separation of the roles of Chief Executive Officer and Chairman of the Board, the Board made a determination to currently separate such positions. The Board believes that an appropriate leadership structure depends on the opportunities and challenges facing a company at a given time. The Board believes that the current leadership structure is appropriate for us at this time as it enables us and the Board to continue to benefit from Mr. Berman’s vast experience, skills, expertise, and knowledge of the Company’s business and industry.

We have a relatively small board of directors and a majority of the members are independent under the listing standards of Nasdaq. Each independent director has direct access to our Executive Chairman, our Chief Executive Officer and our Lead Director, as well as other members of the senior management team. The independent directors meet in executive session without management present at least quarterly.

The Board takes an active role, as a whole and at the committee level, in overseeing the management of the Company’s risks. The Board regularly reviews information regarding the Company’s operations, financial condition, and liquidity, as well as the risks associated with each. The Company’s Audit Committee supervises the management of financial risks and potential conflicts of interests. The Company’s Compensation Committee is responsible for overseeing the management of risks associated with the Company’s executive compensation plans and arrangements. The Corporate Governance and Nominating Committee manages risks associated with the independence of the Board and the duties and responsibilities of its members. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through attendance at committee meetings or committee reports about such risks. Additionally, we have a Risk and Compliance Committee made up of members of senior management that evaluates the risks posed to the Company and the Company’s responses to those risks. The Risk and Compliance Committee performs detailed reviews of the Company’s risks and monitors the Company’s compliance with applicable laws, regulations and frameworks, and reports its actions to the Board.

Lead Director. As a matter of good corporate governance, the Board has adopted a practice of appointing a Lead Director. The Lead Director is charged with (i) presiding at all meetings of the Board at which the Executive Chairman is not present, including executive sessions of the independent directors; (ii) serving as a liaison between management and the independent directors; (iii) assisting the Executive Chairman in setting the Board’s schedules, agendas, and information flow; (iv) participating (in conjunction with the Compensation Committee) in the periodic evaluation and performance review of the Chief Executive Officer and other principal officers; (v) communicating Board member feedback to the Chief Executive Officer and Executive Chairman; (vi) recommending to the Board the retention of advisors and consultants who report directly to the Board; and (vii) performing such other duties as may be delegated by the Board from time to time. Based on his experience, qualifications, and skills more fully described below, the Board appointed Paul R. Lederer to serve as Lead Director.

Majority Voting. We have a majority vote standard in uncontested director elections. Under our Amended and Restated By-laws, in an uncontested election, each director shall be elected by an affirmative majority of the votes cast to hold office until the next annual meeting and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Shareholders may vote “for” or “against” each nominee, or they may “abstain” from voting on a nominee; however, abstentions will have no effect in determining whether the required majority vote has been obtained. In addition, each incumbent nominee is required to provide an advance, contingent and irrevocable resignation that will be effective upon (i) the failure to receive the required vote, and (ii) Board acceptance of such resignation. If an incumbent director fails to receive the required vote for re-election, the Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board will act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Corporate Governance and Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. In contested elections (those where the number of nominees exceeds the number of directors to be elected), a plurality vote standard applies.

Director Resignation in the Event of a Significant Change in Occupation. Our corporate governance guidelines provide that an independent Board member must offer his or her resignation for consideration by the Corporate Governance and Nominating Committee in the event of a significant change in that Board member’s principal occupation. The Corporate Governance and Nominating Committee will consider such factors as it deems relevant in determining whether to recommend that the offer of resignation be accepted and will present its recommendation to the Board for action.

Meetings of the Board of Directors and Committees. During the fiscal year ended December 30, 2017, the Board held five meetings. In fiscal 2017, the Audit Committee held four meetings, the Compensation Committee held five meetings and the Corporate Governance and Nominating Committee held four meetings. During fiscal 2017, each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the directors which were held during the period for which the director was a director, and (2) the total number of meetings held by any committees of which the director was a member during the period that the director served.

Attendance at Annual Meeting of Shareholders. It is the policy of the Board that, absent sufficient cause, all of our directors attend our annual meeting. All of our then directors attended last year’s annual meeting.

Communication with the Board of Directors. Shareholders may communicate with the Board or any individual director by sending a letter addressed to the Board or the individual director c/o Thomas J. Knoblauch, Assistant Secretary, Dorman Products, Inc. at 3400 East Walnut Street, Colmar, Pennsylvania 18915. In the letter, the shareholder must identify him or herself as a shareholder of the Company. The Assistant Secretary may require reasonable evidence that the communication is being made by or on behalf of a shareholder before the communication is transmitted to the individual director or to the Board.

Committees of the Board of Directors

Audit Committee. The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, assists the Board in the oversight of the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company, the independent auditor’s qualifications and independence and the performance of the Company’s independent auditors. The Audit Committee also selects the firm to be engaged as the independent auditor, approves the fees to be paid to such firm and pre-approves all professional services provided to the Company by such firm. In addition, the Audit Committee reviews and discusses the Company’s annual and quarterly financial statements with management and the independent auditor; reviews with the independent auditor any audit problems or difficulties and management’s response; discusses Company policies with respect to risk assessment and risk management; approves all related party transactions and establishes procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submissions by the Company’s employees of concerns regarding questionable accounting or auditing matters. The responsibilities of the Audit Committee are further described in the Audit Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website at www.dormanproducts.com and accessible via the “Investor Relations” page.

As of the date of this proxy statement, Richard T. Riley (Chairman), John J. Gavin, Paul R. Lederer, Kelly A. Romano, and G. Michael Stakias serve on the Audit Committee. Each member of the Audit Committee, in the opinion of the Board, is independent as defined under the applicable SEC rules and the listing standards of Nasdaq. The Board has determined that each of Messrs. Riley, Gavin and Stakias qualifies as an audit committee financial expert as defined by the rules of the SEC.

Compensation Committee. The Compensation Committee is responsible for annually reviewing and approving the compensation of our Chief Executive Officer and all of our other executive officers. The Chief Executive Officer is not present during the discussion and approval of his compensation. The Compensation Committee also periodically reviews the compensation paid to our non-employee directors for annual retainers and makes recommendations to the Board for any adjustments. The Compensation Committee also administers the Company’s incentive compensation plans and equity-based plans, including the Dorman Products, Inc. Executive Cash Bonus Plan, referred to as the “Executive Cash Bonus Plan,” and the Dorman Products, Inc. 2008 Stock Option and Stock Incentive Plan, referred to as the “2008 Plan.” The responsibilities of the Compensation Committee are further described in the Compensation Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website at www.dormanproducts.com and accessible via the “Investor Relations” page.

As of the date of this proxy statement, John J. Gavin (Chairman), Paul R. Lederer, Richard T. Riley, Kelly A. Romano, and G. Michael Stakias serve on the Compensation Committee. Each member of the Compensation Committee, in the opinion of the Board, is independent as defined under the applicable SEC rules and the listing standards of Nasdaq.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for developing and periodically reviewing and assessing the Company’s corporate governance guidelines. In addition, the Corporate Governance and Nominating Committee is charged with developing criteria for the selection of individuals to be considered as candidates for election to the Board.

The Corporate Governance and Nominating Committee is also responsible for recommending qualified candidates to the Board for election as directors of the Company, and has recommended to the Board the slate of directors that the Board proposes for election by shareholders at the annual meeting. The responsibilities of the Corporate Governance and Nominating Committee are further described in the Corporate Governance and Nominating Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website at www.dormanproducts.com and accessible via the “Investor Relations” page.

As of the date of this proxy statement, G. Michael Stakias (Chairman), John J. Gavin, Paul R. Lederer, Richard T. Riley and Kelly A. Romano serve on the Corporate Governance and Nominating Committee. Each member of the Corporate Governance and Nominating Committee, in the opinion of the Board, is independent as defined under the applicable SEC rules and the listing standards of Nasdaq.

Director Nomination Process

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for, among other matters, annually presenting to the Board a list of individuals recommended for nomination for election as directors at the annual meeting. The Corporate Governance and Nominating Committee identifies and screens candidates for the Board and has the authority as it deems appropriate to retain a professional search firm to identify and evaluate director candidates.

Before recommending a director candidate, the Corporate Governance and Nominating Committee reviews his or her qualifications to determine whether the director candidate meets the qualifications described below. In the case of an incumbent director, the Corporate Governance and Nominating Committee also reviews the director’s service to the Company during the past term, including the number of Board and committee meetings attended, the quality of participation and whether the candidate continues to meet the qualifications for director as described below. After completing this evaluation, the Corporate Governance and Nominating Committee makes a formal recommendation to the full Board as to election or re-election of the candidate.

Director Qualifications. In order to be nominated for director, a director candidate must be a natural person at least eighteen (18) years of age. Characteristics expected of all directors include: integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the Board. In evaluating the suitability of individual Board members, the Board considers many factors, including capability, experience, skills, expertise, dedication, conflicts of interest, independence from the Company’s management and the Company and such other relevant factors that may be appropriate in the context of the needs of the Board.

The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business and represent shareholder interests through the exercise of sound judgment, using its diversity of experience. Accordingly, the Corporate Governance and Nominating Committee believes that the Board, as a whole, should include members who collectively bring the following strengths and backgrounds to the Board:

•	experience as a Chief Executive Officer, President or a principal officer of another company;

•	senior-level experience in the automotive aftermarket or automotive parts industry generally or with companies that have similar business models;

•	experience with overseas distribution operations; and

•	strengths in the functional areas of finance, corporate governance, financial statement analysis, business operations and strategic planning, and mergers and acquisitions.

Additional criteria apply to directors being considered to serve on particular committees of the Board. For example, members of the Audit Committee must meet additional standards of independence and have the ability to read and understand our financial statements.

The Corporate Governance and Nominating Committee uses a variety of methods to identify and evaluate nominees for director. Candidates may come to the attention of the committee through current and former Board members, management, professional search firms (to whom we pay a fee), shareholders or other persons. The Corporate Governance and Nominating Committee evaluates candidates for the Board on the basis of the standards and qualifications set forth above, regardless of the source of the candidate referral. Although the Company does not have a formal policy with regard to consideration of diversity, the Board seeks to achieve a diversity of strengths and backgrounds on the Board, particularly in the areas described above.

Director Candidates Nominated by Shareholders. Under our Amended and Restated By-laws, a shareholder may nominate a person for election as a director at the next annual meeting of shareholders if the shareholder making the nomination:

•	is a shareholder of record on the date of providing the nomination notice, on the record date for the determination of the shareholders entitled to vote at the annual meeting of shareholders and at the time of the annual meeting of shareholders;

•	is entitled to vote at the annual meeting; and

•	complies with the nomination notice procedures contained in our Amended and Restated By-laws, which are outlined below.

For a shareholder nomination notice to be timely under our Amended and Restated By-laws, it must be delivered to, or mailed and received by, the Secretary of the Company at our principal executive offices not earlier than the close of business on the one hundred twentieth (120th) calendar day, and not later than the close of business on the ninetieth (90th) calendar day, prior to the first anniversary of the immediately preceding year’s annual meeting. If an annual meeting was not held in the prior year or the annual meeting is called for a date that is more than thirty (30) calendar days earlier or more than sixty (60) calendar days later than the anniversary date of the prior year’s annual meeting, to be timely, the shareholder nomination notice must be delivered to or received by, the Secretary of our company at our principal executive offices, no earlier than the close of business on the one hundred twentieth (120th) calendar day prior to the date of the scheduled annual meeting and not later than the close of business on the later of the ninetieth (90th) calendar day prior to the date of the scheduled annual meeting or, if the first public disclosure of the date of the scheduled annual meeting is less than one hundred (100) calendar days prior to the date of the scheduled annual meeting, the tenth (10th) calendar day following the day on which public disclosure of the date of the scheduled annual meeting is first made by us. In no event will any adjournment or postponement of an annual meeting or the public disclosure of any adjournment or postponement of an annual meeting commence a new time period or extend any time period for the giving of a shareholder nomination notice.

The following information must be included in the shareholder nomination notice:

•	as to each person whom the shareholder proposes to nominate for election or reelection as a director:

•	the name, age, business address and residence address of such person;

•	the principal occupation and employment of such person;

•	the number of shares of each class and series of our capital stock which are owned beneficially or of record by such person (which information shall be supplemented not later than ten (10) calendar days after the record date for the annual meeting to disclose such ownership as of the record date);

•	such person’s executed written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•	all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made with the SEC in connection with the solicitation of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section), and the rules and regulations promulgated thereunder;

•	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such person being nominated, on the one hand, and the shareholder and any “Shareholder Associated Person” (as defined below), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K of the Exchange Act, referred to as “Regulation S-K,” if the shareholder making the nomination and any Shareholder Associated Person were the “registrant” for purposes of such rule and the person being nominated was a director or executive officer of such registrant; and

•	a statement as to whether such person, if elected, intends to comply with all applicable corporate governance and other policies and guidelines of the Company applicable to directors and in effect during such person’s term in office as a director, including, without limitation, the director resignation provisions set forth in the Company’s Corporate Governance Guidelines.

•	as to the shareholder giving the notice:

•	the name and record address of the shareholder, as they appear on the Company’s stock ledger, and the name and address of any Shareholder Associated Person;

•	the number of shares of each class and series of our capital stock which are, directly or indirectly, owned beneficially and/or of record by the shareholder or any Shareholder Associated Person, documentary evidence of such record or beneficial ownership, and the date or dates such shares were acquired and the investment intent at the time such shares were acquired;

•	any “Derivative Instrument” (as defined below) directly or indirectly owned beneficially by the shareholder or any Shareholder Associated Person and any other direct or indirect right held by the shareholder or any Shareholder Associated Person to profit from, or share in any profit derived from, any increase or decrease in the value of our shares;

•	any proxy, contract, arrangement, understanding, or relationship pursuant to which the shareholder or any Shareholder Associated Person has a right to vote any shares of any of our securities;

•	any “Short Interest” (as defined below) directly or indirectly held by the shareholder or any Shareholder Associated Person in any security issued by us;

•	any rights to dividends on our shares owned beneficially by the shareholder or any Shareholder Associated Person that are separated or separable from the underlying shares;

•	any proportionate interest in our shares or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which the shareholder or any Shareholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

•	any performance-related fees (other than an asset-based fee) that the shareholder or any Shareholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of such notice, including without limitation, any such interests held by members of the shareholder’s or any Shareholder Associated Person’s immediate family sharing the same household (which information shall, in each case, be supplemented by the shareholder and any Shareholder Associated Person not later than ten (10) calendar days after the record date for the meeting to disclose such ownership as of the record date);

•	a description of all arrangements or understandings between the shareholder or any Shareholder Associated Person and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is being made;

•	any material interest of the shareholder or any Shareholder Associated Person in the election of the proposed nominee, individually or in the aggregate, including any anticipated benefit to the shareholder or any Shareholder Associated Person therefrom;

•	a representation that the shareholder is a holder of record of our stock entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons named in the shareholder nomination notice;

•	a representation from the shareholder as to whether the shareholder or any Shareholder Associated Person intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the person proposed as a nominee and/or (ii) otherwise to solicit proxies from shareholders in support of the election of such person;

•	whether and the extent to which any agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of the shareholder or Shareholder Associated Person with respect to any shares of our capital stock, without regard to whether such transaction is required to be reported on a Schedule 13D or other form in accordance with Section 13(d) of the Exchange Act or any successor provisions thereto and the rules and regulations promulgated thereunder; and

•	any other information relating to the shareholder and any Shareholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made with the SEC in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section and the rules and regulations promulgated thereunder).

A “Shareholder Associated Person” means with respect to any shareholder (i) any person controlling, directly or indirectly, or acting in concert with, the shareholder, (ii) any beneficial owner of our securities owned of record or beneficially by the shareholder, and (iii) any person controlling, controlled by or under common control with the Shareholder Associated Person. A “Derivative Instrument” means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of our securities or with a value derived in whole or in part from the value of any class or series of our shares, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital stock or otherwise. A “Short Interest” means any contract, arrangement, understanding, relationship or otherwise pursuant to which the shareholder or any Shareholder Associated Person has the opportunity, directly or indirectly, to profit or share in any profit derived from any decrease in the value of any security issued by us.

In addition to the information required above, we may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

Under our Amended and Restated By-laws, a shareholder is entitled to nominate a person for director at a special meeting of shareholders at which directors are to be elected if the shareholder meets the requirements set forth above and complies with the shareholder nomination notice procedures set forth above. With respect to a special meeting, the shareholder’s nomination notice must be delivered to the Secretary of the Company at our principal executive offices not earlier than the close of business on the one hundred twentieth (120th) calendar day prior to the date of the special meeting and not later than the close of business on the later of the ninetieth (90th) calendar day prior to the date of the special meeting or, if the first public disclosure made by us of the date of the special meeting is less than one hundred (100) days prior to the date of the special meeting, not later than the tenth (10th) calendar day following the day on which public disclosure is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at the special meeting. In no event shall any adjournment or postponement of a special meeting or the public disclosure of an adjournment or postponement of a special meeting commence a new time period or extend any time period for the giving of a shareholder’s nomination notice.

Proposal I: Election of Directors

Our Amended and Restated By-laws currently provide that our business shall be managed by or under the direction of a board of directors of not less than two nor more than nine directors, which number shall be fixed from time to time by such board of directors. The Board currently consists of seven directors, all of which are standing for re-election. Pursuant to our Amended and Restated By-laws, the Board has fixed the number of directors at seven.

There are seven nominees for election to the Board at the annual meeting. Each of the seven nominees, if elected, will hold office for a term that expires at the next annual shareholders’ meeting. Each director shall hold office for the term for which he or she was elected and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Proxies solicited by the Board will, unless otherwise directed, be voted to elect the seven nominees named below to constitute the entire Board.

The Board has nominated the following individuals for election as director at the annual meeting: Steven L. Berman, Mathias J. Barton, John J. Gavin, Paul R. Lederer, Richard T. Riley, Kelly A. Romano, and G. Michael Stakias. Each nomination for director was based upon the recommendation of our Corporate Governance and Nominating Committee and each nominee for director is a current member of the Board. All nominees have consented to be named and have indicated their intent to serve if elected. In the event any of the nominees shall be unable or unwilling to serve as a director, the persons named in the proxy intend to vote “FOR” the election of any person as may be nominated by the Board in substitution. The Company has no reason to believe that any of the nominees named below will be unable to serve as a director if elected.

The following table sets forth certain information, as of the record date, as to each nominee for the office of director:

Name	Age	Position	Director Since

Steven L. Berman	58	Executive Chairman, Secretary and Treasurer	1978

Mathias J. Barton	58	Chief Executive Officer, President and Director	2014

John J. Gavin	61	Director	2016

Paul R. Lederer	78	Director	1998

Richard T. Riley	61	Director	2010

Kelly A. Romano	55	Director	2017

G. Michael Stakias	68	Director	2015

The following information about our directors is based, in part, upon information supplied by such persons. Unless otherwise indicated, each individual has had the same principal occupation for more than five years.

Steven L. Berman became the Executive Chairman of the Company on September 24, 2015. Additionally, Mr. Berman has served as a director of the Company and as Secretary and Treasurer of the Company since its inception in 1978. From January 30, 2011 to September 24, 2015, Mr. Berman served as Chairman of the Board and Chief Executive Officer of the Company and from October 24, 2007 to January 30, 2011, Mr. Berman served as President of the Company. Prior to October 24, 2007, Mr. Berman served as Executive Vice President of the Company. Pursuant to the terms of our employment agreement with Mr. Berman and subject to certain exceptions described therein, if the Corporate Governance and Nominating Committee fails to nominate or re-nominate Mr.

Berman as Chairman of the Board, or if the Board removes Mr. Berman as Chairman of the Board, Mr. Berman may terminate his employment within 120 days and receive certain benefits prescribed by the employment agreement. See “Executive Compensation: Compensation Tables – Potential Payments upon Termination or Change in Control – Employment Agreements with Messrs. Berman and Barton.”

Key Attributes, Experience and Skills: Mr. Berman has more than thirty years of experience in the automotive aftermarket industry and has been involved with the Company since its formation, including over 30 years in management of the Company. He has the requisite skills to serve in his executive capacities including particular skills and knowledge in marketing, finance, product development, vendor relations and strategic business management. Mr. Berman has the ability to connect industry trends, market events, strengths and weaknesses of competitors, the impact of new market entrants and the ability to define a strategic path. In addition, he has demonstrated the ability to convert a high-level strategy into an executable game plan. As a result of his positions with the Company, he also has intimate knowledge of the Company’s business, results of operations and financial condition which enables him to provide unique insights into the Company’s challenges, opportunities, risks and operations.

Mathias J. Barton has served as a director since January 2014. Mr. Barton joined the Company in November 1999 as Senior Vice President, Chief Financial Officer. He became co-President of the Company in February 2011, President in August 2013 and President and Chief Executive Officer in September 2015. Prior to joining the Company, Mr. Barton was Senior Vice President and Chief Financial Officer of Central Sprinkler Corporation, a manufacturer and distributor of automatic fire sprinklers, valves and component parts. From May 1989 to September 1998, Mr. Barton was employed by Rapidforms, Inc., a manufacturer of business forms and other products, most recently as Executive Vice President and Chief Financial Officer. Pursuant to the terms of our employment agreement with Mr. Barton and subject to certain exceptions described therein, if the Corporate Governance and Nominating Committee fails to nominate or re-nominate Mr. Barton as a director, or if the Board removes Mr. Barton as a director, Mr. Barton may terminate his employment within 120 days and receive certain benefits prescribed by the employment agreement. See “Executive Compensation: Compensation Tables – Potential Payments upon Termination or Change in Control – Employment Agreements with Messrs. Berman and Barton.”

Key Attributes, Experience and Skills: Mr. Barton is qualified to serve as a director of the Company based on his extensive knowledge of the Company’s business and the automotive aftermarket industry, his expertise in strategic business development and executive management, his knowledge of corporate finance, financial systems and reporting, accounting, and his integrity, energy, and leadership skills.

Mr. Gavin has served as a director since October 2016. Mr. Gavin was most recently a Senior Advisor with LLR Partners, LLC, a middle market, growth oriented private equity firm with $2.4 billion under management from 2010 to 2017 and had been Chairman of Strategic Distribution, Inc. (“SDI”), a leading maintenance, repair, and operations (MRO) supply firm from 2014 to 2017. Prior to holding his Chairman position at SDI, Mr. Gavin served as Chief Executive Officer and President of SDI during 2013. From 2007 to 2009, Mr. Gavin was the Vice Chairman of Drake Beam Morin, Inc. (“DBM”), an international career management and transitions management firm, and served as Chief Executive Officer and President of DBM during 2006. From 1996 to 2004, Mr. Gavin was employed by Right Management Consultants, Inc. (“RMCI”), a publicly traded global provider of integrated consulting solutions across the employment lifecycle. He served as RMCI’s President and Chief Operating Officer from January 1999 to January 2004 and as RMCI’s Executive Vice President, Business Development from December 1996 to December 1998. From 1978 to 1996, Mr. Gavin was employed by Arthur Andersen & Co. in various positions, where his last position was Partner-in-Charge, Manufacturing, Distribution and Consumer Products Practice. Mr. Gavin currently serves on the board of GMS Inc. (NYSE: GMS), a distributor of gypsum wall board and related building products in North America. Mr. Gavin has also served as a director of the following publicly held companies during the past five years: Interline Brands, Inc. from 2005 to 2012, CSS Industries, Inc. from 2007 to 2013 and DFC Global Corp from 2007 to 2014. Mr. Gavin currently serves on the Advisory Board of the Center for Corporate Governance at Drexel University in Philadelphia and on the boards of various privately held companies.

Key Attributes, Experience and Skills: Mr. Gavin is qualified to serve as a director of the Company because of his expertise with financial, accounting, strategic planning, mergers and acquisitions, human resources and career management matters, his extensive management and operational experience, his current and prior service on the board of directors of other publicly and privately held companies and his financial and accounting experience, including his experience as a certified public accountant with a nationally recognized public accounting firm.

Paul R. Lederer has served as a director since 1998. Prior to his retirement in 1998, Mr. Lederer was the Executive Vice President of Federal-Mogul Corporation, a global manufacturer of a broad range of non-discretionary parts primarily for automobiles, light trucks, heavy trucks, and farm and construction vehicles, from February 1998 to October 1998. From November 1994 to February 1998, Mr. Lederer was President and Chief Operating Officer of Fel-Pro Incorporated, a private manufacturer of gaskets and related products for the internal combustion engine, which was acquired by Federal-Mogul in 1998. Before joining Fel-Pro, he was a consultant to several automotive parts companies. Mr. Lederer is currently a director of O’Reilly Automotive, Inc. (Nasdaq: ORLY), an automotive parts distributor and retailer. Mr. Lederer has served two terms as a director of O’Reilly Automotive, from April 1993 to July 1997 and was appointed again in 2001. He currently serves as O’Reilly’s lead director, a position he has held since 2002.    It is expected that Mr. Lederer will retire from the O’Reilly board at O’Reilly’s 2018 annual meeting of shareholders, consistent with the O’Reilly board’s mandatory retirement age policy. Mr. Lederer is also a director of Maximus, Inc. (NYSE:MMS), a provider of program management and consultative services to state and local governments. He was a director of Proliance International, Inc. from 1995 to 2009 and a director of United Components, Inc. from 2003 to 2010.

Key Attributes, Experience and Skills: Mr. Lederer’s 40 plus years of executive experience in the automotive aftermarket industry makes him uniquely qualified to assess the Company’s strategies, goals, and objectives on behalf of its shareholders. He has a high degree of business acumen which enables him to synthesize and connect broad market trends, industry trends, and evolving customer needs.

Richard T. Riley has served as a director since March 2010. Mr. Riley served as a director of the LoJack Corporation, a publicly traded corporation and provider of tracking and recovery systems, from February 2005 until May 2013. In May 2012, Mr. Riley retired from the position of Executive Chairman of LoJack, a role held from December 2011 to May 2012. He previously served LoJack as Chairman, President, and Chief Executive Officer from May 2010 to December 2011, Executive Chairman from December 2008 to May 2010, Chairman and Chief Executive Officer from November 2006 to December 2008 and President and Chief Operating Officer from February 2005 to November 2006. Prior to joining LoJack Corporation, Mr. Riley served as an officer and director of New England Business Service, Inc., referred to as “NEBS,” then a public company listed on the New York Stock Exchange and a provider of products and services to assist small businesses manage and improve the efficiency of business operations. He served as President and Chief Operating Officer of NEBS from 2002 to 2003 and as President, Chief Executive Officer and Chief Operating Officer from 2003 to 2004. Prior to that, Mr. Riley served as a Senior Vice President of NEBS from 1998 to 2002, as President, NEBS Direct Marketing from 2001 to 2002, as President, Integrated Marketing Services from 2000 to 2001 and as President of Rapidforms, Inc. (acquired by NEBS in 1997) from 1992 to 2000. Mr. Riley served as a director of NEBS from 2002 to 2004. Mr. Riley was formerly a member of the audit practice at Arthur Andersen & Co. Mr. Riley serves as a member of the Board of Directors of (i) Cimpress N.V. (f/k/a VistaPrint) (Nasdaq: CMPR), a publicly held printing and graphic arts business, where he is Chairman of the Board and serves on both the Audit Committee and the Nominating and Corporate Governance Committee, and (ii) Tupperware Brands Corporation (NYSE: TUP), a publicly held global direct-to-consumer marketer of premium, innovative products across multiple brands and categories through an independent sales force, where he serves on the Audit, Finance and Corporate Responsibility Committee.

Key Attributes, Experience and Skills: Mr. Riley is an experienced leader in the automotive industry with a distinctive knowledge of the automotive products aftermarket. He draws his financial expertise from his experience at Arthur Andersen & Co, his service as an executive at each of LoJack and NEBS, and his service on the Audit Committees of Cimpress N.V. (f/k/a VistaPrint) and Tupperware Brands Corporation. He is skilled in finance, operations, corporate governance, mergers and acquisitions and strategic planning. Mr. Riley’s financial background as a certified public accountant, including his experience at Arthur Andersen & Co., provides financial expertise to the Board, including an understanding of financial statements, corporate finance, accounting and capital markets.

Kelly A. Romano has served as a director since November 2017. Ms. Romano has been an executive advisory board member of Gryphon Investors, a private equity firm focused on middle-market investment opportunities, since December 2016, and a senior advisory partner for Sand Oak Capital Partners, LLC, a private equity firm focused on industrial and manufacturing investments, since May 2016. In addition, since May 2016, Ms. Romano has been providing independent consulting services related to strategy, acquisitions, deal structure, and channel development for high technology small and mid-size companies. From 1984 to April 2016, Ms. Romano served in various capacities at United Technologies Corporation (“UTC”) (NYSE:UTX), a diversified company that provides high technology products and services to the building and aerospace industries. From September 2014 to April 2016, Ms. Romano served as President, Intelligent Building Technologies for the UTC Building & Industrial Systems business. From March 2012 to September 2014, Ms. Romano was at the UTC Corporate Office as Corporate Vice President, Business Development. From May 2011 to February 2012, Ms. Romano held the position of President, Global Security Products at UTC Fire & Security. She first joined UTC Fire & Security in January 2010 and held the role of Senior Vice President, Global Sales & Marketing from January 2010 to April 2011. Before joining UTC’s Fire & Security, Ms. Romano was employed by UTC’s Carrier Corporation for 25 years in various positions, including President, Building Systems & Services from January 2006 to December 2009 and President, Distribution Americas from November 2004 to January 2006. Ms. Romano currently serves on the boards of various privately held companies.

Key Attributes, Experience and Skills: Ms. Romano has extensive executive leadership experience and business acumen. Ms. Romano’s broad experience in the private equity market and at UTC provides her with a wide-ranging perspective in the areas of sales, marketing, manufacturing, distribution, mergers and acquisitions, management, operations, business development and strategy.

G. Michael Stakias has served as a director since September 2015. Mr. Stakias currently serves as President and Chief Executive Officer of Liberty Partners, a New York-based private equity investment firm. From 1980 to 1998, Mr. Stakias was a partner at Blank Rome LLP, Philadelphia, PA. His practice focused on the areas of corporate securities, mergers and acquisitions, private equity, and public and emerging growth companies. Prior to joining Blank Rome in 1980, Mr. Stakias served as Senior Attorney, Division of Corporation Finance, at the Securities and Exchange Commission, Washington, DC. Mr. Stakias currently serves on the Board of Directors of STV Group, Incorporated, a privately held architectural and engineering company and Whittle Schools & Studios, a privately held private school company. Mr. Stakias also serves on the Board of Directors of Concorde Career Colleges, Inc., Henley-Putnam University, and on the Board of Trustees of the College of William & Mary—Raymond A. Mason School of Business in Williamsburg, VA.

Key Attributes, Experience and Skills: Mr. Stakias’ qualifications to serve as a director of the Company include his extensive experience in private equity investment and capital markets and his expertise in corporate securities, mergers and acquisitions and corporate finance. Mr. Stakias’ experience in private equity provides him with considerable expertise in financial and strategic matters and his involvement with other entities throughout his career provides him with wide-ranging perspective and experience in the areas of management, operations, and strategy.

THE BOARD RECOMMENDS A VOTE “FOR”

THE ELECTION OF THE SEVEN NOMINEES LISTED ABOVE AS DIRECTORS.

Director Compensation

Our director compensation program is designed to provide competitive compensation to attract and retain high-quality outside directors. Our Compensation Committee periodically reviews the compensation of our non-employee directors and makes recommendations to our Board for adjustments. As part of this review, the Compensation Committee may solicit the input of outside compensation consultants. During 2016, the Compensation Committee asked Pay Governance, LLC, an independent compensation consultant, to provide a competitive analysis of the compensation we provide to our directors. As a result of that review and the Compensation Committee’s discussion, changes were made to our non-employee director compensation program in May 2016. No additional changes were made to our non-employee director compensation program for fiscal 2017. Accordingly, our non-employee director compensation program in fiscal 2017 included the following components:

•	an annual cash retainer of $60,000 ($80,000 for the Lead Director);

•	an equity grant of restricted stock in July 2017 with a grant date value of approximately $90,000 which will vest in full on the one year anniversary of the grant date; and

•	an additional annual cash retainer for services as a Committee Chair as follows:

•	Audit Committee Chair - $15,000;

•	Compensation Committee Chair - $7,500;

•	Corporate Governance and Nominating Committee - $7,500.

Director Compensation Table for Fiscal 2017

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on our Board during the fiscal year ended December 30, 2017. Directors who are our employees are not compensated for their services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
John J. Gavin	67,500	90,054	157,554
Paul R. Lederer	80,000	90,054	170,054
Edgar W. Levin(2)	25,405	—	25,405
Richard T. Riley	75,000	90,054	165,054
Kelly A. Romano(3)	10,000	59,995	69,995
G. Michael Stakias	67,500	90,054	157,554

(1)	The “Stock Awards” column represents the aggregate grant date fair value computed in accordance with ASC Topic 718 for awards of restricted stock granted under our 2008 Plan during fiscal 2017. We calculated the estimated fair value of the restricted stock awards using the closing price per share of our common stock on the grant date. See also Note 12 of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017. As of December 30, 2017, the aggregate number of unvested stock awards held by each non-employee director who served on our Board during fiscal 2017 was as follows: John J. Gavin – 1,088; Paul R. Lederer – 1,088; Edgar W. Levin – 0; Richard T. Riley – 1,088; Kelly A. Romano – 903; and G. Michael Stakias –1,088.
(2)	Mr. Levin retired from the Board on May 16, 2017. Accordingly, his annual retainer was pro-rated. Mr. Levin did not receive a stock award in fiscal 2017.
(3)	Ms. Romano was appointed to serve as a director on November 9, 2017. Accordingly, her annual retainer and stock award were pro-rated.

For services rendered in fiscal 2018, each of our non-employee directors will receive an annual retainer of $60,000 ($80,000 for the Lead Director) plus an annual restricted stock award with a grant date value of approximately $90,000 (which is expected to be issued in July 2018). In addition, (i) the chairman of the Audit Committee will receive an additional retainer of $15,000 and (ii) the chairman of the Compensation Committee and the chairman of the Corporate Governance and Nominating Committee will each receive an additional annual retainer of $7,500.

Our non-employee directors are subject to stock ownership guidelines which were adopted by our Compensation Committee effective as of January 1, 2015. Under the approved guidelines, our non-employee directors are each expected to own shares of our common stock with a value at least equal to three times the annual board retainer that we pay such director for regular service on the board. Each non-employee director is required to comply with these guidelines within five years following the later of (i) his or her date of first election to the board, or (ii) January 1, 2015.

Executive Compensation: Compensation Discussion and Analysis

The following discussion provides an analysis of our compensation program for the executive officers named in the Summary Compensation Table below and discusses the material factors involved in our decisions regarding the compensation of the following named executive officers:

•	Steven L. Berman, Executive Chairman, Secretary and Treasurer

•	Mathias J. Barton, Chief Executive Officer and President

•	Jeffrey L. Darby, Senior Vice President, Sales and Marketing

•	Kevin M. Olsen, Executive Vice President, Chief Financial Officer

•	Michael B. Kealey, Executive Vice President, Commercial

The following discussion cross-references those specific tabular and narrative disclosures that appear following this subsection where appropriate. You should read this Compensation Discussion and Analysis in conjunction with such tabular and narrative disclosures.

Fiscal 2017 Performance Summary

We are committed to pay for performance. Our executive compensation program is designed to support our business goals and promote profitable growth of the Company and growth in shareholder value. Total compensation for each named executive officer varies with individual performance and the Company’s performance in achieving financial and non-financial objectives.

Our financial and operational results are reflected in our executive compensation for fiscal 2017. Our executive compensation advances our goals of recruitment and retention, and promotes both short-term and long-term performance of our executive officers. As seen in the chart below, in fiscal 2017, we again delivered growth in net income and diluted earnings per share.

	Fiscal 2017 ($ in millions except for per share amounts)	Fiscal 2016 ($ in millions except for per share amounts)	Change (%)
Net Sales	$903.2	$859.6	5
Net Income	$106.6	$106.0	1
Diluted Earnings Per Share	$3.13	$3.07	2

For further discussion of our financial performance for the fiscal year ended December 30, 2017, please see “Part II — Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended December 30, 2017.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to promote the successful implementation of our annual strategic plan as approved by the Board as well as long-term growth and profitability of the Company which is intended to enhance shareholder value. Our overall executive compensation program is designed to achieve the following objectives:

•	To align the interests of our named executive officers with those of our shareholders by tying a significant portion of compensation to the Company’s financial performance;

•	To link a portion of compensation to the achievement of our annual and long-term financial and other goals;

•	To compensate the Company’s named executive officers in a manner that reflects their experience, responsibilities and contributions to the annual and long-term growth and development of the Company and to retain the services of the executive officers that successfully contribute to our annual and long-term goals;

•	To encourage experienced, talented executives to join the Company; and

•	To motivate our executives to continue to provide excellent performance year after year.

We believe that our program focuses management’s attention on achieving both annual performance targets and profitable growth over a longer time period as established by the Board.

We believe it is important that our executive compensation program be competitive and attractive when compared to the compensation programs of peers within our industry with which we compete for executive talent. We must be able to attract and retain skillful and knowledgeable management to lead the Company and poise the Company for future growth while at the same time being mindful of our responsibility to shareholders to control costs. Our compensation philosophy reflects a commitment to compensate executives competitively with other companies in the industry while rewarding specific executives for achieving levels of operational excellence and financial returns that seek to ensure positive short and long-term business performance and continual growth in shareholder value.

We believe that total amounts of compensation should generally reflect an executive’s experience, skill, knowledge, responsibility and individual contributions to the overall success of the Company. Amounts should typically increase with increases in an executive’s functional role and his or her ability to affect our performance results. As position and responsibility increase within the Company, a greater portion of the executive’s total compensation generally becomes performance-based pay contingent upon the achievement of performance objectives established by the Compensation Committee.

We believe that equity compensation is an excellent way to encourage our executive officers to act in the best interests of our shareholders and to create an environment of shared risk between our named executive officers and our shareholders. Historically, we have provided our named executive officers with equity awards in connection with our new hire process and for promotions awards. In addition, we provide our executive officers with long-term incentives in the form of incentive or non-qualified stock options, grants of time-vested restricted stock and grants of performance-based restricted stock awards. Shareholders are being asked to approve the Dorman Products, Inc. 2018 Stock Option and Stock Incentive Plan (the “2018 Plan”), which plan will also provide us the ability to issue stock appreciation rights and restricted stock units. See “Proposal III: Approval of the Dorman Products, Inc. 2018 Stock Option and Stock Incentive Plan.”

Mix of Total Compensation

Our 2017 executive compensation is substantially focused on variable compensation, which includes a bonus opportunity under our Executive Cash Bonus Plan and the economic value of equity awards granted under our 2008 Plan. The following table illustrates the target percentage of each compensation element as compared to target total compensation for each of our named executive officers for 2017. For purposes of this discussion, total compensation means the sum of base salary, annual cash incentive compensation, and long-term incentive compensation. The percentage of target compensation is calculated by dividing (i) the value of each target compensation element by (ii) the value of target total compensation. Note that the target percentages reflected in the table are based on target compensation amounts and therefore may not match the values reflected in the “Summary Compensation Table.”

Name and Title	Salary	Executive Cash Bonus Plan (1)	Long-Term Equity Incentives (2)	Total Compensation
Steven L. Berman	38%	38%	24%	100%
Mathias J. Barton	36%	34%	29%	100%
Jeffrey L. Darby	33%	17%	49%	100%
Michael B. Kealey(3)	44%	32%	24%	100%
Kevin M. Olsen(4)	48%	26%	26%	100%

(1)	The percentage in the Executive Cash Bonus Plan column assumes (i) target level attainment under the annual cash bonus awards for each of our named executive officers, and (ii) a cash value of the long-term bonus awards actually earned by each of Messrs. Berman, Barton, Darby and Kealey (as there was no target level set for this compensatory element). The Compensation Committee decided to pay the long-term bonus in equity.
(2)	The long-term incentive equity awards consist of (i) options and performance-based restricted stock for each of our named executive officers and (ii) time-vested restricted stock for Mr. Darby. The percentages are based on the grant date fair value of the total long-term incentives granted to each of our named executive officers in 2017. Where applicable, the grant date fair value was based upon the probable outcome of the performance conditions on the grant date with the probable outcome assumed to be at target level attainment.
(3)	Effective as of June 8, 2017, Mr. Kealey’s salary was increased to $425,000. The target percentages for Mr. Kealey are based on a base salary of $425,000.
(4)	Effective as of June 8, 2017, Mr. Olsen’s salary was increased to $425,000. The target percentages for Mr. Olsen are based on a base salary of $425,000.

Determining Executive Compensation

As outlined in the Compensation Committee Charter, the Compensation Committee is responsible for annually reviewing and approving executive compensation. The Compensation Committee annually reviews and approves the compensation of our executive officers (subject to the terms of any applicable employment agreements). The Compensation Committee works together with management to establish strategic plans and business performance targets and objectives against which management will be measured for each fiscal year. Following completion of this process, the Compensation Committee reviews and approves the corporate goals and objectives used to compensate each of the Chief Executive Officer and the Executive Chairman and evaluates their respective performances in light of those goals and objectives. With respect to the other executive officers’ compensation, the Chief Executive Officer provides the Compensation Committee with his evaluation of the performance of each of the other executive officers, and recommends increases in salary as well as bonus levels, and the amount of equity awards (if any) for consideration by the Compensation Committee.

Compensation decisions for individual named executive officers are the result of the subjective analysis of a number of factors, including the executive officer’s performance, long-term potential, responsibilities, experience, skills, tenure with the Company, historical compensation amounts, competitive pay practices generally, the financial performance of the Company and general economic conditions. In making individual compensation decisions, the Compensation Committee relies on the judgment and experience of its members as well as information that was reasonably available to committee members, including, but not limited to, comparable company data. In addition to these factors, the Compensation Committee also considers internal comparisons of pay within the executive group.

The Compensation Committee also reviews and approves and, where appropriate, recommends to the Board for its approval, any executive employment agreements or amendments, severance arrangements, change in control arrangements, and any special or supplemental benefits for the Chief Executive Officer and other executive officers, in each case as, when, and if appropriate.

The Compensation Committee also approves participation in, and all awards, grants and related actions under, our equity plans for our Chief Executive Officer and our other executive officers. In addition, the Compensation Committee approves profit sharing that is contributed to the 401(k) Retirement Plan, administers the Dorman Products, Inc. Non-Qualified Deferred Compensation Plan, referred to as the “Non-Qualified Deferred Compensation Plan,” and the Executive Cash Bonus Plan, and will certify payments to participants under the Executive Cash Bonus Plan and the 2008 Plan.

Role of Our Compensation Consultant

The Compensation Committee has the authority under its charter to retain compensation consultants. To assist in carrying out its responsibilities, the Compensation Committee has from time to time retained consultants to provide independent advice on executive compensation and to perform specific tasks as requested by the Compensation Committee. The consultants reported directly to the Compensation Committee. The Compensation Committee reviews and assesses the independence and performance of any consultant then engaged on an annual basis in order to confirm that the consultant is independent and meets all applicable regulatory requirements.

The Compensation Committee engaged Pay Governance LLC, an independent compensation consultant, referred to as “Pay Governance,” in October of 2016 to perform a market-based analysis of our executive compensation and to provide advice regarding compensation practices for our executives. The fiscal 2016 recommendations of Pay Governance are reflected in the Company’s fiscal 2017 executive compensation program.

In conducting its analysis, Pay Governance:

•	confirmed the responsibilities for each of our executives;

•	compiled appropriate survey sources;

•	gathered and analyzed competitive compensation data from both surveys and the most recent proxy statements for the comparator peer group, referred to as the “Peer Companies” (see table below); and

•	developed competitive compensation rates for each position.

Pay Governance does not provide any services to the Company other than advice for the Compensation Committee regarding executive and director compensation. The Compensation Committee has assessed the independence of Pay Governance pursuant to SEC rules and concluded that no conflict of interest exists.

Competitive Market Pay Information

In October 2016, the Compensation Committee, with the assistance of Pay Governance, conducted a review of the market competitiveness of our executive compensation. In order to assess our executive compensation, the Compensation Committee, with the assistance of Pay Governance, reviewed competitive compensation data from the Towers Watson’s 2016 General Industry Top Management Compensation Survey. The Towers Watson Survey contained data from over 200 companies from a wide variety of industries and included a sample of firms comparable to the Company in terms of revenue and industry.

In addition, the Compensation Committee, with the assistance of Pay Governance, reviewed the compensation of our executive officers as compared to the compensation of executives at the Peer Companies in the table below. The development of an appropriate comparator peer group involves a balanced approach that focuses on size (revenue, net income, market capitalization and/or enterprise value) and sector (industry/business competitors). In October 2016, our comparator peer group was reviewed by the Compensation Committee with the assistance of Pay Governance. Based on such review, the Compensation Committee approved the deletion of Fuel Systems Solutions, Inc., LKQ Corp., LoJack Corp., and Strattec Security Corp. from the Company’s comparator peer group. In addition, also based on such review, the Compensation Committee approved the addition of the following companies to the comparator peer group: HEICO Corporation, Horizon Global Corporation and Gentherm Incorporated. The comparator peer group changes were made to better balance the size and industry of the comparator peer group as compared to our Company. Set forth below is the Peer Companies selected by the Compensation Committee for use in setting fiscal 2017 executive compensation:

Drew Industries, Inc.	Shiloh Industries Inc.

Gentex Inc.	Spartan Motors Inc.

HEICO Corporation	Standard Motor Products Inc.

Horizon Global Corporation	Stoneridge Inc.

Gentherm Incorporated	Superior Industries International, Inc.

Motor Car Parts of America, Inc.

The Compensation Committee believes that the Towers Watson Survey and the compensation data related to companies in our Peer Companies constituted appropriate guidelines for it to compare proposed pay levels for our named executive officers with those of other companies. The purpose of using this data was to assist the Compensation Committee in assessing whether our proposed executive compensation was competitive. The Compensation Committee considered these data only as a guidepost to their evaluation of proposed compensation amounts, and there was no mandate that any actual compensation paid must fall within any set range. Our Compensation Committee and the Board believe that using the market comparative data in this manner was useful in establishing an appropriate and competitive compensation structure.

The Components of the Executive Compensation Program

Elements of compensation for our executives include the following components:

•	base salary;

•	an annual performance-based cash award and long-term performance-based award under our Executive Cash Bonus Plan;

•	discretionary cash bonuses;

•	equity incentive awards in the form of stock options, restricted stock awards and performance-based restricted stock awards under our 2008 Plan; and

•	other compensation, including participation in our 401(k) Retirement Plan, our Non-Qualified Deferred Compensation Plan, perquisites and other personal benefits, and post-employment compensation.

Base Salary. Base salary reflects amounts paid during the year to our executive officers as direct compensation for their services to the Company as well as to reward our executive officers for their individual performance and to encourage them to higher levels of performance. We also use our base salary to attract and retain top quality executives and other managers from other companies. Base salaries and increases to base salaries recognize individual performance, the amount of experience, the importance of, and skills required in, the executive officer’s position, responsibility and expected contributions of each executive.

The Compensation Committee establishes and approves annual base salaries for all of the executive officers of the Company, other than those set by agreement. On December 28, 2015, in connection with the appointments of Mr. Barton as Chief Executive Officer and Mr. Berman as Executive Chairman, we entered into an employment agreement with Mr. Barton and amended and restated Mr. Berman’s employment agreement. The base salaries of Mr. Berman and Mr. Barton for fiscal 2016 were negotiated as part of entering into the new employment agreements. Such base salaries can be increased, but not decreased, over the term of the agreements in the discretion of the Compensation Committee. For example, the Compensation Committee increased Mr. Barton’s base salary for fiscal 2017. Base salaries of the other named executive officers are set annually at levels that we determine adequately reward and retain capable executives, including without targeting any specific quartile of any compensation survey data for total compensation or any component of total compensation.

For fiscal 2017 (effective February 26, 2017) our Compensation Committee authorized the following annual base salaries for the named executive officers listed below:

Name	Base Salary($)
Steven L. Berman	360,000
Mathias J. Barton	700,000
Jeffrey L. Darby	375,000
Michael B. Kealey(1)	390,000
Kevin M. Olsen(2)	405,000

(1)	On June 8, 2017, Mr. Kealey was promoted to Executive Vice President, Commercial, and his salary was increased to $425,000. Accordingly, his actual fiscal 2017 salary was $403,654.
(2)	On June 8, 2017, Mr. Olsen was promoted to Executive Vice President, Chief Financial Officer, and his salary was increased to $425,000. Accordingly, his actual fiscal 2017 salary was $414,039.

Performance-Based Bonuses. We use performance-based bonuses to reward eligible employees at the manager level and above, including our named executive officers, for our financial performance. The performance-based bonus program provides for bonuses which reward our executives for the successful achievement of our annual and long-term financial performance objectives. The Compensation Committee believes that awards under the Executive Cash Bonus Plan assist the Company in motivating and retaining executive talent whose abilities and leadership skills are critical to the Company’s long-term success.

In December 2009, our Board unanimously approved the Executive Cash Bonus Plan, which provided for incentive payments to executives who may be impacted by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Our Executive Cash Bonus Plan, including the business criteria upon which performance measures are based, was approved by our shareholders on May 20, 2010. In addition, on May 16, 2014, our shareholders approved updated material terms of the performance goals under the Executive Cash Bonus Plan.

Our Executive Cash Bonus Plan was designed to provide a direct link between performance and compensation for our top executives. Additionally, the plan was intended to qualify certain components of compensation paid to these executives for tax deductibility under Section 162(m) of the Code. The maximum aggregate bonus amount that may be paid in any single year to any participant under the Executive Cash Bonus Plan is $2,000,000.

Historically, Section 162(m) generally disallowed a federal income tax deduction to any publicly held corporation for non-performance-based compensation paid in excess of $1,000,000 in any taxable year to the Chief Executive Officer or certain other highly compensated executive officers. The Compensation Committee historically structured awards under the Executive Cash Bonus Plan so that compensation under the plan could qualify as “performance-based compensation” eligible for continued deductibility. For tax years beginning after December 31, 2017, the Section 162(m) exemption for performance-based compensation discussed above has been repealed meaning that no taxable compensation paid to our covered executive officers in excess of $1,000,000 will be deductible unless the compensation qualifies for transition relief available to compensation arrangements payable pursuant to a binding written agreement in effect on November 2, 2017. The fiscal 2017 awards under the Executive Cash Bonus Plan were outstanding as of November 2, 2017 pursuant to a binding written agreement. Therefore, the fiscal 2017 awards will be exempt from the deduction limit. Cash bonus awards, performance-based or not, granted after December 31, 2017 which result in compensation for our named executive officers in excess of $1,000,000 will not be deductible.

The awards for fiscal 2017 under the Executive Cash Bonus Plan had two components: (i) an annual performance-based cash award based on our fiscal 2017 adjusted pre-tax income, referred to as the “annual cash bonus;” and (ii) a long-term performance-based award based on our compounded three-year growth in adjusted pre-tax pre-bonus income, referred to as the “long-term bonus.” For fiscal 2017 (i) each of our named executive officers received an annual cash bonus, and (ii) each of Messrs. Berman, Barton, Darby and Kealey received a long-term bonus.

For purposes of the annual cash bonus, “adjusted pre-tax income” means the Company’s consolidated pre-tax income before “unusual items.” “Unusual items” include (a) non-recurring items generally excluded from earnings per share and EBITDA and by institutional investors or analysts when evaluating the Company’s performance, such as one-time gains from asset sales, dispute or litigation charges or recoveries, impairment charges, acts of God and restructuring charges, but including normal provisions for slow moving and obsolete inventory and accounts receivable, (b) any acquisitions, divestitures, discontinuance of business operations, or restructuring, (c) the cumulative effect of any accounting changes, and (d) any “extraordinary items” as determined under generally accepted accounting principles. The Compensation Committee believes that basing performance on adjusted pre-tax income focuses management’s attention on revenue growth and profitability which are key drivers in building shareholder value.

For purposes of the long-term bonus, “adjusted pre-tax pre-bonus income” means the Company’s consolidated pre-tax income before executive bonus expense and before “unusual items.” “Unusual items” include (a) non-recurring items generally excluded from earnings per share and EBITDA and by institutional investors or analysts when evaluating the Company’s performance, such as one-time gains from asset sales, dispute or litigation charges or recoveries, impairment charges, acts of God and restructuring charges, but including normal provisions for slow moving and obsolete inventory and accounts receivable, (b) any acquisitions, divestitures, discontinuance of business operations, or restructuring, (c) the cumulative effect of any accounting changes, and (d) any “extraordinary items” as determined under generally accepted accounting principles.

For fiscal 2017, for purposes of the annual cash bonus, our Compensation Committee set threshold, target, and maximum annual performance-based bonus award levels for each of our named executive officers based on our annual operating budget. The Compensation Committee believes the design of the fiscal 2017 annual cash bonus aligns the performance measure targets to the Company’s strategic plan and incentivizes management to focus on achieving financial goals that are aligned with the Company’s operating budget.

For fiscal 2017, the Compensation Committee set the following target annual cash bonus award, as a percentage of base salary, for each of our named executive officers:

Name	Target (% of Base Salary)
Steven L. Berman	60%
Mathias J. Barton	60%
Kevin M. Olsen	55%
Michael B. Kealey(1)	40%
Jeffrey L. Darby	35%

(1)	On June 8, 2017, Mr. Kealey was promoted to Executive Vice President, Commercial, and his target annual cash bonus award, as a percentage of base salary, was increased to 55%.

There would be no annual cash bonus payout if adjusted pre-tax income did not meet the threshold level. Payout level at threshold would be at 50 percent of target. Achievement between specified performance levels would result in a payout based on straight-line interpolation. In addition, the annual cash bonus award had a cap in fiscal 2017 of 200 percent of target as a maximum award level for our named executive officers.

The following table sets forth the fiscal 2017 financial performance measure threshold, target and maximum amounts and the actual results:

Measure	Threshold	Target	Maximum	Actual
(in thousands) Adjusted pre-tax income	$168,391	$181,020	$217,272	$177,365	(1)

(1)	As it related to adjustments for unusual items, fiscal 2017 pre-tax income was adjusted by excluding MAS Automotive Distribution Inc.’s pre-tax income and $1.0 million of diligence and integration charges related to the MAS Automotive Distribution Inc. acquisition.

For fiscal 2017, the Compensation Committee retained the structure and the performance metric of the long-term bonus under the Executive Cash Bonus Plan. It is the Compensation Committee’s intention to discontinue the long-term bonus award and replace such element of executive compensation with performance-based restricted stock or restricted stock unit awards which will vest (if at all) after the completion of a three-year performance period. The Compensation Committee granted such performance-based restricted stock awards in fiscal 2016 and fiscal 2017. The first payout under such three year performance-based restricted stock awards will occur, if the performance goals are achieved, in fiscal 2019. See “ – Equity Awards – Performance-Based Restricted Stock Awards.” To serve as a transition from a one-year payout design of the long-term bonus to a three-year payout design of the performance-based restricted stock awards, the Compensation Committee continued the long-term bonus award under the Executive Cash Bonus Plan for fiscal 2016 and fiscal 2017.

With respect to the long-term bonus, the amount of bonus paid to each named executive officer who received long-term bonus awards under the Executive Cash Bonus Plan in fiscal 2017 was computed by multiplying the named executive officer’s annual base salary for fiscal 2017 by the Three Year Bonus Percentage. For purposes of the long-term bonus, the “Three Year Bonus Percentage” was equal to the applicable long-term bonus factor for each executive level set forth in the table below multiplied by the compounded three-year growth in adjusted pre-tax pre-bonus income. The compounded three-year growth in adjusted pre-tax pre-bonus income was computed by comparing the adjusted pre-tax pre-bonus income for fiscal 2017 to the adjusted pre-tax pre-bonus income for fiscal 2014.

Executive Level	Applicable Factors
Executive Chairman	5
CEO and President	4
Executive Vice President	2
Senior Vice President	2

The compounded three-year growth in adjusted pre-tax pre-bonus income was 8.3%. As it related to adjustments for unusual items, (i) fiscal 2017 pre-tax pre-bonus income was adjusted by excluding MAS Automotive Distribution Inc.’s pre-tax income and $ 1.0 million of diligence and integration charges related to the MAS Automotive Distribution Inc. acquisition; and (ii) fiscal 2014 pre-tax pre-bonus income was adjusted for a $1.0 million reduction in earn-out payable in connection with our May 2013 acquisition of Re-Involt Technologies, Inc.

The Compensation Committee has the right to reduce (but not increase) awards issued under the Executive Cash Bonus Plan in its discretion, even if the performance measures have been attained. However, the Compensation Committee determined not to exercise negative discretion to reduce the fiscal 2017 awards. For fiscal 2017, based on the formula described above, the Compensation Committee issued annual cash bonuses of $185,760, $361,200, $112, 875, $201,025 and $201,025 to each of Messrs. Berman, Barton, Darby, Kealey and Olsen, respectively. The long-term bonus was payable in cash or equity (pursuant to the 2008 Plan) at the discretion of the Compensation Committee. For fiscal 2017, based on the formula described above, long-term bonuses of $149,851, $233,102, $62,438 and $70,763 were earned by each of Messrs. Berman, Barton, Darby and

Kealey, respectively. For fiscal 2017, the Compensation Committee decided to pay the long-term bonus in equity. The number of shares issued was determined by dividing the cash value of the long-term bonuses earned by the fair market value of the Company’s common stock on the seventh trading day following the date of the Company’s release of year-end financial results. Accordingly, each of Messrs. Berman, Barton, Darby and Kealey were issued 2,065, 3,213, 861 and 975 shares of common stock, respectively.    Such annual cash bonuses and long-term bonuses were paid in the first quarter of fiscal 2018.

Discretionary Cash Bonuses. In addition to the performance-based bonuses described above, the Compensation Committee has the authority to award discretionary cash bonuses. This type of bonus has been used to reward executive officers for exemplary performance during the year and to attract and recruit qualified candidates. The Compensation Committee considers the following factors in determining the amount of discretionary bonus payable to an executive officer, if any: the Company’s overall performance in light of economic conditions experienced during the fiscal year, the executive’s contribution to the Company’s annual and long-term strategic objectives, including maximizing shareholder value, the quality of the executive’s work, and the general success of the Company, as well as the officer’s contribution to specific strategic initiatives as may be measured in ways different from the performance criteria identified above. Discretionary bonus amounts, if any, are paid in the first quarter of the year following the year in which the bonus was earned. There were no discretionary cash bonuses paid to our named executive officers for fiscal 2017.

Equity Awards. Compensation may be awarded to our executive officers in the form of equity-based awards. Equity awards, which are issued pursuant to our 2008 Plan, can focus our executive officers on our key long-term financial and strategic objectives and encourage them to take into account our and our shareholders’ long-term interests through ownership of our common stock. Awards made under our 2008 Plan recognize an executive’s contribution to our overall corporate performance and provide a financial incentive to them to achieve our long-term goals.

Our 2008 Plan is designed to provide the Compensation Committee the flexibility to award long-term equity compensation incentives from several types of equity-based awards, including restricted stock and stock options. From time to time, we have provided our executive officers with long-term incentives in the form of incentive or non-qualified stock options and grants of time-vested restricted stock. The time-vesting element of these equity awards is structured as an incentive for continued employment and to align the interest of our officers with those of shareholders. Recently, the Compensation Committee began awarding performance-based restricted stock awards to our executive officers. The Compensation Committee intends to continue to provide our named executive officers with performance-based awards. Historically, the performance-based awards, including the fiscal 2017 performance-based restricted stock awards, were structured to qualify as “performance-based compensation” eligible for tax deductibility under Section 162(m) of the Code. As discussed above, the exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The performance-based restricted shares awarded in 2016 and 2017 under the 2008 Plan were outstanding as of November 2, 2017 pursuant to a binding written agreement. Therefore, such awards will be exempt from the deduction limit. Performance-based awards granted in the future will not be eligible for deductibility.

Historically, we have also provided our executive officers with equity awards in connection with new hires and promotions. We customarily make such equity grants on or soon after the initial date of hire or date of promotion. As such equity awards are intended as an incentive for employment, the amount of each equity award may vary from executive to executive depending on the particular circumstances. Typically, the amount of the equity award is based upon, among other things, the experience, expertise and responsibility of each executive officer, the financial performance of the Company and such other factors as deemed appropriate, consistent with our previously described compensation philosophy. In addition, with respect to new hires, an initial grant made on or soon after the date of hire serves to help recruit new executives.

Options. For fiscal 2017, our Compensation Committee granted time-vested options to each of our named executive officers.

In February 2017, the Compensation Committee awarded our named executive officers options to purchase shares of our common stock. The options vest 25% a year, beginning with the first anniversary of the date of grant, and expire on the fifth anniversary of the date of grant. Such options have value to the recipient only if the Company’s stock price appreciates, which the Compensation Committee believes enhances our pay-for-performance philosophy of executive compensation.

Messrs. Olsen and Kealey were granted additional options to purchase shares of our common stock in June 2017 in connection with each of their promotions to Executive Vice President. The options awarded to each of Messrs. Olsen and Kealey also vest 25% a year, beginning with the first anniversary of the date of grant, and expire on the fifth anniversary of the date of grant.

The number of shares subject to options issued to our named executive officers in fiscal 2017 is set forth in the “Executive Compensation: Compensation Tables — Grants of Plan Based Awards for Fiscal 2017” table

Performance-Based Restricted Stock Awards. For fiscal 2017, our Compensation Committee granted performance-based restricted stock to each of our named executive officers.

In February 2017, the Compensation Committee awarded our named executive officers a target number of performance-based restricted shares that are earned if certain performance goals are achieved in a specified time period. The performance-based restricted stock awards provide our executive officers with a strong incentive for achieving specific financial results that support our goal for creating long-term shareholder value. The performance-based restricted stock will vest (if at all) after the completion of a three-year performance period. Based on the performance at the end of the three-year period, our named executive officers may earn less or more than the target award granted. The performance period for the performance-based restricted shares awarded in 2017 (the “2017 PRSs”) is from January 1, 2017 through December 28, 2019 (the “2017-2019 performance cycle”). For the 2017 PRSs, the performance metric is the Company’s three-year compounded annual growth rate (“CAGR”) in adjusted pre-tax income. The Compensation Committee selected CAGR in adjusted pre-tax income to focus management’s attention on long-term revenue growth and profitability which are key drivers in building shareholder value.

The number of performance-based restricted shares that vest and convert to shares of common stock can range from 0% to 200% of the number of performance-based restricted shares awarded depending on the Company’s performance during the performance period. The Compensation Committee has assigned target, threshold and maximum values to the performance metric. In setting the performance metric values, the Compensation Committee desired to challenge our management by setting target levels that, while achievable, would represent significant growth in our business over a three-year period. In setting the maximum levels, the Compensation Committee intended for such levels to present a substantial challenge for our executive officers, thereby creating a strong incentive to produce superior results.

The threshold level of CAGR in adjusted pre-tax income must be met in order for any shares to vest under the 2017 PRSs. At threshold, 50 percent of the target number of performance-based restricted shares will vest and at maximum, 200 percent of the target number of performance-based restricted shares will vest. The number of shares that vest if performance is between the threshold, target and maximum levels will be determined using straight line interpolation. The Compensation Committee will make a determination of the final payouts under the 2017 PRSs in the first quarter of the year following the end of the performance period.

In June 2017, Messrs. Olsen and Kealey were granted additional 2017 PRSs in connection with each of their promotions to Executive Vice President. The number of shares subject to the 2017 PRSs issued to our named executive officers is set forth in the “Executive Compensation: Compensation Tables — Grants of Plan Based Awards for Fiscal 2017” table.

For purposes of these performance-based restricted stock awards, “adjusted pre-tax income” means the Company’s consolidated pre-tax income before “unusual items.” “Unusual items” include (a) non-recurring items generally excluded from earnings per share and EBITDA and by institutional investors or analysts when evaluating the Company’s performance, such as one-time gains from asset sales, dispute or litigation charges or recoveries, impairment charges, acts of God and restructuring charges, but including normal provisions for slow moving and obsolete inventory and accounts receivable, (b) any acquisitions, divestitures, discontinuance of business operations, or restructuring, (c) the cumulative effect of any accounting changes, and (d) any “extraordinary items” as determined under generally accepted accounting principles.

Time-Vested Restricted Stock Awards. In addition, in August 2017, the Compensation Committee granted a time-vested restricted stock award to Mr. Darby. Such award vests at a rate of twenty percent (20%) a year, beginning on the first anniversary of the date of grant. The August award was granted to Mr. Darby as additional incentive for Mr. Darby’s employment and as compensation for his favorable performance as Senior Vice President, Sales and Marketing. The number of shares subject to the time-vested restricted stock award issued to Mr. Darby is set forth in the “Executive Compensation: Compensation Tables — Grants of Plan Based Awards for Fiscal 2017” table.

401(k) Retirement Plan. All of our employees, including our executive officers, are entitled to participate in the Company’s 401(k) Retirement Plan and to receive a portion of the Company’s voluntary contribution in either cash or shares of the Company’s common stock in accordance with the terms of the 401(k) Retirement Plan. We offer the 401(k) Retirement Plan, including the Company’s voluntary contribution, to enhance our ability to attract and retain talented executives and other key employees and to encourage them to systematically save for retirement.

The 401(k) Retirement Plan is administered by a third-party administrator and is available to all employees once they satisfy certain age and service requirements. Individual accounts are maintained for the cash contributions made on behalf of each eligible employee and each eligible employee has a choice of investment options from among a variety of mutual funds and professionally managed accounts as to the contributions to the account. There are two types of contributions to the 401(k) Retirement Plan: (1) voluntary employee contributions which we deduct from each participating employee’s compensation (subject to certain limits established by law); and (2) a company discretionary contribution made in cash, common stock or a combination thereof, which is determined by multiplying the percentage approved by the Compensation Committee by the employee’s annual compensation.

Benefits are payable at age 65 (normal retirement), total disability, death, or upon early employment termination. There are vesting requirements for our contributions, but not for the officer’s voluntary contributions. The vesting schedule provides for 20% vesting each year after one year of service, with 100% vesting at six years or more.

For fiscal 2017, we contributed an amount equal to four percent of each eligible officer’s annual compensation (with certain limitations to highly compensated employees). Our contribution was funded entirely in cash.

Non-Qualified Deferred Compensation Plan. On January 25, 2011, our Compensation Committee approved a Non-Qualified Deferred Compensation Plan. All of our executive officers are eligible to participate in the Non-Qualified Deferred Compensation Plan. Our Non-Qualified Deferred Compensation Plan is intended to benefit a select group of our highly compensated contributors who are key to our future success and to help attract and retain management talent going forward. Our Non-Qualified Deferred Compensation Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding and fiduciary requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Non-Qualified Deferred Compensation Plan is intended to comply with Section 409A of the Code.

Under our Non-Qualified Deferred Compensation Plan, a participant may contribute, on a tax deferred basis, 25% of his base salary and 90% of his bonus annually. A participant’s account is notionally invested in one or more investment funds and the value of the account is determined with respect to such investment allocations. The minimum deferral period is two years for in-service accounts. Each participant is 100% vested in all of his deferred contributions plus any earnings or losses on the investment of such deferrals. Deferred amounts will be distributed, either in lump sum or in equal installments up to five years depending upon the participant’s balance, upon the occurrence of the following events: (i) the first day of the seventh month after separation of employment, (ii) on a specified date selected by the participant after a minimum deferral period, (iii) death, (iv) disability (as defined by Section 409A of the Code), or (v) the occurrence of an “unforeseen emergency” as defined in the Non-Qualified Deferred Compensation Plan. Although the Non-Qualified Deferred Compensation Plan permits discretionary employer contributions, we have not yet made a contribution to the plan.

In order for our Non-Qualified Deferred Compensation Plan to comply with the applicable requirements of the Code, amounts deferred by our executive officers must remain as employer assets, subject to the claims of the general creditors in the event of bankruptcy or forced liquidation of the Company.

Agreements with Named Executive Officers. In connection with the appointments of Mr. Barton as Chief Executive Officer and Steven Berman as Executive Chairman, we entered into an employment agreement with Mr. Barton and amended and restated Mr. Berman’s employment agreement, each effective as of December 28, 2015. In negotiating the agreements, the Compensation Committee analyzed the terms of employment arrangements for comparable executives employed by other publicly held companies. The Compensation Committee also considered each executive officer’s responsibilities and contributions to our strategic business development, as well as our aggregate potential obligations under each employment agreement, including payments to an executive upon termination of employment. See “Executive Compensation: Compensation Tables —Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables” for a discussion of the employment agreements with our named executive officers.

In addition to the employment agreements with Messrs. Barton and Berman, we have agreed to provide Mr. Darby, in the event of Mr. Darby’s termination for events outside of Mr. Darby’s control, with a severance payment equal to 50% of his then current base salary per month for the twelve consecutive months following his last day of employment.

Post-Employment and Change in Control Benefits. Under the employment agreements with Messrs. Barton and Berman and the severance arrangement with Mr. Darby, severance payments provided by us include a salary continuation component over a specified term. In addition, the employment agreements with Messrs. Barton and Berman provide for annual cash payments in the amount of $150,000 in lieu of annual bonuses over a specified term and continued medical, dental, vision and hospitalization insurance benefits. See “Executive Compensation: Compensation Tables — Potential Payments upon Termination or Change in Control” for a summary of the termination provisions in the employment agreements with Messrs. Barton and Berman. Severance benefits may also include the accelerated vesting of equity awards. The severance arrangement with Mr. Darby provides for severance payments in the event of termination for events outside of his control.

Generally speaking, we provide severance to our executives to give them financial security in the event they suffer an involuntary termination other than for cause. The payment of the severance benefits is linked to our compensation philosophy of encouraging the retention of our executives that successfully contribute to our annual and long-term goals.

Perquisites and other Benefits. We annually review the perquisites that our executive officers receive. All members of senior management, including our executive officers, are eligible to participate in the Company’s other benefits plans on the same terms as our other employees, which plans include medical, dental and life insurance. Relocation benefits are generally reimbursed pursuant to our relocation benefits policy but may be individually negotiated on an as needed basis.

Say-on-Pay

The Compensation Committee and the Board appreciate and value the views of our shareholders. At our 2017 annual meeting of shareholders, approximately 93% of the votes cast were in favor of the “say on pay” advisory resolution on executive compensation. In light of this strong shareholder support for our overall pay practices and executive compensation, the Compensation Committee decided to maintain our general principles and philosophy in structuring executive compensation for 2018. The Compensation Committee will continue to evaluate our compensation programs to ensure that the management team’s interests are aligned with our shareholders’ interests to support long-term value creation.

Changes to Executive Compensation for Fiscal 2018 and Future Years

For fiscal 2018, the Compensation Committee eliminated the long-term performance award under the Executive Cash Bonus Plan.

As a result of the upcoming expiration of our 2008 Plan, in March 2018 our Board of Directors adopted, subject to shareholder approval, the 2018 Plan. Shareholder approval of the 2018 Plan is being sought. See “Proposal III: Approval of the Dorman Products, Inc. 2018 Stock Option and Stock Incentive Plan.”

In addition, in March 2018, the Board adopted the Dorman Products, Inc. 2018 Cash Bonus Plan (the “2018 Cash Plan”) to replace our Executive Cash Bonus Plan. The purpose of the 2018 Cash Plan is to align officers’ and other employees’ efforts with the strategic goals of the Company through competitive annual incentive opportunities. The 2018 Cash Plan will be administered by the Compensation Committee. The Compensation Committee will have the power to grant awards under the 2018 Cash Plan, determine the amount of cash to be paid pursuant to each award and the terms and conditions of each award. Awards may provide for payment in installments, or upon the satisfaction of qualitative performance standards or quantitative performance standards, on an individual, divisional or Company-wide basis, as determined by the Compensation Committee.

Each participant in the 2018 Cash Plan will be entitled to receive payment of the award only after certification by the Compensation Committee that the targets associated with the award have been satisfied. Final payments with respect to awards will vary based on the level of achievement measured against the pre-determined performance measures. Except as may be approved by the Compensation Committee, each participant must be employed full-time on the date of payment to receive the amount earned under the award. Except as otherwise provided by the Compensation Committee, awards will be paid on or before March 15th following the end of the plan year in which payment under the award is earned. The Compensation Committee will have the discretion to reduce or eliminate the amount otherwise payable to a participant if it determines that such a reduction or elimination is in the best interests of our Company.

Stock Ownership Guidelines

Consistent with our executive compensation philosophy and the principle of aligning executive and shareholder interests, our Compensation Committee adopted stock ownership guidelines, effective as of January 1, 2015, which require our named executive officers to maintain minimum ownership levels of our common stock. Under these guidelines, our Chief Executive Officer is expected to own shares of our common stock that have a value at least equal to six times his annual base salary and each of our other named executive officers is expected to own shares of our common stock that have a value at least equal to three times his annual base salary.

Shares that are counted for purposes of satisfying ownership requirements include:

•	Shares owned directly (including through open market purchases, vesting of restricted stock awards or exercise of stock options);

•	Shares held by immediate family members residing in the same household or through trusts for the benefit of the person or his or her immediate family members; and

•	Shares attributable to an individual’s vested account balance in any savings or retirement plan maintained by the Company.

Stock options and unvested restricted stock will not be considered when determining an individual’s stock ownership. All of our named executive officers must comply with these ownership requirements within five years following the later of (i) his date of hire or promotion, or (ii) January 1, 2015.

The foregoing stock ownership requirements will be measured annually in January. For purposes of the measurement, the individual’s stock ownership shall be valued based on the average closing price of our common stock for the prior calendar year.

Compensation Committee Report

The information contained in this Compensation Committee report is not “soliciting material” and has not been “filed” with the SEC. This report will not be incorporated by reference into any of our future filings under the Securities Act of 1933, as amended, referred to as the “Securities Act,” or the Exchange Act, except to the extent that we may specifically incorporate it by reference into a future filing.

The Compensation Committee met with management and reviewed and discussed with management the Compensation Discussion and Analysis. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K of the Company for the fiscal year ended December 30, 2017.

Compensation Committee

John J. Gavin, Chairman	Paul R. Lederer

Richard T. Riley	G. Michael Stakias

Kelly A. Romano

Executive Compensation: Compensation Tables

Summary Compensation Table for Fiscal 2017

The following table sets forth summary information relating to all compensation awarded to, earned by or paid to the individuals listed in the table below, collectively referred to as our “named executive officers,” for all services rendered in all capacities to us and our subsidiaries during the fiscal years noted below:

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Steven L. Berman	2017	360,000	—	153,820	76,924	335,611	10,800	937,155
Executive Chairman,	2016	360,000	—	153,841	76,917	480,355	10,600	1,081,713
Secretary and Treasurer and Former Chief Executive Officer	2015	632,816	—	—	—	562,453	10,600	1,205,869
Mathias J. Barton	2017	682,692	—	373,304	186,661	594,302	10,800	1,847,759
President and Chief	2016	600,000	—	1,153,296	128,200	744,304	10,653	2,636,453
Executive Officer	2015	424,360	—	—	—	301,740	10,743	736,843
Jeffrey L. Darby	2017	369,620	—	491,684	56,255	175,313	10,800	1,103,672
Senior Vice President,	2016	343,917	—	194,600	40,125	238,114	10,613	827,369
Sales and Marketing	2015	327,540	32,754	131,016	—	116,448	10,636	618,394
Michael B. Kealey	2017	403,654	—	155,843	77,929	271,788	10,800	920,014
Executive Vice President,	2016	360,000	—	215,769	47,997	275,206	10,613	909,585
Commercial	2015	327,540	32,754	131,016	—	116,448	10,636	618,394
Kevin M. Olsen	2017	414,038	—	155,823	77,924	201,025	10,800	859,610
Executive Vice President, Chief Financial Officer	2016	212,692	50,000	519,870	145,152	169,701	125,000	1,222,415

(1)	Mr. Olsen joined the Company as Chief Financial Officer effective as of June 13, 2016.
(2)	Represents the grant date fair value of awards determined in accordance with FASB ASC Topic 718. See also Note 12 of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017.

Stock awards granted in fiscal 2017 include grants of: (i) time-vested restricted stock to Mr. Darby, and (ii) performance-based restricted stock to each of our named executive officers. We calculated the estimated fair value of the time-vested restricted stock award and the performance-based restricted stock awards using the closing price per share of our common stock on the grant date. The grant date fair value for the performance-based restricted stock awards granted in 2017 was calculated based upon the probable outcome of the performance conditions on the grant date and is consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under ASC Topic 718, excluding the effect of estimated forfeitures. For this purpose, the probable outcome was assumed to be at target level attainment.

The table below shows the grant date fair value of each of the time-vested restricted stock award and the performance-based restricted stock awards which were granted to our named executive officers in fiscal 2017 based on such probable outcome, as applicable, as well as the value of the performance-based restricted stock awards at the grant date assuming that the maximum level of the performance conditions (200% of target) will be achieved.

Named Executive Officer	Grant Date Fair Value of 2017 Time-Vested Restricted Stock Awards ($)	Grant Date Fair Value of 2017 Performance- Based Restricted Stock Awards ($)	Value of 2017 Performance-Based Restricted Stock Awards at Maximum Performance Level ($)
S. Berman	—	153,820	307,640
M. Barton	—	373,304	746,608
J. Darby	379,150	112,534	225,068
M. Kealey	—	155,813	311,685
K. Olsen	—	155,823	311,646

The stock awards granted to named executive officers in fiscal 2017 are subject to vesting and performance conditions described on pages 29-30.

(3)	Represents the grant date fair value of option awards determined in accordance with FASB ASC Topic 718. We calculate the grant date fair value of option awards using the Black-Sholes option pricing model using assumptions set forth in Note 12 of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017.
(4)	Represents awards paid under our Executive Cash Bonus Plan after the fiscal year with respect to that fiscal year’s performance. For fiscal 2017, includes (i) annual cash bonuses of $185,760, $361,200, $112,875, $201,025 and $201,025 earned by each of Messrs. Berman, Barton, Darby, Kealey and Olsen, respectively, and (ii) long-term bonuses of $149,851, $233,102, $62,438 and $70,763 earned by each of Messrs. Berman, Barton, Darby and Kealey, respectively. The Compensation Committee decided to pay the long-term bonus in equity. The number of shares issued was determined by dividing the cash value of the long-term bonuses earned by the fair market value of the Company’s common stock on the seventh trading day following the date of the Company’s release of year-end financial results. Accordingly, each of Messrs. Berman, Barton, Darby and Kealey were issued 2,065, 3,213, 861 and 975 shares of common stock, respectively.
(5)	The “All Other Compensation” column for the fiscal year ended December 30, 2017 includes: $10,800 in employer contributions to the 401(k) Retirement Plan for each of our named executive officers.

Grants of Plan-Based Awards for Fiscal 2017

The following table sets forth information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 30, 2017.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards(4)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	All Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (7)
Steven L. Berman	—	108,000	(1)	216,000	(1)	432,000	(1)(3)	—	—	—	—	—	—	—
	—	—		149,851	(2)	2,000,000	(2)(3)	—	—	—	—	—	—	—
	2/27/2017	—		—		—		978	1,956	3,912	—	—	—	153,820
	2/27/2017	—		—		—		—	—	—	—	4,909	78.64	76,924
Mathias J. Barton	—	210,000	(1)	420,000	(1)	840,000	(1)(3)	—	—	—	—	—	—	—
	—	—		233,102	(2)	2,000,000	(2)(3)	—	—	—	—	—	—	—
	2/27/2017	—		—		—		2,374	4,747	9,494	—	—	—	373,304
	2/27/2017	—		—		—		—	—	—	—	11,912	78.64	186,661
Jeffrey L. Darby	—	65,625	(1)	131,250	(1)	262,500	(1)(3)	—	—	—	—	—	—	—
	—	—		62,438	(2)	2,000,000	(2)(3)	—	—	—	—	—	—	—
	2/27/2017	—		—		—		715	1,431	2,862	—	—	—	112,534
	2/27/2017	—		—		—		—	—	—	—	3,590	78.64	56,255
	8/7/2017	—		—		—		—	—	—	5,000	—	—	379,150
Michael B. Kealey	—	116,875	(1)	233,750	(1)	467,500	(1)(3)	—	—	—	—	—	—	—
	—	—		70,763	(2)	2,000,000	(2)(3)	—	—	—	—	—	—	—
	2/27/2017	—		—		—		827	1,653	3,306	—	—	—	129,992
	2/27/2017	—		—		—		—	—	—	—	4,148	78.64	64,999
	6/8/2017	—		—		—		—	—	—	—	759	82.59	12,930
	6/8/2017	—		—		—		157	313	626	—	—	—	25,851
Kevin M. Olsen	—	116,875	(1)	233,750	(1)	467,500	(1)(3)	—	—	—	—	—	—	—
	2/27/2017	—		—		—		944	1,888	3,776	—	—	—	148,472
	2/27/2017	—		—		—		—	—	—	—	4,738	78.64	74,244
	6/8/2017	—		—		—		—	—	—	—	216	82.59	3,680
	6/8/2017	—		—		—		45	89	178	—	—	—	7,351

(1)	Represents the potential fiscal 2017 annual cash bonus awards under the Executive Cash Bonus Plan. See pages 25-28 for more information on the fiscal 2017 annual cash bonus awards under the Executive Cash Bonus Plan, including the applicable performance conditions. Actual cash amounts paid in connection with the fiscal 2017 annual cash bonus awards under the Executive Cash Bonus Plan are set forth in Footnote 4 to the Summary Compensation Table above.
(2)	Represents the potential fiscal 2017 long-term bonus awards under the Executive Cash Bonus Plan. See pages 25-28 for more information on the fiscal 2017 long-term bonus awards under the Executive Cash Bonus Plan, including the applicable performance conditions. The target amounts reflected in the table are calculated based on the Company’s actual three-year compounded growth in adjusted pre-tax pre-bonus income of 8.3%. Such results were not known at the time the long-term performance-based awards were granted. The Compensation Committee decided to pay the long-term bonus in equity. The number of shares issued was determined by dividing the cash value of the long-term bonuses earned by the fair market value of the Company’s common stock on the seventh trading day following the date of the Company’s release of year-end financial results. The actual shares issued pursuant to the long-term bonuses are set forth in Footnote 4 to the Summary Compensation Table above.
(3)	The maximum aggregate bonus that may be paid in any single year to any named executive officer under the Executive Cash Bonus Plan is $2,000,000.
(4)	Represents performance-based restricted stock awards granted under the 2008 Plan in fiscal 2017. Such awards are subject to vesting and performance conditions described on pages 29-30.
(5)	Represents a time-vested restricted stock award granted under the 2008 Plan in fiscal 2017. Such award is subject to vesting conditions described on page 30.

(6)	Represents options to purchase common stock granted under the 2008 Plan in fiscal 2017. Such options are subject to vesting conditions described on pages 28-29.
(7)	Represents the grant date fair value computed in accordance with ASC Topic 718. See also Note 12 of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017 and Footnotes 2 and 3 to the Summary Compensation Table above.

Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables

Amended and Restated Employment Agreement with Steven L. Berman. On December 28, 2015, the Company entered into an amended and restated employment agreement with Mr. Berman. The agreement provides for an initial term of approximately three years expiring March 31, 2019, with the term of Mr. Berman’s employment being automatically extended for an additional one year period on March 31, 2019 and on each anniversary of March 31, 2019, unless earlier terminated as provided in the agreement.

Pursuant to the amended and restated employment agreement, Mr. Berman’s annual base salary was set at $360,000 per year, subject to increase but not decrease from time to time as determined by the Compensation Committee. The amended and restated employment agreement also provides for eligibility for (i) an annual bonus and other benefits provided under the Executive Cash Bonus Plan or other plans maintained by us, and (ii) grants of awards under the 2008 Plan or other equity-related incentive plans maintained by us, in case of both clauses (i) and (ii) in such amounts as determined by the Compensation Committee, in its sole discretion. Further, the amended and restated employment agreement provides that Mr. Berman will be eligible to participate in other employment benefits plans or arrangements generally available to our executive officers and not less than four weeks paid vacation per year.

In addition, Mr. Berman’s amended and restated employment agreement contains a clawback provision which provides that any incentive-based compensation, or any other compensation, paid to the executive which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by us pursuant to any such law, government regulation or stock exchange listing requirement).

Mr. Berman’s amended and restated employment agreement can be terminated by us with or without “Cause” or by Mr. Berman for “Good Reason” or for no reason, as such terms are defined in the agreement. The agreement also provides for non-solicitation and non-competition provisions for the term of the agreement and two years thereafter. In addition, the agreement includes standard confidentiality and trade secret provisions typically included in agreements of this type.

Additionally, Mr. Berman’s amended and restated employment agreement contains provisions that provide for certain payments upon termination. See “— Potential Payments upon Termination or Change in Control” for a discussion of potential payments to Mr. Berman pursuant to his amended and restated employment agreement upon a termination of his employment with us.

Employment Agreement with Mathias J. Barton. On December 28, 2015, we entered into an employment agreement with Mr. Barton. The agreement has a term of three years expiring December 28, 2018, unless earlier terminated as provided in the employment agreement.

Pursuant to Mr. Barton’s employment agreement, annual base salary was set at $600,000 per year, subject to increase but not decrease from time to time as determined by the Compensation Committee. The employment agreement also provides for eligibility for (i) an annual bonus and other benefits provided under the Executive Cash Bonus Plan or other plans maintained by us, and (ii) grants of awards under the 2008 Plan or other equity-related incentive plans maintained by us, in case of both clauses (i) and (ii) in such amounts as determined by the Compensation Committee, in its sole discretion. Further, the employment agreement provides that Mr. Barton will be eligible to participate in other employment benefits plans or arrangements generally available to our executive officers and four weeks paid vacation per year.

In addition, Mr. Barton’s employment agreement contains a clawback provision which provides that any incentive-based compensation, or any other compensation, paid to the executive which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by us pursuant to any such law, government regulation or stock exchange listing requirement).

Mr. Barton’s employment agreement may be terminated by us with or without “Cause” or by Mr. Barton for “Good Reason” or for no reason, as such terms are defined in the employment agreement. Mr. Barton’s employment agreement also provides for non-solicitation and non-competition provisions for the term of the agreement and two years thereafter. In addition, the agreement includes standard confidentiality and trade secret provisions typically included in agreements of this type.

Additionally, Mr. Barton’s employment agreement contains provisions that provide for certain payments upon termination. See “— Potential Payments upon Termination or Change in Control” for a discussion of potential payments to Mr. Barton pursuant to his employment agreement upon a termination of his employment with us.

2008 Stock Option and Stock Incentive Plan. The purpose of the 2008 Plan is to assist us in attracting, motivating, retaining and rewarding executives and other employees, officers, directors, consultants and advisors who provide services to us, by enabling such persons to invest in our common stock and thereby acquire a proprietary interest in the Company and an increased personal interest in our continued success and progress. Pursuant to the 2008 Plan, we may grant up to 2,000,000 shares of common stock (subject to adjustment as provided by the plan). The 2008 Plan is designed to provide the Compensation Committee the flexibility to award long-term equity compensation incentives from several types of equity-based awards, including restricted stock and stock options.

Up to 1,000,000 shares of common stock may be issued upon the exercise of incentive stock options. The plan imposes individual limitations on the amount of certain equity awards. No outside director may receive equity awards under the plan which in the aggregate equal more than 50% of the total number of shares of common stock authorized for issuance under the plan and no officer, employee or consultant may receive equity awards under the plan which in the aggregate equal more than 90% of the total number of shares of common stock authorized for issuance under the plan. No individual may receive equity awards of more than 50% of the shares reserved for issuance under the plan in any calendar year.

The 2008 Plan is administered by the Compensation Committee. Subject to the provisions of the plan, the Compensation Committee determines, among other things, which of our officers, directors, employees, consultants and advisors will be granted equity awards under the plan, whether awards granted will be incentive stock options, non-qualified options, or restricted shares, the number of shares subject to an equity award, the time at which an equity award is granted, the rate of vesting for restricted shares, performance goals, if any, applicable to an award, the rate of exercisability for an option award, the duration of an equity award, acceleration of vesting of an equity award upon a change in control of the Company, and, subject to the terms of the plan, the exercise price of an option. The Compensation Committee has the exclusive right to adopt or rescind rules for the administration of the plan, correct defects and omissions in, reconcile inconsistencies in, and construe the plan. The Compensation Committee also has the right to modify, suspend or terminate the plan, subject to certain conditions.

On May 30, 2013, the Compensation Committee amended the 2008 Plan to permit, in its discretion, the delegation to one or more officers of the Company all or part of the Committee’s authority and duties with respect to grants and awards (i) to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, and (ii) that are not intended to qualify as “performance-based compensation” for purposes of Code Section 162(m). The Compensation Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Compensation Committee’s delegate or delegates that were consistent with the terms of the 2008 Plan. Pursuant to the 2008 Plan, as amended, the Compensation Committee delegated to the Company’s Chief Executive Officer the authority to award up to a total of 30,000 shares of restricted stock during fiscal 2017.

The Board reserves the right at any time, and from time to time, to amend or supplement the 2008 Plan in any way or to suspend or terminate it. If an amendment or supplement of the plan is required by the Code to be approved by our shareholders in order to permit the granting of incentive stock options pursuant to the amended or supplemented plan, such amendment or supplement shall be submitted to our shareholders for approval in such manner as is prescribed by the Code. If the Board voluntarily submits a proposed amendment, supplement, suspension or termination for shareholder approval, such submission shall not require any future amendments, supplements, suspensions or terminations (whether or not relating to the same provision or subject matter) to be similarly submitted for shareholder approval.

On May 16, 2014, our shareholders approved updated material terms of the performance goals which are applicable to equity awards under the 2008 Plan.

The 2008 Plan will expire pursuant to its terms on December 12, 2018. Accordingly, our Board has adopted the 2018 Plan to replace the 2008 Plan, subject to shareholder approval. See “Proposal III: Approval of the Dorman Products, Inc. 2018 Stock Option and Stock Incentive Plan.”

Pay Ratio. The following describes the relationship of the annual total compensation of Dorman employees to the annual total compensation of Mathias J. Barton, our President and Chief Executive Officer. For 2017, the median of the annual total compensation of all of our employees, other than Mr. Barton, was $35,364. Mr. Barton’s annual total compensation was $1,847,759. This represents the amount reported in the fiscal 2017 Total column of the Summary Compensation Table above. Based on this information, the ratio of the annual total compensation of Mr. Barton to the median of the annual total compensation of all employees is estimated to be 52 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

We selected December 29, 2017 as the date on which to determine our median employee. As of December 29, 2017, excluding employees of MAS Automotive Distribution Inc., our employee population consisted of approximately 1,931 individuals, with 1,869 employees in the United States, 6 employees in Canada and 56 employees in China. Our employee population, after taking into consideration the adjustments permitted by SEC rules (as described below), consisted of approximately 1,869 employees, all based in the United States. The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees account for 5% or less of its total U.S. and non-U.S. employees. We applied this de minimis exemption when identifying the median employee by excluding 6 employees in Canada and 56 employees in China. We also excluded approximately 130 employees of MAS Automotive Distribution Inc., which we acquired during 2017 in a transaction that closed on October 27, 2017.

For purposes of identifying the median employee from our employee population base, we considered base wages plus overtime pay, as compiled from our payroll records. In addition, we measured compensation for purposes of determining the median employee using the fiscal period ending December 30, 2017. Using this methodology, we determined that our median employee was a full-time, hourly employee located in the United States. In determining the annual total compensation of the median employee, such employee’s compensation was calculated in accordance with the SEC executive compensation disclosure rules.

Outstanding Equity Awards at December 30, 2017

The following table sets forth information regarding unexercised options and unvested stock awards for each of our named executive officers outstanding at December 30, 2017.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(4)
Steven L. Berman	02/12/2016	2,440	7,321	41.59	02/12/2021	—	—	—		—
	02/12/2016	—	—	—	—	—	—	3,699	(5)	226,157
	02/27/2017	—	4,909	78.64	02/27/2022	—	—	—		—
	02/27/2017	—	—	—	—	—	—	1,956	(6)	119,590
Mathias J. Barton	02/12/2016	4,067	12,202	41.59	2/12/2021	—	—	—		—
	02/12/2016	—	—	—	—	3,300	201,762	—		—
	02/12/2016	—	—	—	—	—	—	6,165	(5)	376,928
	12/08/2016	—	—	—	—	4,000	244,560	—		—
	02/27/2017	—	11,912	78.64	02/27/2022	—	—	—		—
	02/27/2017	—	—	—	—	—	—	4,747	(6)	290,232
Jeffrey L. Darby	12/10/2009	4,000	—	7.74	12/10/2019	—	—	—		—
	02/12/2016	1,273	3,819	41.59	2/12/2021	—	—	—		—
	02/12/2016	—	—	—	—	1,375	84,067	—		—
	02/12/2016	—	—	—	—	—	—	1,929	(5)	117,939
	02/27/2017	—	3,590	78.64	02/27/2022	—	—	—		—
	02/27/2017	—	—	—	—	—	—	1,431	(6)	87,491
	08/07/2017	—	—	—	—	5,000	305,700	—		—
Michael B. Kealey	02/12/2016	1,523	4,568	41.59	2/12/2021	—	—	—		—
	02/12/2016	—	—	—	—	1,440	88,042	—		—
	02/12/2016	—	—	—	—	—	—	2,308	(5)	141,111
	02/27/2017	—	4,148	78.64	02/27/2022	—	—	—		—
	02/27/2017	—	—	—	—	—	—	1,653	(6)	101,064
	06/08/2017	—	759	82.59	06/08/2022	—	—	—		—
	06/08/2017	—	—	—	—	—	—	313	(6)	19,137
Kevin M. Olsen	6/13/2016	3,600	10,800	53.32	6/13/2021	—	—	—		—
	6/13/2016	—	—	—	—	6,500	397,410	—		—
	02/27/2017	—	4,738	78.64	02/27/2022	—	—	—		—
	02/27/2017	—	—	—	—	—	—	1,888	(6)	115,432
	06/08/2017	—	216	82.59	06/08/2022	—	—	—		—
	06/08/2017	—	—	—	—	—	—	89	(6)	5,442

(1)	Represents outstanding and unexercised options which were exercisable at December 30, 2017.
(2)	Represents outstanding and unexercised options which were unexercisable at December 30, 2017. All options set forth in this column vest in four equal annual installments beginning on the first anniversary of the date of grant.

(3)	Represents outstanding and unvested awards of time-vested restricted stock at December 30, 2017. All unvested restricted stock awards set forth in this column held by (i) Messrs. Barton, Darby and Kealey which were issued in fiscal 2016 vest at a rate of 50% a year, beginning on the first anniversary of the date of grant, (ii) Mr. Olsen vest at a rate of 1/3 per year, beginning on the first anniversary of the date of grant, and (iii) Mr. Darby which were issued in fiscal 2017 vest at a rate of 20% per year, beginning on the first anniversary of the date of grant.
(4)	Calculated by multiplying the closing price per share of the Company’s common stock on December 29, 2017, $61.14, by the number of shares.
(5)	Represents performance-based restricted stock awards granted in fiscal 2016 for the 2016-2018 Performance Cycle. Because our performance as of the end of the last fiscal year for this performance cycle exceeded the threshold performance measures, these awards are shown at target. However, the amount, if any, of these awards that will be paid out will depend upon the actual performance over the full performance period and the Compensation Committee’s certification of the performance after completion of the performance cycle, which should occur in the first quarter of fiscal 2019 for the 2016-2018 Performance Cycle.
(6)	Represents performance-based restricted stock awards granted in fiscal 2017 for the 2017-2019 Performance Cycle. Because our performance as of the end of the last fiscal year for this performance cycle exceeded the threshold performance measures, these awards are shown at target. However, the amount, if any, of these awards that will be paid out will depend upon the actual performance over the full performance period and the Compensation Committee’s certification of the performance after completion of the performance cycle, which should occur in the first quarter of fiscal 2020 for the 2017-2019 Performance Cycle.

Option Exercises and Stock Vested for Fiscal 2017

The following table provides information about the value realized by the named executive officers upon the exercise of option awards and the vesting of stock awards during the fiscal year ended December 30, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Steven L. Berman	—	—	—	—
Mathias J. Barton	—	—	7,300	493,075
Jeffrey L. Darby	—	—	1,375	96,181
Michael B. Kealey	32,000	2,132,000	1,440	100,728
Kevin M. Olsen	—	—	3,250	262,600

(1)	The value realized on the vesting of stock awards is calculated by multiplying the number of shares of common stock vested by the market value of the common stock on the vesting date. Reflects the gross amount realized without netting the value of shares surrendered to satisfy tax withholding obligations.

Non-Qualified Deferred Compensation for Fiscal 2017

The following table sets forth the benefits received by our named executive officers under our non-qualified deferred compensation plan during the fiscal year ended December 30, 2017 as well as the aggregate non-qualified deferred compensation balances at December 30, 2017:

Name	Executive Contributions in Fiscal 2017 ($)(1)	Registrant Contributions in Fiscal 2017 ($)	Aggregate Earnings in Fiscal 2017 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2017 ($)(2)
Steven L. Berman	—	—	—	—	—
Mathias J. Barton	236,443	—	125,358	—	1,220,914
Jeffrey L. Darby	—	—	4,592	3,002	38,730
Michael B. Kealey	46,748	—	26,063	29,876	172,970
Kevin M. Olsen	66,818	—	1,442	—	68,260

(1)	Represents amounts deferred by each named executive officer to our non-qualified deferred compensation plan and reported in the Summary Compensation Table above under “Salary” or “Non-Equity Incentive Plan Compensation” for fiscal 2017.
(2)	Amounts reported in the Aggregate Balance at December 31, 2017 which were previously reported as compensation to the named executive officers in the summary compensation tables included in prior SEC filings for previous years included $732,514, $28,125 and $107,266 for Messrs. Barton, Darby and Kealey, respectively. These amounts represent executive contributions for prior years.

Narrative Disclosure to Non-Qualified Deferred Compensation Table

Our Non-Qualified Deferred Compensation Plan is intended to benefit a select group of our highly compensated contributors, including our named executive officers, who are key to our future success and to help attract and retain management talent going forward. Our Non-Qualified Deferred Compensation Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding and fiduciary requirements of ERISA and comply with Section 409A of the Code.

Under our Non-Qualified Deferred Compensation Plan, a participant may contribute, on a tax deferred basis, 25% of his base salary and 90% of his bonus annually. A participant’s account is notionally invested in one or more investment funds and the value of the account is determined with respect to such investment allocations. The minimum deferral period is two years for in-service accounts. Each participant is 100% vested in all of his or her deferred contributions plus any earnings or losses on the investment of such deferrals. Deferred amounts will be distributed, either in lump sum or in equal installments up to five years depending upon the participant’s balance, upon the occurrence of the following events: (i) the first day of the seventh month after separation of employment, (ii) on a specified date selected by the participant after a minimum deferral period, (iii) death, (iv) disability (as defined by Section 409A of the Code), or (v) the occurrence of an “unforeseen emergency” as defined in the Non-Qualified Deferred Compensation Plan. Although the Non-Qualified Deferred Compensation Plan permits discretionary employer contributions, we have not yet made a contribution to the plan.

In order for our Non-Qualified Deferred Compensation Plan to comply with the applicable requirements of the Code, amounts deferred by our named executive officers must remain as employer assets, subject to the claims of the general creditors in the event of bankruptcy or forced liquidation of the Company.

Potential Payments upon Termination or Change in Control

In fiscal 2017 upon termination of employment and/or upon a change in control, our named executive officers would have been entitled to receive from us potential payments and benefits under the following agreements and plans:

•	employment agreements and severance arrangements with our named executive officers;

•	our 2008 Plan;

•	our Executive Cash Bonus Plan; and

•	our Non-Qualified Deferred Compensation Plan.

Employment Agreements with Messrs. Berman and Barton. On December 28, 2015, we entered into an amended and restated employment agreement with Mr. Berman and an employment agreement with Mr. Barton. The following table summarizes certain severance payments and benefits provided in connection with Mr. Berman’s or Mr. Barton’s termination of employment.

Type of Termination	Payments and Benefits
	Steven L. Berman	Mathias J. Barton
Termination with Cause or if Executive Terminates Without Good Reason

•  any earned but unpaid base salary through the date of termination, paid in accordance with the Company’s standard payroll practices;

•  reimbursement for any unreimbursed expenses properly incurred and paid in accordance with the Company’s business expense reimbursement policy;

•  payment for any accrued but unused vacation time in accordance with Company policy; and

•  such vested accrued benefits, and other payments, if any, as to which the executive (and his eligible dependents) may be entitled under, and in accordance with, the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the date of termination.

The payments and benefits in the four bullet points above are collectively referred to as the “Amounts and Benefits.”

•  any earned but unpaid base salary through the date of termination, paid in accordance with the Company’s standard payroll practices;

•  reimbursement for any unreimbursed expenses properly incurred and paid in accordance with the Company’s business expense reimbursement policy;

•  payment for any accrued but unused vacation time in accordance with Company policy; and

•  such vested accrued benefits, and other payments, if any, as to which the executive (and his eligible dependents) may be entitled under, and in accordance with, the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the date of termination.

The payments and benefits in the four bullet points above are collectively referred to as the “Amounts and Benefits.”

Termination as a Result of Death, Disability, Without Cause or if Executive Terminates With Good Reason

•  Amounts and Benefits;

•  base salary payments will continue to be paid for three years following the date of termination in accordance with the usual payroll practices of the Company;

•  in lieu of annual bonuses, annual cash payments in the amount of $150,000, on each March 15 during the three year period following the date of termination; and

•  for three years following the date of termination, the Company shall continue on behalf of the executive and his dependents and

•  Amounts and Benefits;

•  base salary payments until the expiration of the term of the agreement in accordance with the usual payroll practices of the Company;

•  in lieu of annual bonuses, annual cash payments in the amount of $150,000, on each March 15 during the remainder of the term of the agreement; and

•  for the remainder of the term of the agreement, the Company shall continue on behalf of the executive and his dependents and beneficiaries any medical, dental, vision and

Type of Termination	Payments and Benefits
	Steven L. Berman	Mathias J. Barton

beneficiaries any medical, dental, vision and hospitalization benefits provided to the executive immediately prior to the date of termination or reimburse the executive for his medical, dental, vision and hospitalization related expenses, subject to reduction if the executive obtained any such benefits pursuant to a subsequent employer’s benefit plans.

hospitalization benefits provided to the executive immediately prior to the date of termination or reimburse the executive for his medical, dental, vision and hospitalization related expenses, subject to reduction if the executive obtained any such benefits pursuant to a subsequent employer’s benefit plans.

Notwithstanding any provision to the contrary in the employment agreements, the Company’s obligation to pay or to provide the above payments and benefits (other than the Amounts and Benefits) are conditioned on the executive executing and not revoking a waiver and general release.

Under the terms of each of the employment agreements, “Disability” is defined as the executive’s “disability” under the Company’s long-term disability plan, if any, otherwise, his inability to perform his duties and responsibilities under the agreement, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of 270 days (including weekends and holidays) in any consecutive 365-day period, or (ii) is projected by the Board, in good faith after consulting with a physician selected by the Company, that the condition is likely to continue for a period of at least nine consecutive months from its commencement.

Under the terms of each of the employment agreements, “Cause” is defined as the occurrence of any one of the following as determined by our Board: (i) the willful and continued failure by the executive to attempt in good faith substantially to perform his obligations under the agreement (other than any such failure resulting from incapacity due to a Disability); provided, however, that the Company shall have provided written notice that such actions were occurring and, where practical, afforded at least 30 days to cure; (ii) the indictment of the executive for, or his conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty; or (iii) the executive’s willfully engaging in misconduct in the performance of his duties for the Company or other than in the performance of his duties for the Company (including, but not limited to, theft, fraud, embezzlement, and securities law violations or a violation of the Company’s written policies) that is materially injurious to the Company, or, in the good faith determination of the Compensation Committee, is potentially materially injurious to the Company, monetarily or otherwise.

Under the terms of each of the employment agreements, “Good Reason” is defined as the occurrence of any of the following events without the executive’s consent: (i) a material diminution of the authorities, duties or responsibilities as set forth in the agreement; (ii) the loss of any title(s) with the Company as set forth in the agreement; (iii) a reduction by the Company in the executive’s base salary; (iv) a material change in the executive’s primary place of employment; (v) (a) in the case of Mr. Berman, the failure by the Corporate Governance and Nominating Committee to nominate or re-nominate Mr. Berman as Chairman of the Board, or if the Board removed Mr. Berman as Chairman of the Board (other than as a result of or due to death or Disability, because of a legal prohibition under applicable law or regulation, or for Cause), and (b) in the case of Mr. Barton, the failure by the Corporate Governance and Nominating Committee to nominate or re-nominate Mr. Barton as a member of the Board, or if the Board removed Mr. Barton as a member of the Board (other than as a result of or due to death or Disability, because of a legal prohibition under applicable law or regulation, or for Cause); (vi) the assignment to the executive of duties or responsibilities which were materially inconsistent with any of his duties and responsibilities set forth in the agreement; or (vii) a change in the reporting structure so that the executive reported to someone other than solely and directly to the Board.

Severance Arrangement with Mr. Darby. We have agreed to provide Mr. Darby, in the event of Mr. Darby’s termination for events outside of Mr. Darby’s control, with a severance payment equal to 50% of his then current base salary per month for the 12 consecutive months following his last day of employment. Termination for events “outside of Mr. Darby’s control” would include events such as a business down-turn or other circumstances unrelated to Mr. Darby’s performance or conduct. Events not outside of Mr. Darby’s control would include poor job performance or Mr. Darby’s failure to comply with the Company’s directives, policies, and procedures. Upon written notice to Mr. Darby, the Company could release Mr. Darby from his non-competition and non-solicitation obligations, at which point the Company’s obligation to make the monthly payments described above would end.

2008 Stock Option and Stock Incentive Plan. The table below sets forth the benefits that each named executive officer holding awards granted under our 2008 Plan would be entitled to receive should his employment terminate under the following specified circumstances or in the event of a change in control of the Company pursuant to the terms of the 2008 Plan and our standard restricted stock agreement and stock option awards thereunder:

Circumstance	Benefit
Termination of employment as a result of death or disability	The unvested portion of any stock awards shall immediately vest and be free of restriction.

Involuntary termination of employment other than for “cause” (as defined by the Compensation Committee) at any time within 18 months of a “change in control”	The unvested portion of any stock awards shall immediately vest and be free of restriction.

The occurrence of a “change in control” event	The unvested portion of any stock options shall immediately vest and become exercisable.

Under our 2008 Plan and our standard restricted stock agreement and stock option awards thereunder, a “change in control” means: (i) a change within a 12 month period in the holders of more than 50% of the outstanding voting stock of the Company; or (ii) any other events deemed to constitute a “change in control” by the Compensation Committee.

Executive Cash Bonus Plan. Under our Executive Cash Bonus Plan, the Compensation Committee, in its sole and absolute discretion and to the extent permitted under and in accordance with Section 162(m) of the Code and Section 409A of the Code, may, but is not required to, make a full or pro-rated bonus payment to a plan participant for a plan year in the event of the participant’s death, disability, retirement or termination of employment during the plan year or after the end of the plan year; provided, that payments shall only be made on the earlier of (i) the death or disability of the participant or (ii) the scheduled payment date, referred to collectively as the “Pro-Rated Bonus.”

Potential Payments upon Termination

The following table below shows the estimated maximum amount of payments and benefits that would have been provided by us (or our successor) to our named executive officers assuming that their employment was terminated as of December 30, 2017 for various reasons as described below:

Named Executive Officer and Nature of Payment	Terminated by Us for Cause or by Officer without Good Reason ($)	Terminated by Us Without Cause ($)	Terminated by Officer With Good Reason ($)	Death or Disability ($)
Steven L. Berman
Amounts and Benefit(1)	6,923	6,923	6,923	6,923
Salary Continuation Benefits(1)	—	1,080,000	1,080,000	1,080,000
Cash Payment in Lieu of Bonus(1)	—	450,000	450,000	450,000
Cost of Continuation of Health Benefits(1) (2)	—	24,099	24,099	24,099
Value of Accelerated Restricted Stock(3)	—	—	—	691,493
Executive Cash Bonus Plan(4)	—	—	—	—

Total	6,923	1,561,022	1,561,022	2,252,515
Mathias J. Barton
Amounts and Benefit(5)	13,462	13,462	13,462	13,462
Salary Continuation Benefits(5)	—	700,000	700,000	700,000
Cash Payment in Lieu of Bonus(5)	—	150,000	150,000	150,000
Cost of Continuation of Health Benefits(5) (2)	—	13,369	13,369	13,369
Value of Accelerated Restricted Stock(3)	—	—	—	1,708,641
Executive Cash Bonus Plan(4)	—	—	—	—

Total	13,462	876,831	876,831	2,585,472
Jeffrey Darby
Salary Continuation Benefits(6)	—	187,500	—	—
Value of Accelerated Restricted Stock(3)	—	—	—	800,628
Executive Cash Bonus Plan(4)	—	—	—	—

Total	—	187,500	—	800,628
Michael Kealey
Salary Continuation Benefits	—	—	—	—
Value of Accelerated Restricted Stock(3)	—	—	—	610,666
Executive Cash Bonus Plan(4)	—	—	—	—

Total	—	—	—	610,666
Kevin M. Olsen
Salary Continuation Benefits	—	—	—	—
Value of Accelerated Restricted Stock(3)	—	—	—	639,158
Executive Cash Bonus Plan(4)	—	—	—	—

Total	—	—	—	639,158

(1)	Represents the amount payable to Mr. Berman pursuant to his amended and restated employment agreement.
(2)	Assumes no increase in premiums.
(3)	Represents the value realized on the acceleration of the vesting of all unvested restricted stock, which value is calculated by multiplying $61.14, the closing price of our common stock on December 29, 2017, the trading day immediately preceding the assumed termination date, by the number of shares of unvested restricted stock as of such date. The value realized on the acceleration of the vesting of all unvested performance-based restricted stock is calculated based upon the maximum level attainment.
(4)	Assumes the Compensation Committee would not have paid Messrs. Berman, Barton, Darby, Kealey, and Olsen a Pro-Rated Bonus.

(5)	Represents the amount payable to Mr. Barton pursuant to his employment agreement.
(6)	Represents the amount payable to Mr. Darby pursuant to his severance arrangement with the Company for salary continuation benefits for termination for events outside of Mr. Darby’s control.

Potential Payments Upon Change in Control

The following table shows the estimated maximum amount of payments and benefits which our named executive officers would have been entitled upon a change in control of our company that occurred on December 30, 2017 pursuant to our 2008 Plan and our standard award agreements under such plan.

Name	Value of Accelerated Vesting of Stock Awards ($)(1)	Value of Accelerated Vesting of Stock Option Awards(2)
Steven L. Berman	691,493	143,126
Mathias J. Barton	1,708,641	238,549
Jeffrey L. Darby	800,628	74,661
Michael B. Kealey	610,666	89,304
Kevin M. Olsen	639,158	84,456

(1)	Represents the value realized on the acceleration of the vesting of all unvested restricted stock assuming a change in control and the involuntary termination of the named executive officer’s employment occurred on December 30, 2017, which value is calculated by multiplying $61.14, the closing price of our common stock on December 29, 2017, the trading day immediately preceding the assumed termination date, by the number of shares of unvested restricted stock as of such date. The value realized on the acceleration of the vesting of all unvested performance-based restricted stock is calculated based upon the maximum level attainment.
(2)	Represents the value realized on the acceleration of the vesting of all in-the-money unvested stock options, which value is determined for each unvested stock option by multiplying the number of shares underlying such stock option by the difference between $61.14, the closing price of our common stock on December 29, 2017, the trading day immediately preceding the assumed termination date, and the exercise price for such stock option.

Termination or Change in Control Provisions in Non-Qualified Deferred Compensation Plan

In addition to the amounts set forth in the tables above, our Non-Qualified Deferred Compensation Plan provides that a participant is 100% vested as to amounts deferred by the participant plus any earnings or losses on the investment of such deferrals. Deferred amounts will be distributed, either in lump sum or in equal installments up to five years depending upon the participant’s balance, upon the occurrence of (i) the first day of the seventh month after separation of employment, (ii) death, or (iii) disability (as defined by Section 409A of the Code). The following table provides information concerning amounts held under our Non-Qualified Deferred Compensation Plan for the benefit of our named executive officers as of December 30, 2017:

Name	Aggregate Balance at December 30, 2017 ($)(1)
Steven L. Berman	—
Mathias J. Barton	1,130,613
Jeffrey Darby	38,730
Michael B. Kealey	152,868
Kevin M. Olsen	18,004

(1)	Assumes the Compensation Committee would not have paid any of our named executive officers a Pro-Rated Bonus. Accordingly, these amounts do not include amounts deferred by each of our named executive officers to our non-qualified deferred compensation plan and reported in the Summary Compensation Table above under “Non-Equity Incentive Plan Compensation” for fiscal 2017 that are included in the Non-Qualified Deferred Compensation for Fiscal 2017 table above.

Risk Assessment in Compensation Policies and Practices for Employees

The Compensation Committee reviewed the elements of our compensation policies and practices for all of our employees, including our named executive officers, in order to evaluate whether risks that may arise from such compensation policies and practices are reasonably likely to have a material adverse effect on our Company. The Compensation Committee concluded that the following features of our compensation programs guard against excessive risk-taking:

•	compensation programs provide a mix of short-term and longer-term incentives;

•	base salaries are consistent with employees’ duties and responsibilities;

•	cash incentive awards are capped by the Compensation Committee;

•	cash incentive awards are tied mostly to corporate performance goals, rather than individual performance goals;

•	stock ownership guidelines discourage a short-term focus and further align the long-term interests of executives with the Company’s shareholders; and

•	vesting periods for equity awards encourage executives to focus on sustained stock price appreciation.

The Compensation Committee believes that, for all of our employees, including our named executive officers, our compensation programs do not lead to excessive risk-taking and instead encourage behavior that supports sustainable value creation. We believe that risks that may arise from our compensation policies and practices for our employees, including our named executive officers, are not reasonably likely to have a material adverse effect on our Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consisted of John J. Gavin (Chairman), Paul R. Lederer, Edgar W. Levin, Richard T. Riley, Kelly A. Romano, and G. Michael Stakias in the fiscal year ended December 30, 2017. No person who served as a member of the Compensation Committee during the fiscal year ended December 30, 2017 was a current or former officer or employee of the Company or engaged in certain transactions with the Company required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during the fiscal year ended December 30, 2017, which generally means that no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

Certain Relationships and Related Transactions

On November 15, 2012, we entered into a lease agreement, referred to as the “lease,” for our primary operating facility in Colmar, Pennsylvania with BREP I, a Pennsylvania limited partnership, which replaced the prior lease agreement between the parties that expired according to its terms on December 28, 2012. The term of the lease began on December 29, 2012 and would have expired on December 31, 2017, referred to as the “base term,” unless terminated or renewed in accordance with its terms. On November 14, 2016, we exercised our option to extend the lease for an additional five year period. The five year renewal term commenced on January 1, 2018 and expires on December 31, 2022. The limited partners of BREP I are Steven L. Berman, our Executive Chairman, Secretary, Treasurer and former Chief Executive Officer, a marital qualified terminable interest property trust for the benefit of Sharyn Berman, Steven L. Berman’s sister-in-law (the “Marital Trust”), of which Steven L. Berman and Sharyn Berman are co-trustees, Steven L. Berman’s father, Jordan S. Berman, and Steven L. Berman’s brothers, Marc H. Berman and Fred B. Berman. Steven L. Berman and the Marital Trust each own a 27.9% interest in BREP I. Steven L. Berman and the Marital Trust are controlling shareholders of BREP, Inc., a Pennsylvania corporation, which is the general partner of BREP I. Jordan S. Berman, Marc H. Berman and Fred B. Berman are each directors and officers of BREP, Inc. Each of Steven L. Berman, Sharyn Berman and Marc H. Berman beneficially own greater than 5% of our outstanding common stock.

The leased facility consists of approximately 342,000 square feet of office, warehouse, and storage space. The lease provides that we will pay BREP I annual rent of $4.40 per square foot, subject to an annual rent increase based on the Consumer Price Index, All Urban Consumers U.S. City Average, All Items. In fiscal 2017, we paid rent of $4.56 per square foot, or approximately $1.6 million, under the lease. The approximate amount of rent paid during the base term and expected to be paid during the renewal term is $8.0 million. The lease is a triple net non-terminable lease under which we are responsible for all expenses attributable to the facility (including maintenance and repair) and the conduct of our operations in compliance with all applicable laws and regulations.

The lease was reviewed and approved by the Audit Committee. In the opinion of the Audit Committee, the terms and rates of the lease are no less favorable than those which could have been obtained from an unaffiliated party.

We have adopted written policies and procedures regarding related person transactions. Our policy intends to cover any transaction described under Item 404(a) of Regulation S-K. The Audit Committee is responsible for reviewing and approving all related person transactions pursuant to the Audit Committee Charter, which has been adopted by the Board. The Audit Committee reviews and approves all related person transactions without regard to the thresholds established for disclosure under Item 404(a) of Regulation S-K. The Chairman of the Audit Committee can be reached by sending a letter to Chairman of the Audit Committee, Confidential – Conduct of Business Affairs at: Dorman Products, Inc., 3400 East Walnut Street, Colmar, Pennsylvania, 18915.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of the Company’s common stock as of the record date (except as otherwise noted in the footnotes) by (i) each director and nominee for director, (ii) each person who we know to be the beneficial owner of more than 5% of our common stock, (iii) each of our named executive officers, and (iv) all of our current directors, director nominees and current executive officers as a group. As of the record date, 33,599,819 shares of our common stock were outstanding. Except as otherwise indicated, to our knowledge, the beneficial owners of our common stock listed below have sole investment and voting power with respect to such shares. The business address of our directors, director nominees and executive officers is that of the Company.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent
Steven L. Berman	3,682,759	(2) (3) (4)	10.9%
Sharyn Berman	2,418,775	(2) (3) (5)	7.2%
Marc H. Berman	2,191,379	(2) (6)	6.5%
Blackrock, Inc.	3,565,569	(7)	10.6%
The Vanguard Group	2,857,319	(8)	8.5%
Mathias J. Barton	171,094	(9)	*
Jeffrey L. Darby	31,363	(10)	*
Michael B. Kealey	29,569	(11)	*
Kevin M. Olsen	21,913	(12)	*
John J. Gavin	1,859	(13)	*
Paul R. Lederer	42,344	(14)	*
Richard T. Riley	19,002	(15)	*
Kelly A. Romano	903	(16)	*
G. Michael Stakias	3,563	(17)	*
All current executive officers and directors as a group (10 persons)	4,004,369	(18)	11.9%

*	Denotes less than 1%.

(1)	The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power. The same shares may be beneficially owned by more than one person. Shares of common stock currently issuable or issuable within 60 days of the record date upon the exercise of options are deemed to be outstanding in computing the beneficial ownership and percentage of beneficial ownership of the person holding such securities, but are not deemed to be outstanding in computing the percentage of beneficial ownership of any other person. Beneficial ownership may be disclaimed as to certain of the securities. Fractional shares are rounded to the closest whole number.
(2)	Pursuant to the Amended and Restated Shareholders’ Agreement, dated as of July 1, 2006, referred to as the “Shareholders’ Agreement,” among Steven L. Berman, the late Richard N. Berman, Jordan S. Berman, Marc H. Berman, Fred B. Berman, Deanna Berman and the additional shareholders named therein, each referred to as a “Shareholder” and together referred to as the “Shareholders,” except as otherwise provided in the Shareholders’ Agreement with respect to Jordan S. Berman and Deanna Berman, each Shareholder has granted each other Shareholder rights of first refusal, exercisable on a pro rata basis or in such other proportions as the exercising Shareholders may agree, to purchase shares of common stock of the Company which any of such Shareholders or, upon their death, their respective estate, proposes to sell to third parties. The Company has agreed with the Shareholders that, upon the death of each respective Shareholder, to the extent that any of their shares are not purchased by any of the surviving Shareholders and may not be sold without registration under the Securities Act, the Company will use its best efforts to cause those shares to be registered thereunder. The expenses of any such registration will be borne by the estate of the deceased Shareholder. Deanna Berman is Steven L. Berman’s mother and the spouse of Steven L. Berman’s father, Jordan S. Berman. Marc H. Berman and Fred B. Berman are Steven L. Berman’s brothers. The additional Shareholders that are parties to the Shareholders’ Agreement are trusts affiliated with Steven L. Berman, the late Richard N. Berman, Jordan S. Berman, Marc H. Berman or Fred B. Berman, or each person’s respective spouse or children.

(3)	Steven L. Berman and Sharyn Berman, in their capacity as co-trustees, share with each other voting and dispositive power with respect to the following shares of common stock: (i) 2,044,629 shares held by twelve different trusts for the benefit of the late Richard N. Berman’s children; and (ii) 202,240 shares held by a marital qualified terminable interest property trust for the benefit of Sharyn Berman.
(4)	Includes: (i) 1,080,199 shares held directly; (ii) 70,176 shares held by The Steven L. Berman Charitable Remainder Trust, of which he is the trustee; (iii) 152,494 shares held by eight different trusts for the benefit of the late Richard N. Berman’s children and grandchildren, of which he is the trustee; (iv) 2,044,629 shares held by the twelve different trusts for the benefit of the late Richard N. Berman’s children described in footnote (3), of which he is a co-trustee; (v) 202,240 shares held by the marital qualified terminable interest property trust for the benefit of Sharyn Berman described in footnote (3), of which he is a co-trustee; (vi) 86,119 shares held by The Steven and Ilene Berman Family Foundation dated December 22, 2001, of which he is a co-trustee; (vii) options to purchase 6,107 shares of common stock, which may be exercised within 60 days of the record date; (viii) 15,550 shares of unvested performance-based restricted stock as to which the beneficial owner has the right to vote and receive dividends if any are paid; and (ix) 25,245 shares represented by units held in a unitized stock fund through our 401(k) Retirement Plan. As a sole trustee, Steven L. Berman has the sole power to vote and dispose of the shares held in trust. As a co-trustee, Steven L. Berman has shared power to vote and dispose of the shares held in trust. The unitized stock fund of our 401(k) Retirement Plan consists of cash and our common stock in amounts that vary from time to time. Steven L. Berman has 16,492 units in our 401(k) Retirement Plan, which units consist of an aggregate of 25,245 shares of our common stock, as of the record date. Excludes 2,822,283 shares of common stock that, as of the record date, may be deemed beneficially owned by the Shareholders (other than the shares described in (i) through (ix) of this footnote (4)) as to all of which shares Steven L. Berman disclaims beneficial ownership.
(5)	Includes: (i) 92,981 shares held directly; (ii) 70,176 shares held by The Richard Berman Charitable Remainder Trust, of which she is the trustee; (iii) 2,044,629 shares held by the twelve different trusts for the benefit of the late Richard N. Berman’s children described in footnote (3), of which she is a co-trustee; (iv) 202,240 shares held by the marital qualified terminable interest property trust for her benefit described in footnote (3), of which she is a co-trustee; and (v) 8,749 shares held by The Richard N. Berman Foundation dated March 14, 2011, of which she is a co-trustee. As a sole trustee, Sharyn Berman has the sole power to vote and dispose of the shares held in trust. As a co-trustee, Sharyn Berman has shared power to vote and dispose of the shares held in trust. Excludes 4,086,267 shares of common stock that, as of the record date, may be deemed beneficially owned by the Shareholders (other than the shares described in (i) through (v) of this footnote (5)) as to all of which shares Sharyn Berman disclaims beneficial ownership. The business address of Sharyn Berman is c/o Dorman Products, Inc., 3400 East Walnut Street, Colmar, Pennsylvania 18915.
(6)	Includes: (i) 121,306 shares held directly; (ii) 1,762,658 shares held by various trusts for which Marc Berman serves as trustee; (iii) 11,143 shares held by Marc Berman’s spouse; (iv) 212,022 shares held by various trusts for which Marc Berman’s spouse serves as trustee; (v) 46,435 shares held by a trust for which Marc Berman and his spouse serve as co-trustees; and (vi) 37,815 shares held by various trusts for which Marc Berman and his sister-in-law serve as co-trustees. As a sole trustee, Marc Berman has the sole power to vote and dispose of the shares held in trust. As a co-trustee, Marc Berman has shared power to vote and dispose of the shares held in trust. Excludes 4,313,663 shares of common stock that, as of the record date, may be deemed beneficially owned by the Shareholders (other than the shares described in (i) through (vi) of this footnote (6)) as to all of which shares Marc H. Berman disclaims beneficial ownership. The address of Marc Berman is P.O. Box 645, Springhouse, PA 19477.
(7)	Based solely on a Schedule 13G/A filed with the SEC on January 19, 2018 by BlackRock, Inc., referred to as “BlackRock,” on behalf of BlackRock and its subsidiaries. BlackRock has sole voting power with respect to 3,503,391 shares and shares voting power over no shares, and has sole dispositive power over 3,565,569 shares and shares dispositive power over no shares. The business address of BlackRock is 55 East 52nd Street, New York, New York 10055.
(8)	Based solely on a Schedule 13G/A filed with the SEC on February 9, 2018 by The Vanguard Group, referred to as “Vanguard,” on behalf of Vanguard and its subsidiaries. Vanguard has sole voting power with respect to 54,101 shares and shares voting power over 4,005 shares, and has sole dispositive power over 2,802,078 shares and shares dispositive power over 55,241 shares. The business address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(9)	Includes: (i) 121,273 shares of common stock held directly; (ii) 600 shares of common stock held in trust for the benefit of Mr. Barton’s children; (iii) options to purchase 11,112 shares of common stock, which may be exercised within 60 days of the record date; (iv) 4,000 shares of unvested restricted stock as to which the beneficial owner has the right to vote and receive dividends if any are paid; (v) 32,116 shares of unvested performance-based restricted stock as to which the beneficial owner has the right to vote and receive dividends if any are paid; and (vi) 1,993 shares represented by units held in a unitized stock fund through our 401(k) Retirement Plan. The unitized stock fund of our 401(k) Retirement Plan consists of cash and our common stock in amounts that vary from time to time. Mr. Barton has 1,302 units in our 401(k) Retirement Plan, which units consist of an aggregate of 1,993 shares of our common stock, as of the record date.

(10)	Includes: (i) 9,006 shares of common stock held directly; (ii) options to purchase 7,443 shares of common stock, which may be exercised within 60 days of the record date; (iii) 5,000 shares of unvested restricted stock as to which the beneficial owner has the right to vote and receive dividends if any are paid; and (iv) 9,914 shares of unvested performance-based restricted stock as to which the beneficial owner has the right to vote and receive dividends if any are paid.
(11)	Includes: (i) 12,125 shares of common stock held directly; (ii) options to purchase 4,082 shares of common stock, which may be exercised within 60 days of the record date; (iii) 12,996 shares of unvested performance-based restricted stock as to which the beneficial owner has the right to vote and receive dividends if any are paid; and (iv) 366 shares represented by units held in a unitized stock fund through our 401(k) Retirement Plan. The unitized stock fund of our 401(k) Retirement Plan consists of cash and our common stock in amounts that vary from time to time. Mr. Kealey has 239 units in our 401(k) Retirement Plan, which units consist of an aggregate of 366 shares of our common stock, as of the record date.
(12)	Includes: (i) 2,227 shares of common stock held directly; (ii) options to purchase 4,784 shares of common stock, which may be exercised within 60 days of the record date; (iii) 6,500 shares of unvested restricted stock as to which the beneficial owner has the right to vote and receive dividends if any are paid; and (iv) 8,402 shares of unvested performance-based restricted stock as to which the beneficial owner has the right to vote and receive dividends if any are paid.
(13)	Includes: (i) 771 shares of common stock held directly; and (ii) 1088 shares of unvested restricted stock as to which the beneficial owner has the right to vote and receive dividends.
(14)	Includes: (i) 15,873 shares of common stock held directly; (ii) 25,383 shares held by three different trusts for the benefit of his children, of which his spouse is the trustee; and (iii) 1,088 shares of unvested restricted stock as to which the beneficial owner has the right to vote and receive dividends, if any are paid.
(15)	Includes: (i) 17,914 shares of common stock held directly; and (ii) 1,088 shares of unvested restricted stock as to which the beneficial owner has the right to vote and receive dividends, if any are paid.
(16)	Consists of 903 shares of unvested restricted stock as to which the beneficial owner has the right to vote and receive dividends, if any are paid.
(17)	Includes: (i) 2,475 shares of common stock held directly; and (ii) 1,088 shares of unvested restricted stock as to which the beneficial owner has the right to vote and receive dividends, if any are paid.
(18)	Includes: (i) options to purchase 33,528 shares of common stock, which may be exercised within 60 days of the record date; (ii) 20,755 shares of unvested restricted stock; (iii) 78,978 shares of unvested performance-based restricted stock; and (iii) 27,604 shares represented by units held in a unitized stock fund through our 401(k) Retirement Plan. The unitized stock fund of our 401(k) Retirement Plan consists of cash and our common stock in amounts that vary from time to time. All of our current executive officers and directors as a group had 18,033 units in our 401(k) Retirement Plan, which units consist of an aggregate of 27,604 shares of our common stock, as of the record date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the regulations promulgated thereunder require our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC and Nasdaq and to furnish the Company copies. To our knowledge, based solely upon a review of reports furnished to us during, and with respect to, fiscal 2017, and upon written representations received by us from certain reporting persons that no Form 5 is required, all of our directors, executive officers and holders of more than 10% of our stock filed on a timely basis all reports that they were required to file under Section 16(a) during fiscal 2017.

Report of Audit Committee

The information contained in this Audit Committee report is not “soliciting material” and has not been “filed” with the SEC. This report will not be incorporated by reference into any of our future filings under the Securities Act or the Exchange Act, except to the extent that we may specifically incorporate it by reference into a future filing.

The Audit Committee reviews the Company’s financial reporting processes on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting processes, including the internal control over financial reporting. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors these processes. The Audit Committee has reviewed and discussed the audited financial statements with management and management’s and KPMG’s evaluations of the Company’s system of internal control over financial reporting contained in the 2017 Annual Report on Form 10-K.

As required by the standards of the Public Company Accounting Oversight Board (“PCAOB”), the Audit Committee has discussed with KPMG (i) the matters specified in Auditing Standard No. 1301, “Communications with Audit Committees,” and (ii) the independence of KPMG from the Company and management. KPMG has provided the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountant communicating with the Audit Committee concerning independence. The Audit Committee also considered the non-audit services provided by KPMG in their review of KPMG’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017 for filing with the SEC.

Audit Committee:

Richard T. Riley, Chairman	Paul R. Lederer
John J. Gavin	G. Michael Stakias
Kelly A. Romano

Proposal II: Advisory Vote on Executive Compensation

As described in detail under the heading “Executive Compensation: Compensation Discussion and Analysis — Executive Compensation Philosophy and Objectives” (see page 20 of this proxy statement), our executive compensation program is designed to promote the successful implementation of our annual strategic plan as approved by the Board as well as long-term growth and profitability of the Company which is intended to enhance shareholder value. Our overall executive compensation program is designed to achieve the following objectives:

•	To align the interests of our named executive officers with those of our shareholders by tying a significant portion of compensation to the Company’s financial performance;

•	To link a portion of compensation to the achievement of our annual and long-term financial and other goals;

•	To compensate the Company’s named executive officers in a manner that reflects their experience, responsibilities and contributions to the annual and long-term growth and development of the Company and to retain the services of the executive officers that successfully contribute to our annual and long-term goals;

•	To encourage experienced, talented executives to join the Company; and

•	To motivate our executives to continue to provide excellent performance year after year.

Additional details about our executive compensation programs, including information about executive compensation for the fiscal year ended December 30, 2017, are described under the section entitled “Executive Compensation: Compensation Discussion and Analysis” and “Executive Compensation: Compensation Tables.”

As required by Section 14A of the Exchange Act, we are asking our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this proxy statement. Accordingly, the following resolution is submitted for shareholder vote at the annual meeting:

“RESOLVED, that the shareholders of Dorman Products, Inc. approve, on an advisory basis, the compensation of its named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables regarding named executive officer compensation and the narrative disclosures that accompany the compensation tables.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board and our Compensation Committee value the opinion of our shareholders and to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

In keeping with the preference expressed by our shareholders at our 2017 Annual Meeting of Shareholders, our Board has adopted a policy of holding say-on-pay votes every year until the Company is required to hold another advisory vote on the frequency of say-on-pay votes, which will occur no later than our 2023 Annual Meeting of Shareholders. The next say-on-pay vote will occur at our 2019 Annual Meeting of Shareholders.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY

BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS

DESCRIBED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION

DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

Proposal III: Approval of the Dorman Products, Inc. 2018 Stock Option and Stock Incentive Plan

In March 2018, the Board of Directors approved and adopted, subject to shareholder approval, the Dorman Products, Inc. 2018 Stock Option and Stock Incentive Plan and reserved 1,200,000 shares of our common stock to cover awards to be granted under the 2018 Plan during its ten year term. The Board of Directors adopted the 2018 Plan to replace our 2008 Plan which will expire pursuant to its terms on December 12, 2018. Upon the approval of the 2018 Plan, no further awards will be granted under the 2008 Plan.

Summary of the Plan

The material terms of the 2018 Plan are summarized below. A copy of the full text of the 2018 Plan is attached to this proxy statement as Exhibit A. This summary of the 2018 Plan is not intended to be a complete description of the 2018 Plan and is qualified in its entirety by reference to the complete text of the 2018 Plan.

Purpose

The purpose of the 2018 Plan is to provide additional incentive to officers and directors of, and other employees of, and important consultants and/or advisors to, our Company and each present or future parent or subsidiary corporation of our Company by encouraging them to invest in shares of our common stock and providing for awards in the form of options to purchase shares of our common stock, stock appreciation rights, restricted shares of our common stock and restricted stock units in order to promote a proprietary interest in our Company and an increased personal interest in our Company’s continued success and progress.

Administration

The Board has appointed the Compensation Committee of the Board to administer the 2018 Plan. Under the 2018 Plan, the Compensation Committee has the power to interpret the 2018 Plan’s provisions, prescribe, amend and rescind rules and regulations for the 2018 Plan, and make all other determinations necessary or advisable for the administration of the 2018 Plan. All determinations by the Compensation Committee shall be final, conclusive and binding on all persons, including participants and their beneficiaries. The Compensation Committee’s determinations under the 2018 Plan (including, without limitation, determinations of the persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards and the award agreements evidencing such awards) need not be uniform and may be made by the Compensation Committee selectively among persons who receive, or are eligible to receive, awards under the 2018 Plan, whether or not such persons are similarly situated.

The Compensation Committee may delegate its authority with respect to the grant, amendment, interpretation and administration of awards, other than awards to officers of our Company subject to Section 16 of the Exchange Act, to a person, persons or committee, in its sole and absolute discretion. The term “Committee” as used below refers to either our Compensation Committee or the Compensation Committee’s delegate and with respect to any award to a non-employee director, all references to Committee refer to either the Board or the Compensation Committee acting alone.

Determination of Shares to be Available for Issuance

In order to decide upon a number of the 2018 Plan features, including the number of shares to be available for awards, the Compensation Committee consulted Pay Governance LLC, its independent compensation consultant. Pay Governance examined a number of factors, including our burn rate, and performed a dilution analysis. The Compensation Committee and the Board of Directors considered Pay Governance’s analysis and advice in reaching its decision on the total number of shares to be available for grant under the 2018 Plan.

Burn Rate

The following table sets forth information regarding the awards granted, the burn rate for each of the last three years and the average burn rate over the last three years. The burn rate has been calculated as the quotient of (i) the sum of (x) all stock options granted in such year; and (y) restricted stock granted in such year (with performance-based awards reflected as the amount vested based on actual performance), divided by (ii) the weighted average number of shares of common stock outstanding for each such year. The adjusted burn rate incorporates an adjustment whereby full-value awards are multiplied by a burn rate multiplier that is based on stock price volatility; our full-value awards are subject to a 2.5 burn rate multiplier.

BURN RATE

Year	(A) Options Granted	(B) Full-Value Awards: Time-Based Granted plus Performance- Based Vested(1)	(C) (A)+(B) Total Unadjusted Shares Issued	(D) Estimated Full- Value Award Multiplier	(E) (A)+(B*D) Total Adjusted Shares Issued	(F) Weighted Average Number of Common Shares Outstanding	(G) (C) / (F) Unadjusted Burn Rate	(H) (E) / (F) Adjusted Burn Rate
FY2017	58,024	35,912	93,936	2.5	147,804	33,964,000	0.28%	0.44%
FY2016	61,084	87,106	148,190	2.5	278,849	34,516,000	0.43%	0.81%
FY2015	0	44,104	44,104	2.5	110,260	35,466,000	0.12%	0.31%
Dorman 3-Year Average Burn Rate							0.28%	0.52%

(1)	Reflects the sum of time-based shares granted in FY2017, FY2016, and FY2015 equal to 25,311, 87,106 and 44,104 shares, and performance-based shares vested based on actual performance in FY2017, FY2016, and FY2015 equal to 10,601, 0 and 0 shares. The number of performance-based shares granted in FY2017, FY2016, and FY2015 (reflected at maximum) are equal to 45,300, 46,688 and 0 shares.

The adjusted burn rate means that we used an average of 0.52% of the weighted average common shares outstanding for grants over the past three years under the 2008 Plan.

Dilution Analysis

As of March 9, 2018, our capital structure consisted of 33,599,819 shares of common stock outstanding and no shares of preferred stock. The table below shows our potential dilution (referred to as “overhang”) levels based on our common stock outstanding, equity awards outstanding and our request for 1,200,000 shares to be available for awards pursuant to the 2018 Plan. The 1,200,000 shares represents 3.4% of our total diluted outstanding shares as of March 9, 2018. The Board of Directors believes that the 1,200,000 shares requested represents a reasonable amount of potential equity dilution, which will allow us to continue awarding equity awards, an important component of our compensation program.

	# Shares as of 3/9/18	% of Total Diluted CSO as of 3/9/18
(A) New Share Reserve Proposal	1,200,000	3.4%
(B) Shares Remaining Available for Future Issuance Under Prior Plan	0(1)	—
(C) Stock Options Outstanding	184,060(2)	0.5%
(D) Full-Value Awards Outstanding	193,496 (3)	0.6%
(E) Total Awards Granted + New Share Reserve	1,577,556	4.5%
(F) Common Shares Outstanding (CSO) as of 3/9/18	33,599,819
(G) Total Diluted CSO as of 3/9/18 (A+C+F) (4)	34,983,879

(1)	Upon the approval of the 2018 Plan, no further awards will be granted under the 2008 Plan.
(2)	For outstanding stock options, the weighted average exercise price is $62.68 and the weighted average remaining term is 2.9 years.
(3)	Includes time-based restricted shares and performance-based shares (reflected at maximum) outstanding.

(4)	Unlike time-based restricted shares and performance-based shares, stock options are not included in our CSO and they are therefore added to the CSO for purposes of calculating dilution.

Shares

Subject to adjustment as provided in the 2018 Plan, not more than 1,200,000 shares of our common stock may be issued pursuant to the 2018 Plan upon exercise of awards with not more than 600,000 shares of our common stock being issued upon the exercise of incentive stock options. The maximum number of shares that may be issued under the 2018 Plan is subject to adjustment, as described below. Shares issued under the 2018 Plan may be treasury shares or originally issued shares. If an award is forfeited, terminates or expires without having been exercised in full, the shares underlying such forfeited, terminated or expired award will return to the pool of shares available for issuance under the 2018 Plan. Shares surrendered in payment of the exercise price of a stock option and shares withheld or surrendered for payment of taxes with respect to any award will not be available for re-issuance under the 2018 Plan. If SARs are exercised and settled in common stock, the full number of shares subject to the SARs will be considered issued under the 2018 Plan, without regard to the number of shares issued upon settlement of the SARs.

The 2018 Plan sets forth the following individual limits:

•	the maximum grant date value of shares subject to awards granted to any officer, employee, consultant or advisor during any calendar year may not exceed $5,000,000 in total value; and

•	the maximum grant date value of shares subject to awards granted to any non-employee director during any calendar year, taken together with any cash fees payable to such non-employee director for services rendered during the calendar year, may not exceed $500,000 in total value.

For purposes of these individual limits, the value of such awards shall be calculated based on the grant date fair value of such awards for financial reporting purposes.

Eligibility

Generally, all officers, directors and employees of and important consultants and/or advisors of our Company and each of our subsidiaries are eligible to receive awards under the 2018 Plan. It is anticipated that approximately 2,000 persons would be eligible to receive awards under the 2018 Plan.

Grants

Subject to the terms set forth in the 2018 Plan, the Committee has the power, from time to time, to:

•	determine the eligible persons to whom, and the time or times at which awards, will be granted;

•	determine the types of awards to be granted;

•	determine the number of shares to be covered by or used for reference purposes for each award;

•	impose such terms, limitations, restrictions and conditions upon any such award as the Committee deems appropriate, including but not limited to any performance conditions to vesting or exercise of an award;

•	modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards;

•	subject to the restrictions of Section 409A of the Code, accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an award following termination of any participant’s employment or other relationship with a participating company; and

•	establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period.

Types of Awards

The following types of awards may be granted under the 2018 Plan:

•	options (both incentive stock options and non-qualified options);

•	stock appreciation rights (SARs);

•	restricted stock; and

•	restricted stock units.

Awards will be evidenced by award agreements (which need not be identical) in such forms as the Committee may from time to time approve. In the event of any conflict between the provisions of the 2018 Plan and any such agreements, the provisions of the 2018 Plan shall prevail. All awards must be granted on or before the tenth anniversary of the effective date of the 2018 Plan.

Options. Options granted under the 2018 Plan may be incentive stock options (qualifying for favorable income tax treatment under Section 422 of the Code) or non-qualified stock options. A description of the tax treatment of stock options appears below under the heading “Federal Income Tax Information.”

The Committee determines the exercise price at which shares underlying a stock option may be purchased. The exercise price for options granted under the 2018 Plan must be equal to at least 100% of the fair market value (as defined the 2018 Plan) of our common stock as of the date of the grant of the option, except that the option exercise price of an incentive stock option granted to an individual owning shares of our Company possessing more than 10% of the total combined voting power of all classes of stock of our Company on the date of the grant (“Ten Percent Holder”) must not be less than 110% of the fair market value as of the date of the grant of the option. The aggregate fair market value (determined on the date of grant) of the shares of our common stock subject to incentive stock options granted to an employee and which first become exercisable during any calendar year cannot exceed $100,000. The exercise price may be paid pursuant to one or more of the following methods, as determined by the Committee and set forth in the award agreement: cash, check, by delivering shares of common stock owned by the participant (or attesting to ownership of such shares) or by permitting Dorman to withhold shares of common stock for which the stock option is exercisable.

Stock options granted under the 2018 Plan are exercisable as determined by the Committee and specified in the applicable award agreement. In no event will an incentive stock option granted to a Ten Percent Holder be exercisable after five years from the date of grant and all other options will not be exercisable after ten years from the date of grant. The 2018 Plan also contains an automatic exercise provision which provides that immediately before its expiration, an option will be deemed automatically exercised if certain conditions set forth in the 2018 Plan are satisfied, including the option being in-the money. A participant may not receive dividend equivalents with respect to stock options.

Stock Appreciation Rights. A SAR is a right to receive a payment in cash, shares of common stock or a combination of cash and shares of common stock, in an amount equal to the fair market value of a specified number of shares on the date of exercise over the applicable base price per share, as determined by the Committee. The base price per share may not be less than the fair market value of a share of common stock on the date the SAR is granted. SARs are exercisable as determined by the Committee and specified in the applicable award agreement. No SAR will be exercisable later than ten years after the date it is granted. The 2018 Plan also contains an automatic exercise provision which provides that immediately before its expiration, a SAR will be deemed automatically exercised if certain conditions set forth in the 2018 Plan are satisfied. A participant may not receive dividend equivalents with respect to SARs.

Restricted Stock and Restricted Stock Units. Each award of restricted stock or restricted stock units will be subject to such terms and conditions consistent with the 2018 Plan as determined by the Committee and as set forth in the applicable award agreement. Restricted shares granted under the 2018 Plan are, for a period of time determined by the Committee, subject to forfeiture if certain conditions established by the Committee, including performance standards set by the Committee, are not met. A restricted stock unit is a unit that entitles the participant, upon the vesting date set forth in the applicable award agreement, to receive one share of our common stock. The Committee will establish the terms and conditions upon which the restrictions on those shares or units will lapse. In addition, the Committee may at any time, in its sole discretion, waive, in whole or in part, any remaining conditions to vesting with respect to a participant’s restricted stock or restricted stock units.

Participants holding restricted shares may have such rights with respect to such shares as may be determined by the Committee and set forth in the applicable award agreement, including the right to vote such shares. Participants holding restricted stock units do not possess any voting rights with respect to those units. Cash dividends declared or paid on restricted shares will be deferred until the lapsing of any restrictions imposed on such restricted shares. The Committee will determine whether a participant granted a restricted stock unit will be entitled to receive an amount equal to any dividends paid on shares underlying the restricted stock unit, referred to as “dividend equivalents.” Dividend equivalents will vest and be paid only if and to the extent the underlying restricted stock units vest and are paid. Dividend equivalents may be payable in cash or in the form of additional shares subject to the award.

Transferability

No option or SAR will be transferable otherwise than by will or the laws of descent and distribution and, during the lifetime of the participant, will be exercisable only by the participant or for the participant’s benefit by the participant’s attorney-in-fact or guardian. The Committee may permit an option or a SAR to be transferred by a participant to a family member (as defined in the 2018 Plan), subject to restrictions set forth in the 2018 Plan.

The Committee may also establish a period commencing with the date of grant during which the participant will not be permitted to sell, transfer, pledge or assign restricted stock or restricted stock units awarded under the 2018 Plan.

Termination of Employment

Unless otherwise specified in an award agreement or any other written agreement between the participant and Dorman or any of our subsidiaries, if a participant’s employment is terminated, outstanding vested and unvested awards under the 2018 Plan will be subject to the following treatment:

Reason for Termination	Effect on Awards under the 2018 Plan, except as otherwise specified in an award agreement or other written agreement

Death or Disability

•  All unvested restricted stock awards and restricted stock units that vest in whole or in part based on performance will be governed by the terms of the applicable award agreement.

•  All other unvested restricted stock awards and restricted stock units will become vested.

•  Stock options and SARs will be exercisable for one year unless the award has an earlier expiration date (if a stock option or SAR vests in whole or in part based on performance, the exercisability of such awards will be governed by the terms of the applicable award agreement).

For Cause Termination	• All outstanding awards, whether or not vested, earned or exercisable, will be forfeited.

Other Termination Events	• Unvested, unearned or unexercisable awards will be forfeited. • Exercisable stock options and SARs will be exercisable for a 30-day period unless the award has an earlier expiration date.

A “termination of employment” will be deemed to occur on the date a participant ceases to have a regular obligation to perform services for a participating company, without regard to whether (i) the participant continues on the participating company’s payroll for regular, severance or other pay or (ii) the participant continues to participate in one or more health and welfare plans maintained by the participating company on the same basis as active employees. Whether a participant ceases to have a regular obligation to perform services for a participating company will be determined by the Committee in its sole discretion. For purposes of the 2018 Plan, a participant who is a non-employee director will be treated as having terminated employment on the participant’s termination of service as a non-employee director, provided that if such a participant is designated as a director emeritus upon termination of service as a non-employee director, such participant will not be treated as having terminated employment until the participant’s termination of service as a director emeritus.

Effect of Change-in-Control

Unless the award agreement provides otherwise, upon a change in control, all outstanding options and SARs will automatically accelerate and become fully exercisable and the restrictions and conditions on outstanding restricted stock, restricted stock units and dividend equivalents will immediately lapse.

Unless the Committee determines otherwise, if a change in control occurs in which our Company is not the surviving corporation (or survives only as a subsidiary of another corporation), all outstanding awards that are not exercised or paid at the time of the change in control will be assumed by, or replaced with awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation).

In the event of a change in control, if all outstanding awards are not assumed by, or replaced with awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may take any of the following actions with respect to any or all outstanding awards, without the consent of any participant:

•	the Committee may require that participants surrender their outstanding options and SARs in exchange for a payment by our Company, in cash or common stock as determined by the Committee, in an amount equal to the amount, if any, by which the then fair market value of the shares of common stock subject to the participant’s unexercised options and SARs exceed the option price or base price, and

•	after giving participants an opportunity to exercise all of their outstanding options and SARs, the Committee may terminate any or all unexercised options and SARs at such time as the Committee deems appropriate.

Under the 2018 Plan, “change in control” means:

•	any person or other entity (other than any of the subsidiary companies or any employee benefit plan sponsored by our Company or any of the subsidiary companies) including any person as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than 35 percent of the total combined voting power of all classes of capital stock of our Company normally entitled to vote for the election of directors of our Company (the “Voting Stock”);

•	consummation of the sale of all or substantially all of the property or assets of our Company;

•	our common stock ceases to be publicly traded;

•	consummation of a consolidation or merger of our Company with another corporation (other than with any of the subsidiary companies), which results in the shareholders of our Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 51 percent of the Voting Stock of the surviving entity; or

•	a change in our Board occurs with the result that the members of our Board on March 21, 2018 (the “Incumbent Directors”) no longer constitute a majority of such Board, provided that any person becoming a director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest or the settlement thereof, including but not limited to a consent solicitation, relating to the election of directors of our Company) whose election or nomination for election was supported by two-thirds (2/3) of the then Incumbent Directors will be considered an Incumbent Director.

In connection with the distribution of amounts subject to an award that consistitues deferrred compensation within the meaning of Section 409A of the Code, the term “change in control” will mean any transaction or series of transactions that constitutes a change in the ownership or effective control or a change in the ownership of a substantial portion of the assets of our Company, withing the meaning of Section 409A of the Code.

Adjustments to Awards Due to Changes in Dorman’s Capital Structure

In the event of a stock dividend of, or stock split or reverse stock split affecting shares of our common stock:

•	the maximum number of shares as to which awards may be granted under the 2018 Plan and the maximum number of shares with respect to which awards may be granted during any one fiscal year of our Company to any individual, and

•	the number of shares covered by and the option price, base price and other terms of outstanding awards,

will, without further action of the Board, be adjusted to reflect such event unless the Board determines, at the time it approves such stock dividend, stock split or reverse stock split, that no such adjustment will be made. The Committee may make adjustments, in its discretion, to address the treatment of fractional shares and fractional cents that arise with respect to outstanding awards as a result of the stock dividend, stock split or reverse stock split.

In the event of any change affecting shares of our common stock, our Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any such change that is part of a transaction resulting in a change in control, the Committee, in its discretion and without the consent of the holders of the awards, will make:

•	appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the 2018 Plan, in the aggregate and with respect to any individual during any one fiscal year of our Company, and

•	any adjustments in outstanding awards, including, but not limited to, reducing the number, kind and price of securities subject to awards.

The Committee is authorized to make, in its discretion and without the consent of holders of awards, adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting our Company, or the financial statements of our Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2018 Plan.

Repayment

All awards under the 2018 Plan will be subject to the provisions of any clawback or recoupment policy approved by the Board and/or Committee, as such policy may be in effect from time to time.

Repricing of Options and SARs

Except in connection with adjustments due to changes in Dorman’s capital structure described above, neither the Board nor the Committee may, without obtaining prior approval by the Company’s shareholders, reduce the option price of any issued and outstanding option or the base price of any issued and outstanding SAR granted under the 2018 Plan, including through cancellation and re-grant or any other method (including the repurchase of an option or SAR that is “out of the money” in exchange for an option or SAR, cash and/or other property), at any time during the term of such option or SAR.

Amendment and Termination

The Board or the Committee may amend or terminate the 2018 Plan from time to time in such manner as it may deem advisable. However, neither the Board nor the Committee may, without obtaining shareholder approval, change the class of individuals eligible to receive an incentive stock option, extend the expiration date of the 2018 Plan, decrease the minimum option price of an incentive stock option granted under the 2018 Plan or increase the maximum number of shares as to which awards may be granted, except in connection with adjustments due to changes in Dorman’s capital structure described above.

No award will be materially adversely affected by any such termination or amendment without the written consent of the participant.

Term of the 2018 Plan

The 2018 Plan will terminate on March 21, 2028, unless terminated sooner by our Board or the Committee.

Federal Income Tax Information

The following is a general summary of the current federal income tax treatment of incentive awards that would be authorized to be granted under the 2018 Plan, based upon the current provisions of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder. As the rules governing the tax treatment of such awards are technical in nature, the following discussion of tax consequences is necessarily general in nature and does not purport to be complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This discussion does not address the tax consequences under applicable state and local law.

Incentive Stock Options. A participant generally will not recognize income on the grant or exercise of an incentive stock option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If a participant disposes of the stock received upon the exercise of an incentive stock option within certain specified periods (a “disqualifying disposition”), the participant will recognize ordinary income on the exercise of such incentive stock option in the same manner as on the exercise of a nonqualified stock option, as described below.

Non-qualified Stock Options and Stock Appreciation Rights. A participant generally is not required to recognize income on the grant of a nonqualified stock option or a stock appreciation right. Instead, ordinary income generally is required to be recognized on the date the nonqualified stock option or stock appreciation right is exercised. In general, the amount of ordinary income required to be recognized is (i) in the case of a nonqualified stock option an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price and (ii) in the case of a stock appreciation right, the amount of cash and/or the fair market value of any shares received upon exercise.

Restricted Stock. Unless a participant who receives an award of restricted stock makes an election under Section 83(b) of Code, as amended, as described below, the participant generally is not required to recognize ordinary income on the award of restricted stock. Instead, on the date the restrictions lapse and the shares vest (that is, become transferable and no longer subject to forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on that date over the amount paid, if any for those shares. If a participant makes a Section 83(b) election to recognize ordinary income on the date the shares are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount paid, if any for those shares. In that case, the participant will not be required to recognize additional ordinary income when the restrictions lapse and the shares vest.

Restricted Stock Units. A participant generally is not required to recognize income on the grant of a restricted stock unit. In general, on the date the units vest, the participant will be required to recognize ordinary income in an amount equal to the fair market value of the stock deliverable on the vesting date.

Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares granted under the 2018 Plan will be treated as capital gain or loss. Gain or loss will be long-term capital gain or loss for shares held for more than one year.

Deductibility by the Company. We generally are not allowed a deduction in connection with the grant or exercise of an incentive stock option. However, if a participant is required to recognize income as a result of a disqualifying disposition, we will be entitled to a deduction equal to the amount of ordinary income so recognized. In the case of a nonqualified stock option (including an incentive stock option that is treated as a nonqualified stock option, as described above), a stock appreciation right, or restricted stock or restricted stock unit, in general, we will be allowed a deduction in an amount equal to the amount of ordinary income recognized by a participant, provided that certain income tax reporting requirements are satisfied.

New Plan Benefits

Any awards to be made under the 2018 Plan will be subject to the discretion of our Compensation Committee. As a result, it is not possible to determine the number or type of awards that will be granted to any person under the 2018 Plan. The awards granted for the 2017 fiscal year under our 2008 Plan are set forth in the following table (and, for our named executive officers, are also set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table at pages 34 and 36, respectively, of this proxy statement).

Name and Title	Dollar Value(1)	Number of Shares/Shares Underlying Options(1)
Steven L. Berman Executive Chairman, Secretary and Treasurer	$230,744	6,865
Mathias J. Barton President and Chief Executive Officer	$559,965	16,659
Jeffrey L. Darby Senior Vice President, Sales and Marketing	$547,939	10,021
Michael B. Kealey Executive Vice President, Commercial	$233,772	6,873
Kevin M. Olsen Executive Vice President, Chief Financial Officer	$233,747	6,931
Executive Officers Group	$1,806,167	47,349
Non-Executive Director Group	$420,211	5,255
Non-Executive Officer Employee Group	$1,758,277	44,780

(1)	Performance-based restricted stock has been included in this table at target. The amounts disclosed herein do not include performance awards granted under cash plans which were paid in equity.

Market Price of Shares

The closing price of our common stock, as reported on Nasdaq on March 9, 2018 was $ 72.54.

Equity Compensation Plan Information

The following table details information regarding Dorman’s existing equity compensation plans as of December 30, 2017:

			(c)
	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2)
Plan Category(1)
Equity compensation plans approved by security holders	122,547	$57.74	2,399,106
Equity compensation plans not approved by security holders	—	—	—

Total	122,547	$57.74	2,399,106

(1)	This table does not include shares proposed to be authorized under the 2018 Plan.
(2)	This number includes 1,399,106 shares available for issuance under the 2008 Plan and 1,000,000 shares reserved for issuance under the Dorman Products, Inc. Employee Stock Purchase Plan. Upon the approval of the 2018 Plan, no further awards will be granted under the 2008 Plan.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE DORMAN PRODUCTS, INC.

2018 STOCK OPTION AND STOCK INCENTIVE PLAN.

Proposal IV: Ratification of KPMG LLP as Independent Registered Public Accounting Firm

Our independent registered public accounting firm for the fiscal year ended December 30, 2017 was the firm of KPMG LLP. The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2018. A representative of KPMG LLP is expected to be present at the annual meeting and to have the opportunity to make a statement, if he desires to do so, and is expected to be available to respond to appropriate questions.

The Audit Committee, with the endorsement of the Board, recommends that you ratify that appointment. Although ratification is not required by our Amended and Restated By-laws or otherwise, we are submitting the selection of KPMG LLP to you for ratification as a matter of good corporate practice. If the selection is not ratified by a majority of the votes cast on this proposal at the annual meeting, our Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, our Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

THE BOARD RECOMMENDS YOU VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2018 FISCAL YEAR.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company by KPMG LLP as of or for the fiscal years ended December 30, 2017 and December 31, 2016 were:

	Fiscal Year Ended
Services Rendered (1)	December 30, 2017	December 31, 2016
Audit Fees	$1,136,280	$814,500
Audit Related Fees	5,000	120,000
Tax Fees	286,319	284,587
All Other Fees	1,780	1,780

Total	$1,429,379	$1,220,867

(1)	The aggregate fees included in Audit Fees are fees billed for the fiscal years. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

Audit Fees. Audit fees for the fiscal years ended December 30, 2017 and December 31, 2016 were for professional services rendered for the audits of our consolidated financial statements, and for the audit of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, quarterly reviews, issuance of consents, and assistance with review of documents filed with the SEC.

Audit Related Fees. Audit related fees are for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements that are not reported under “Audit Fees” including work performed around the new revenue recognition standard.

Tax Fees. Tax fees for the fiscal years ended December 30, 2017 and December 31, 2016 were for services relating to tax planning, tax preparation services, and tax advice.

All Other Fees. All other fees for the fiscal years ended December 30, 2017 and December 31, 2016 were for the annual subscription for the KPMG accounting research software.

The Audit Committee has considered and determined that the services provided by KPMG LLP are compatible with KPMG LLP maintaining its independence.

Pre-Approval Policies and Procedures

The Audit Committee Charter provides that one of the Audit Committee’s responsibilities is pre-approval of all audit, audit related, tax services and other services performed by the independent registered public accounting firm. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee pre-approved all of the audit and non-audit services provided by KPMG LLP to us during the fiscal years ended December 30, 2017 and December 31, 2016.

Shareholder Proposals

Proposals by shareholders to be presented at our annual meeting of shareholders to be held in 2019 must be received by us no later than November 29, 2018 in order to be considered for inclusion in our proxy statement and form of proxy for that meeting. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

In addition, shareholders are notified that the deadline for providing us timely notice of any shareholder proposal to be submitted outside of the process of Rule 14a-8 of the Exchange Act for consideration at our 2019 annual meeting of shareholders is not earlier than the close of business on January 10, 2019 and not later than the close of business on February 9, 2019. Any such notice must comply with our Amended and Restated By-laws, a copy of which may be obtained on our website located at www.dormanproducts.com and accessible via the “Investor Relations” page. As to all such matters for which we do not have notice on or prior to February 9, 2019, discretionary authority shall be granted to the persons designated in our proxy statement related to the 2019 annual meeting of shareholders to vote on such proposal.

Annual Report

A copy of our 2017 Annual Report to Shareholders, including our Form 10-K for the fiscal year ended December 30, 2017, is being furnished concurrently with this proxy statement at www.proxyvote.com. If you previously requested electronic or paper delivery, you will be sent the 2017 Annual Report to Shareholders on or about March 29, 2018.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, including the financial statements and financial statement schedules (except for exhibits), can also be obtained without charge by writing to Dorman Products, Inc., 3400 East Walnut Street, Colmar, Pennsylvania 18915, Attn: Thomas J. Knoblauch, Assistant Secretary. We also make available, free of charge, on our website located at www.dormanproducts.com, our Annual Report on Form 10-K, including all amendments thereto.

Solicitation of Proxies

We will pay all expenses incurred in connection with the solicitation of proxies. In addition to solicitation by mail, our officers, directors and regular employees, who will receive no additional compensation for their services, may solicit proxies in person or by telephone, facsimile, email or the Internet. We have requested that brokers and nominees who hold stock in their names furnish this proxy material to their customers; we will reimburse these brokers and nominees for their out-of-pocket and reasonable expenses.

Although it is not anticipated, we reserve the right to retain a professional firm of proxy solicitors to assist in solicitation of proxies. We estimate that we would be required to pay such firm fees ranging from $7,500 to $15,000 plus out-of-pocket expenses.

Other Matters

As of the date of this proxy statement, no other matter is known which will be brought before the annual meeting. However, the proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters to be presented at the annual meeting which we did not have notice on or prior to February 15, 2018; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not constitute ratification of the action at the meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this proxy statement and the form of proxy pursuant to Rule 14a-8 or Rule 14a-9 under the Exchange Act; and (v) matters incidental to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their best judgment and discretion.

Householding

In accordance with notices previously sent to many shareholders who hold their shares through a bank, broker or other holder of record (“street-name shareholders”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any shareholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name shareholder residing at the same address who wishes to receive a separate copy of this proxy statement or the accompanying annual report to shareholders may request a copy by contacting the bank, broker or other holder of record. Alternatively, we will promptly deliver a separate copy of either of such documents if a street-name shareholder contacts us either by calling (215) 712-5222 or by writing to Dorman Products, Inc., 3400 East Walnut Street, Colmar, Pennsylvania 18915, Attn: Thomas J. Knoblauch, Assistant Secretary.

Street-name shareholders who are currently receiving householded materials may revoke their consent, and street-name shareholders who are not currently receiving householded materials may request householding of our future materials, by contacting Broadridge Financial Services, Inc., either by calling toll free at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent you will be removed from the “householding” program within 30 days of Broadridge’s receipt of your revocation, and each shareholder at your address will receive individual copies of our future materials.

By Order of the Board of Directors

/s/ Thomas J. Knoblauch
Thomas J. Knoblauch
Senior Vice President, General Counsel and
Assistant Secretary

Colmar, Pennsylvania

March 29, 2018

Exhibit A

DORMAN PRODUCTS, INC.

2018 STOCK OPTION AND STOCK INCENTIVE PLAN

1.	BACKGROUND AND PURPOSE.

(a) Background. Dorman Products, Inc., a Pennsylvania corporation (the “Company”), hereby adopts the Dorman Products, Inc. 2018 Stock Option and Stock Incentive Plan (the “Plan”).

(b) Purpose. The purpose of the Plan is to provide additional incentive to officers and directors of, and other employees of and important consultants and/or advisors to, the Company and each present or future parent or subsidiary corporation of the Company by encouraging them to invest in shares of the Company’s common stock (the “Common Stock”) and providing for awards in the form of options to purchase Common Stock, stock appreciation rights, restricted shares of Common Stock and restricted stock units in order to promote a proprietary interest in the Company and an increased personal interest in the Company’s continued success and progress.

(c) Reservation of Right to Amend to Comply with Section 409A. In addition to the powers reserved to the Board and the Committee under Paragraph 5 of the Plan, the Board and the Committee reserve the right to amend the Plan, either retroactively or prospectively, in whatever respect is required to achieve and maintain compliance with the requirements of the Section 409A.

(d) References to Written Forms, Elections and Notices. Any action under the Plan that requires a written form, election, notice or other action shall be treated as completed if taken via electronic or other means, to the extent authorized by the Committee.

2.	DEFINITIONS.

Under the Plan, except where the context otherwise indicates, the following definitions apply:

(a) “Affiliate” means, with respect to any Person, any other person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Award” means an award of Options, SARs, Restricted Stock or Restricted Stock Units granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) Cause” means (i) fraud; (ii) misappropriation; (iii) embezzlement; (iv) gross negligence in the performance of duties; (v) self-dealing; (vi) dishonesty; (vii) misrepresentation; (viii) conviction of a crime of a felony; (ix) material violation of any Company policy; (x) material violation of the Company’s Code of Conduct, or (xi) in the case of an employee of a Participating Company who is a party to an employment agreement with such service recipient, material breach of such agreement; provided that as to items (ix), (x) and (xi), if capable of being cured, such event or condition remains uncured following 30 days written notice thereof.

(e) “Change in Control” means:

(i) Except as provided in Paragraph 2(e)(ii), a “Change in Control” of the Company shall be deemed to have occurred upon any of the following events:

(A) any person or other entity (other than any of the Subsidiary Companies or any employee benefit plan sponsored by the Company or any of the Subsidiary Companies) including any person as defined in Section 13(d)(3) of the 1934 Act, becomes the beneficial owner, as defined in Rule 13d-3 under the 1934 Act, directly or indirectly, of more than 35 percent of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company (the “Voting Stock”);

(B) consummation of the sale of all or substantially all of the property or assets of the Company;

(C) the Company’s Common Stock shall cease to be publicly traded;

(D) consummation of a consolidation or merger of the Company with another corporation (other than with any of the Subsidiary Companies), which results in the shareholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 51 percent of the Voting Stock of the surviving entity; or

(E) a change in the Company’s Board occurs with the result that the members of the Board on March 21, 2018 (the “Incumbent Directors”) no longer constitute a majority of such Board, provided that any person becoming a director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest or the settlement thereof, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election or nomination for election was supported by two-thirds (2/3) of the then Incumbent Directors shall be considered an Incumbent Director for purposes hereof.

(ii) With respect to the distribution of amounts subject to an Award that constitute “deferred compensation” (within the meaning of Section 409A), the term “Change in Control” shall mean any transaction or series of transactions that constitutes a change in the ownership or effective control or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the Compensation Committee of the Board, provided that all references to the Committee shall be treated as references to the Committee’s delegate with respect to any Award granted within the scope of the delegate’s authority pursuant to Paragraph 5(f), provided further that with respect to any Award to a Non-Employee Director, all references to the Committee shall be treated as references to either the Board or the Committee acting alone.

(h) “Common Stock” means the Company’s common stock.

(i) “Company” means Dorman Products, Inc., a Pennsylvania corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

(j) “Date of Grant” means the date on which an Award is granted.

(k) “Director Emeritus” means an individual designated by the Board, in its sole discretion, as Director Emeritus, pursuant to the Board’s Director Emeritus Policy, as such policy may be in effect from time to time.

(l) “Disability” means:

(i) With respect to any Incentive Stock Option, a disability within the meaning of Section 22(e)(3) of the Code.

(ii) With respect to any Award other than an Incentive Stock Option:

(A) A Participant’s substantial inability to perform Participant’s duties due to partial or total disability or incapacity resulting from a mental or physical illness, injury or other health-related cause for a period of 12 consecutive months or for a cumulative period of 52 weeks in any twenty-four (24) consecutive-month period; or

(B) If more favorable to the Participant, “Disability” as it may be defined in such Participant’s employment agreement between the Participant and the Company or an Affiliate, if any.

(m) “Eligible Employee” means an employee of a Participating Company, as determined by the Committee.

(n) “Fair Market Value” means:

(i) If Shares are listed on a national stock exchange or market system, Fair Market Value shall be determined based on the last reported sale price of a Share on such exchange or market system on which Shares are listed on the date of determination, or if such date is not a trading day, the next trading date.

(ii) If Shares are not so listed nor trades of Shares so reported, Fair Market Value shall be determined by the Committee in good faith.

(o) “Family Member” has the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

(p) “Incentive Stock Option” means an Option granted under the Plan, designated by the Committee at the time of such grant as an Incentive Stock Option within the meaning of Section 422 of the Code and containing the terms specified herein for Incentive Stock Options; provided, however, that to the extent an Option granted under the Plan and designated by the Committee at the time of grant as an Incentive Stock Option fails to satisfy the requirements for an incentive stock option under Section 422 of the Code for any reason, such Option shall be treated as a Non-Qualified Option.

(q) “Non-Employee Director” means an individual who is a member of the Board, and who is not an employee of a Participating Company, including an individual who is a member of the Board and who previously was but at the time of reference is not, an employee of a Participating Company.

(r) “Non-Qualified Option” means:

(i) an Option granted under the Plan, designated by the Committee at the time of such grant as a Non-Qualified Option and containing the terms specified herein for Non-Qualified Options; and

(ii) an Option granted under the Plan and designated by the Committee at the time of grant as an Incentive Stock Option, to the extent such Option fails to satisfy the requirements for an incentive stock option under Section 422 of the Code for any reason.

(s) “Option” means any stock option granted under the Plan.

(t) “Participant” means an Eligible Employee, consultant, advisor or Non-Employee Director who is granted an Award.

(u) “Participating Company” means the Company and each of the Subsidiary Companies.

(v) “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.

(w) “Plan” means the Dorman Products, Inc. 2018 Stock Option and Stock Incentive Plan, as set forth herein, and as amended from time to time.

(x) “Restricted Stock” means Shares subject to restrictions as set forth in an Award.

(y) “Restricted Stock Unit” means a unit that entitles the Participant, upon the Vesting Date set forth in an Award, to receive one Share.

(z) “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as in effect from time to time.

(aa) “SAR” means a stock appreciation right granted under the Plan which gives the Participant the right for a specified time period to receive cash or Shares or a combination of cash and Shares having a Fair Market Value equal to the excess, if any, of the Fair Market Value on the date of exercise over the applicable base price of the stock appreciation right.

(bb) “Section 16(b) Officer” means an officer of the Company who is subject to the short-swing profit recapture rules of Section 16(b) of the 1934 Act.

(cc) “Section 409A” means Section 409A of the Code and the various Notices, Announcements, Proposed Regulations and Final Regulations issued thereunder.

(dd) “Share” or “Shares” means a share or shares of Common Stock.

(ee) “Subsidiary Companies” means all corporations that, at the time in question, are subsidiaries of the Company, within the meaning of Section 424(f) of the Code.

(ff) “Successor-in-Interest” means the estate or beneficiary to whom the right to payment under the Plan shall have passed by will or the laws of descent and distribution.

(gg) “Ten Percent Shareholder” means a person who on the Date of Grant owns, either directly or within the meaning of the attribution rules contained in Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporations, as defined respectively in Sections 424(e) and (f) of the Code, provided that the employer corporation is the Company or a Subsidiary Company.

(hh) “Vesting Date” means, as applicable: (i) the date on which the restrictions imposed on a Share of Restricted Stock lapse or (ii) the date on which the Participant vests in a Restricted Stock Unit.

(ii) “1933 Act” means the Securities Act of 1933, as amended.

(jj) “1934 Act” means the Securities Exchange Act of 1934, as amended.

3.	TYPES OF AWARDS.

(a) Awards which may be granted under the Plan include: (i) Options (both Incentive Stock Options and Non-Qualified Options; (ii) SARs; (iii) Restricted Stock and (iv) Restricted Stock Units.

(b) Awards shall be evidenced by Award agreements (which need not be identical) in such forms as the Committee may from time to time approve; provided, however, that in the event of any conflict between the provisions of the Plan and any such agreements, the provisions of the Plan shall prevail.

4.	SHARES SUBJECT TO PLAN.

(a) Shares Available For Grant. Subject to adjustment as provided in Paragraph 10, not more than 1,200,000 Shares may be issued pursuant to the Plan upon exercise of Awards. Shares delivered pursuant to Awards may, at the Company’s election, be either treasury Shares or Shares originally issued for such purpose.

(b) Limitations on Awards.

(i) Incentive Stock Options. Subject to adjustment as provided in Paragraph 10, up to 600,000 shares of Common Stock may be issued upon the exercise of Incentive Stock Options.

(ii) Individual Limit—Officers, Employees, Consultants and Advisors. The maximum grant date value of Shares subject to Awards granted to any officer, employee, consultant or advisor during any calendar year shall not exceed $5,000,000 in total value. For purposes of this limit, the value of such Awards shall be calculated based on the grant date fair value of such Awards for financial reporting purposes.

(iii) Individual Limit – Non-Employee Directors. The maximum grant date value of Shares subject to Awards granted to any non-employee director during any calendar year, taken together with any cash fees payable to such non-employee director for services rendered during the calendar year, shall not exceed $500,000 in total value. For purposes of this limit, the value of such Awards shall be calculated based on the grant date fair value of such Awards for financial reporting purposes.

(c) Shares Returned to the Reserve. For the avoidance of doubt, if an Award covering Shares is forfeited, terminates or expires without having been exercised in full, the Shares underlying such forfeited, terminated or expired Award shall return to the pool of Shares available for issuance under the Plan.

(d) Share Recycling Prohibitions. If (i) the Company withholds Shares to satisfy a Participant’s tax liabilities as provided in Paragraph 7(g) and Paragraph 15, or (ii) an Option covering Shares is exercised pursuant to the cashless exercise provisions of Paragraph 7(g), other Awards may not be granted covering the Shares so withheld to satisfy the Participant’s tax liabilities or covering the Shares that were subject to such Award but not delivered because of the application of such cashless exercise or tax withholding provisions, as applicable. Upon the exercise of SARs, the gross number of Shares exercised shall be deducted from the total number of Shares remaining available for issuance under the Plan.

5.	ADMINISTRATION OF THE PLAN.

(a) Administration. The Plan shall be administered by the Committee, provided that with respect to Awards to Non-Employee Directors, the rules of this Paragraph 5 shall apply so that all references in this Paragraph 5 to the Committee shall be treated as references to either the Board or the Committee acting alone. The Committee shall have the power to interpret the Plan’s provisions, prescribe, amend and rescind rules and regulations for the Plan, and make all other determinations necessary or advisable for the administration of the Plan. All determinations by the Committee shall be final, conclusive and binding on all Persons, including Participants and their beneficiaries. The Committee’s determinations under the Plan (including, without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award agreements evidencing such Awards) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(b) Grants. Subject to the express terms and conditions set forth in the Plan, the Committee shall have the power, from time to time, to:

(i) determine the eligible persons to whom, and the time or times at which Awards, shall be granted;

(ii) determine the types of Awards to be granted;

(iii) determine the number of Shares to be covered by or used for reference purposes for each Award;

(iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Committee shall deem appropriate, including but not limited to any performance conditions to vesting or exercise of an Award;

(v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided, however, that, except as provided in Paragraphs 10(b) and 15(c) of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the Participant and any amendment which would reduce the option price or base price shall not be made without obtaining approval of the Company’s shareholders pursuant to Paragraph 12(b));

(vi) subject to the restrictions of Section 409A, accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any Participant’s employment or other relationship with a Participating Company; and

(vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid after the end of a performance period.

(c) Meetings. The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be the valid acts of the Committee.

(d) Exculpation. No member of the Committee shall be personally liable for monetary damages for any action taken or any failure to take any action in connection with the administration of the Plan or the granting of Awards thereunder unless (i) the member of the Committee has breached or failed to perform the duties of the office, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the provisions of this Paragraph 5(d) shall not apply to the responsibility or liability of a member of the Committee pursuant to any criminal statute.

(e) Indemnification. Service on the Committee shall constitute service as a member of the Board. Each member of the Committee shall be entitled without further act on the member’s part to indemnity from the Company to the fullest extent provided by applicable law and the Company’ s Articles of Incorporation and By-laws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Awards thereunder in which the person may be involved by reason of the person’s being or having been a member of the Committee, whether or not the person continues to be such member of the Committee at the time of the action, suit or proceeding.

(f) Delegation of Authority. The Committee may delegate its authority with respect to the grant, amendment, interpretation and administration of Awards, other than Awards to Section 16(b) Officers, to a person, persons or committee, in its sole and absolute discretion. Actions taken by the Committee’s duly-authorized delegate shall have the same force and effect as actions taken by the Committee. Any delegation of authority pursuant to this Paragraph 5(f) shall continue in effect until the earliest of:

(i) such time as the Committee shall, in its sole and absolute discretion, revoke such delegation of authority;

(ii) in the case of delegation to a person that is conditioned on such person’s continued service as an employee of the Company or as a member of the Board, the date such delegate shall cease to serve in such capacity for any reason; or

(iii) the delegate shall notify the Committee that the delegate declines to continue to exercise such authority.

6.	ELIGIBILITY.

(a) All officers, directors and employees of and important consultants and/or advisors to a Participating Company are eligible to receive Awards under this Plan.

(b) For purposes of the Plan, a transfer of an employee between two employers, each of which is a Participating Company, shall not be deemed a termination of employment. For purposes of the Plan, a Participant’s “termination of employment” shall be deemed to occur on the date a Participant ceases to have a regular obligation to perform services for a Participating Company, without regard to whether (i) the Participant continues on the Participating Company’s payroll for regular, severance or other pay or (ii) the Participant continues to participate in one or more health and welfare plans maintained by the Participating Company on the same basis as active employees. Whether a Participant ceases to have a regular obligation to perform services for a Participating Company shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, if a Participant is a party to an employment agreement, consulting agreement or severance agreement with a Participating Company which establishes the effective date of such Participant’s termination of employment, that date shall apply. For the avoidance of doubt, if a Participant’s employer or other service recipient ceases to be a Participating Company (for example, as the result of a sale of the business for whom the Participant was providing services), the Participant shall be treated as having terminated employment upon the effective date of such change in status. For purposes of the Plan, a Participant who is a Non-Employee Director shall be treated as having terminated employment on the Participant’s termination of service as a Non-Employee Director, provided that if such a Participant is designated as a Director Emeritus upon termination of service as a Non-Employee Director, such Participant shall not be treated as having terminated employment until the Participant’s termination of service as a Director Emeritus.

7.	OPTIONS AND SARS.

(a) General. Each Option shall be subject to such terms and conditions consistent with the Plan as shall be determined by the Committee and as set forth in the Award agreement. In addition, each Option shall be subject to the limitations set forth in this Paragraph 7. Options issued pursuant to this Plan may be either Incentive Stock Options or Non-Qualified Options, as determined by the Committee. It is intended that the Incentive Stock Options granted under the Plan shall constitute incentive stock options within the meaning of Section 422 of the Code, and that Shares transferred pursuant to the exercise of Non-Qualified Options shall constitute property subject to federal income tax pursuant to the provisions of Section 83 of the Code. The provisions of the Plan shall be interpreted and applied insofar as possible to carry out such intent. An Option designated as an Incentive Stock Option granted to a Ten Percent Shareholder but which does not comply with the requirements set forth in Paragraphs 7(c) and 7(d) shall be treated as a Non-Qualified Option. An Option designated as an Incentive Stock Option shall be treated as a Non-Qualified Option if the Participant is not an employee of a Participating Company on the Date of Grant.

(b) Time of Grant. All Options and SARs shall be granted on or before the tenth anniversary of the effective date of the Plan.

(c) Limit on Term of Options and SARs. In no event shall (i) an Incentive Stock Option be exercisable after five years from the Date of Grant in the case of a grant to a Ten Percent Shareholder and (ii) any other Option or SAR be exercisable after ten years from the Date of Grant.

(d) Option Price; SAR Base Price.

(i) The option price per Share with respect to any Option shall be determined by the Committee, provided, however, that with respect to any Options, the option price per Share shall not be less than 100% of the Fair Market Value on the Date of Grant, and provided further that with respect to any Incentive Stock Options granted to a Ten Percent Shareholder, the option price per Share shall not be less than 110% of the Fair Market Value on the Date of Grant.

(ii) The base price of an SAR shall be determined by the Committee, provided, however, that the base price per Share shall not be less than 100% of the Fair Market Value on the Date of Grant.

(e) No Dividend Equivalents. Dividend Equivalents may not be granted with respect to Options or SARs.

(f) Restrictions on Transferability. No Option or SAR granted under this Paragraph 7 shall be transferable otherwise than by will or the laws of descent and distribution and, during the lifetime of the Participant, shall be exercisable only by the Participant or for the Participant’s benefit by the Participant’s attorney-in-fact or guardian; provided that the Committee may, in its discretion, at the time of grant of an SAR, a Non-Qualified Option or by amendment of an Award agreement for an SAR, Incentive Stock Option or a Non-Qualified Option, provide that Options or SARs granted to or held by a Participant may be transferred, in whole or in part, to one or more transferees and exercised by any such transferee; provided further that (i) any such transfer is without consideration and (ii) each transferee is a Family Member with respect to the Participant; and provided further that any Incentive Stock Option granted pursuant to an Award agreement which is amended to permit transfers during the lifetime of the Participant shall, upon the effectiveness of such amendment, be treated thereafter as a Non-Qualified Option. No transfer of an Option or SAR shall be effective unless the Committee is notified of the terms and conditions of the transfer and the Committee determines that the transfer complies with the requirements for transfers of Options or SARs under the Plan and the Award agreement. Any person to whom an Option has been transferred may exercise any Options or SARs only in accordance with the provisions of Paragraph 7(i) and this Paragraph 7(f).

(g) Payment Upon Exercise of Options. Full payment for Shares purchased upon the exercise of an Option shall be made pursuant to one or more of the following methods as determined by the Committee and set forth in the Award agreement:

(i) In cash;

(ii) By check payable to the order of the Company;

(iii) By surrendering or attesting to ownership of Shares with an aggregate Fair Market Value equal to the aggregate option price, provided that the option price may not be paid in Shares if the Committee determines that such method of payment would result in liability under Section 16(b) of the 1934 Act to a Participant. Except as otherwise provided by the Committee, if payment is made in whole or in part by surrendering Shares, the Participant shall deliver to the Company certificates registered in the name of such Participant (or record the equivalent thereof on a book entry recordkeeping system maintained by the Company) representing Shares legally and beneficially owned by such Participant, free of all liens, claims and encumbrances of every kind and having a Fair Market Value on the date of delivery that is equal to or greater than the aggregate option price for the Option subject to payment by the surrender of Shares, accompanied by any necessary stock powers duly endorsed in blank by the record holder of such Shares; and if payment is made in whole or in part by attestation of ownership, the Participant shall attest to ownership of Shares representing Shares legally and beneficially owned by such Participant, free of all liens, claims and encumbrances of every kind and having a Fair Market Value on the date of attestation that is equal to or greater than the aggregate option price for the Option subject to payment by attestation of Share ownership. The Committee may impose such limitations and prohibitions on attestation or ownership of Shares and the use of Shares to exercise an Option as it deems appropriate; or

(iv) Via cashless exercise, such that subject to the other terms and conditions of the Plan, following the date of exercise, the Company shall deliver to the Participant Shares having a Fair Market Value, on the exercise date, equal to the excess, if any, of (A) the Fair Market Value of the Shares issued pursuant to the exercise of the Option on the exercise date, over (B) the sum of (1) the aggregate option price for the Shares issued pursuant to the exercise of the Option, plus (2) the applicable tax withholding amounts for such exercise; provided that in connection with such cashless exercise that would not result in the issuance of a whole number of Shares, the Company shall pay cash in lieu of any fractional Share or the Participant shall deliver cash or a check payable to the order of the Company for the balance of the option price for a whole Share to the extent necessary to avoid the issuance of a fractional Share.

(h) Delivery of Shares. For purposes of the Plan, the Company may satisfy its obligation to deliver Shares following the exercise of Options or SARs by arranging for the recording of Participant’s ownership of Shares issuable on the exercise of Options or SARs on a book entry recordkeeping system maintained on behalf of the Company. Only whole Shares shall be issuable upon exercise of Options or SARs. No fractional Shares shall be issued. Following the exercise of an Option or SAR and, in the case of an Option, the satisfaction of the conditions of Paragraph 7(g), the Company shall deliver to the Participant the number of whole Shares issuable on the exercise of an Option or SAR.

(i) Date of Exercise.

(i) In General. The date of exercise of an Option or SAR shall be the date on which written notice of exercise, addressed to the Company at its main office to the attention of its Secretary or Assistant Secretary, is hand delivered, e-mailed, tele-copied or mailed first class postage prepaid; provided, however, that the Company shall not be obligated to deliver any Shares pursuant to the exercise of an Option until the Participant shall have made payment in full of the option price for such Shares. Each such exercise shall be irrevocable when given. Each notice of exercise must (i) specify the Incentive Stock Option, Non-Qualified Option, SAR or combination thereof being exercised; and (ii) if applicable, include a statement of preference (which shall be binding on and irrevocable by the Participant but shall not be binding on the Committee) as to the manner in which payment to the Company shall be made.

(ii) Automatic Exercise. The provisions of this Paragraph 7(i)(ii) shall apply to any Option or SAR that is unexercised, in whole or in part, on or after the effective date of the Plan. Immediately before the time at which any such Option or SAR is scheduled to expire in accordance with the terms and conditions of the Plan and the applicable Award agreement, such Option or SAR shall be deemed automatically exercised, if such Option or SAR satisfies the following conditions:

(A) Such Option or SAR is covered by a then current registration statement under the 1933 Act.

(B) The last reported sale price of a Share on the principal exchange on which Shares are listed on the date of determination, or if such date is not a trading day, the last preceding trading day, exceeds the option price or base price per Share by such amount as may be determined by the Committee or its delegate from time to time. Absent a contrary determination, such excess per Share shall be $0.01.

(C) An Option subject to this Paragraph 7(i)(ii) shall be exercised via cashless exercise, such that subject to the other terms and conditions of the Plan, following the date of exercise, the Company shall deliver to the Participant Shares having a Fair Market Value, on the exercise date, equal to the excess, if any, of (A) the Fair Market Value of the Shares issued pursuant to the exercise of the Option, over (B) the sum of (1) the aggregate option price for the Shares issued pursuant to the exercise of the Option, plus (2) the applicable tax withholding amounts for such exercise; provided that the Company shall pay cash in lieu of any fractional Share.

(j) Limitation on Exercise of Incentive Stock Options. The aggregate Fair Market Value (determined as of the time Options are granted) of the Shares with respect to which Incentive Stock Options may first become exercisable by a Participant in any one calendar year under the Plan and any other plan of the Company shall not exceed $100,000. The limitations imposed by this Paragraph 7(j) shall apply only to Incentive Stock Options granted under the Plan, and not to any other Options or SARs. In the event an individual receives an Option intended to be an Incentive Stock Option which is subsequently determined to have exceeded the limitation set forth above, or if an individual receives Options that first become exercisable in a calendar year (whether pursuant to the terms of an Award agreement, acceleration of exercisability or other change in the terms and conditions of exercise or any other reason) that have an aggregate Fair Market Value (determined as of the time the Options are granted) that exceeds the limitations set forth above, the Options in excess of the limitation shall be treated as Non-Qualified Options.

8.	RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS.

(a) General. Each Award of Restricted Stock or Restricted Stock Units shall be subject to such terms and conditions consistent with the Plan as shall be determined by the Committee and as set forth in the Award agreement. In addition, each Award of Restricted Stock or Restricted Stock Units shall be subject to the limitations set forth in this Paragraph 8. No cash or other consideration shall be required to be paid by the Participant in exchange for an Award of Restricted Stock or Restricted Stock Units.

(b) Time of Grant. All Awards shall be granted on or before the tenth anniversary of the effective date of the Plan.

(c) Restricted Stock Certificate. A certificate shall be issued to each Participant in respect of Restricted Stock subject to an Award. Such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award. The Company may require that the certificate evidencing such Restricted Stock be held by the Company until all restrictions on such Restricted Stock have lapsed. The Company may, in lieu of issuing such a certificate, arrange for the recording of Participant’s ownership of the Restricted Stock on a book entry recordkeeping system maintained on behalf of the Company.

(d) Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the Date of Grant or thereafter. Subject to the provisions of the Plan and the Award, the Committee may establish a period commencing with the Date of Grant during which the Participant shall not be permitted to sell, transfer, pledge or assign Restricted Stock or Restricted Stock Units awarded under the Plan.

(e) Vesting/Lapse of Restrictions. Subject to the provisions of the Plan and the Award, a Vesting Date for Restricted Stock or Restricted Stock Units subject to an Award shall occur at such time or times and on such terms and conditions as the Committee may determine and as are set forth in the Award; provided, however, that except as otherwise provided by the Committee, a Vesting Date shall occur only if the Participant is an employee or director of a Participating Company as of such Vesting Date, and has been an employee or director of a Participating Company continuously from the Date of Grant. The Award may provide for Restricted Stock or Restricted Stock Units to vest in installments, as determined by the Committee. The Committee may, in its sole discretion, waive, in whole or in part, any remaining conditions to vesting with respect to such Participant’s Restricted Stock or Restricted Stock Units.

(f) Rights of the Participant. Participants may have such rights with respect to Shares subject to an Award as may be determined by the Committee and set forth in the Award, including the right to vote such Shares. A Participant whose Award consists of Restricted Stock Units shall not have the right to vote with respect to such Restricted Stock Units.

(g) Dividends and Dividend Equivalents.

(i) The payment to a Participant of cash dividends payable with respect to Restricted Stock shall be paid at such times as the Shares underlying such dividends become vested and free of a substantial risk of forfeiture. Such deferred dividends shall be held by the Company for the account of the Participant.

(ii) The Committee shall determine whether a participant granted a Restricted Stock Unit shall be entitled to the right to receive an amount equal to any dividends paid on Shares underlying the Restricted Stock Unit (“Dividend Equivalents”). Dividend Equivalents shall vest and be paid only if and to the extent the underlying Restricted Stock Units vest and are paid. Dividend Equivalents may be payable in cash or in the form of additional Shares subject to the Award.

(h) Delivery of Shares. For purposes of the Plan, the Company may satisfy its obligation to deliver Shares issuable under the Plan by arranging for the recording of Participant’s ownership of Shares issuable under the Plan on a book entry recordkeeping system maintained on behalf of the Company. Except as otherwise provided by Paragraph 8 and Paragraph 15, when a Vesting Date occurs with respect to all or a portion of an Award of Restricted Stock or Restricted Stock Units, the Company shall notify the Participant that a Vesting Date has occurred, and shall deliver to the Participant (or the Participant’s Successor-in-Interest) Shares as to which a Vesting Date has occurred (or in the case of Restricted Stock Units, the number of Shares represented by such Restricted Stock Units) without any legend or restrictions (except those that may be imposed by the Committee, in its sole judgment, under Paragraph 14). No fractional Shares shall be issued. Any right to a fractional Share shall be satisfied in cash, measured by the product of the fractional amount times the Fair Market Value of a Share at the Vesting Date, as determined by the Committee.

9.	RIGHTS AS SHAREHOLDERS.

A Participant who has received an Award of Options, SARs or Restricted Stock Units shall not have any right as a shareholder with respect to any Shares subject to Options, SARs or Restricted Stock Units until (a) with respect to Options or SARs, the Option or SAR shall have been exercised in accordance with the terms of the Plan and the Award agreement and, in the case of an Option, the Participant shall have paid the full purchase price for the number of Shares in respect of which the Option was exercised and the Participant shall have made arrangements acceptable to the Company for the payment of applicable taxes consistent with Paragraph 15 or (b) with respect to Restricted Stock Units, the Participant shall have made arrangements acceptable to the Company for the payment of applicable taxes and the Shares subject to the Restricted Stock Units shall have been delivered to the Participant or entered in the Company’s book entry system.

10.	CHANGES IN CAPITALIZATION.

(a) In General. The aggregate number of Shares and class of Shares as to which Awards may be granted and the number of Shares covered by each outstanding Award shall be appropriately adjusted in the event of a stock dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Shares and/or other outstanding equity security or a recapitalization or other capital adjustment (not including the issuance of Shares and/or other outstanding equity securities on the conversion of other securities of the Company which are convertible into Shares and/or other outstanding equity securities) affecting the Shares which is effected without receipt of consideration by the Company. The Committee shall have authority to determine the adjustments to be made under this Paragraph 10 and any such determination by the Committee shall be final, binding and conclusive.

(b) Adjustments for Corporate Transactions and Other Events.

(i) Stock Dividend, Stock Split and Reverse Stock Split. In the event of a stock dividend of, or stock split or reverse stock split affecting Shares, (A) the maximum number of Shares as to which Awards may be granted under this Plan and the maximum number of shares with respect to which Awards may be granted during any one fiscal year of the Company to any individual, and (B) the number of shares covered by and the option price, base price and other terms of outstanding Awards, shall, without further action of the Board, be adjusted to reflect such event unless the Board determines, at the time it approves such stock dividend, stock split or reverse stock split, that no such adjustment shall be made. The Committee may make adjustments, in its discretion, to address the treatment of fractional shares and fractional cents that arise with respect to outstanding Awards as a result of the stock dividend, stock split or reverse stock split.

(ii) Non-Change-In-Control Transactions. Except with respect to the transactions set forth in Paragraph 10(b)(i), in the event of any change affecting Shares, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any such change that is part of a transaction resulting in a Change in Control, the Committee, in its discretion and without the consent of the holders of the Awards, shall make (A) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan, in the aggregate and with respect to any individual during any one fiscal year of the Company, and (B) any adjustments in outstanding Awards, including, but not limited to, reducing the number, kind and price of securities subject to Awards.

(iii) Change-In-Control Transactions.

(A) Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Awards that are not exercised or paid at the time of the Change in Control shall be assumed by, or replaced with Awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). After a Change in Control, references to the “Company” as they relate to employment matters shall include the successor employer.

(B) Unless the Award agreement provides otherwise, upon a Change in Control, outstanding Options and SARs shall automatically accelerate and become fully exercisable and the restrictions and conditions on outstanding Restricted Stock, Restricted Stock Units and Dividend Equivalents shall immediately lapse.

(C) In the event of a Change in Control, if all outstanding Awards are not assumed by, or replaced with Awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may take any of the following actions with respect to any or all outstanding Awards, without the consent of any participant: (1) the Committee may require that participants surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Common Stock as determined by the

Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Common Stock subject to the participant’s unexercised Options and SARs exceeds the option price or base price, and (2) after giving participants an opportunity to exercise all of their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the Change in Control or such other date as the Committee may specify. Without limiting the foregoing, if the Fair Market Value does not exceed the option price or base price, as applicable, the Company shall not be required to make any payment to the participant upon surrender of the Option or SAR.

(iv) Unusual or Nonrecurring Events. The Committee is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(c) Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time to time in substitution for Awards held by employees, officers, consultants or directors of entities who become or are about to become employees, officers, consultants or directors of the Company or an Affiliate as the result of a merger or consolidation of the employing entity with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Committee deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

(d) Section 409A. No amounts subject to an Award under the Plan that constitute “deferred compensation” (as defined in Section 409A) shall be subject to distribution before the scheduled vesting date for such distribution in connection with a Change in Control unless such Change in Control constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A), except to the extent that earlier distribution would not result in any obligation to pay interest or additional tax under Section 409A.

11.	TERMINATION OF EMPLOYMENT

(a) Subject to the terms of the applicable Award agreement or any other written agreement between the Participant and the Company or any of its Subsidiaries, if a Participant’s employment is terminated due to death or Disability:

(i) all unvested Restricted Stock Awards, and Restricted Stock Units held by the participant on the date of the Participant’s death or the date of the termination of his or her employment as the case may be, shall immediately become vested as of such date, subject to subsection (iv) below;

(ii) all unexercisable Options and all unexercisable SARs held by the Participant on the date of the Participant’s death or the date of the termination of his or her employment, as the case may be, shall immediately become exercisable as of such date and shall remain exercisable until the earlier of (1) the end of the one-year period following the date of the Participant’s death or the date of the termination of his or her employment, as the case may be, or (2) the date the Option or SAR would otherwise expire, subject to subsection (iv) below;

(iii) all exercisable Options and all exercisable SARs held by the Participant on the date of the Participant’s death or the date of the termination of his or her employment, as the case may be, shall remain exercisable until the earlier of (1) the end of the one-year period following the date of the Participant’s death or the date of the termination of his or her employment, as the case may be, or (2) the date the Option or SAR would otherwise expire; and

(iv) all unvested Awards held by the Participant on the date of the Participant’s death or the date of the termination of his or her employment, as the case may be, that vest in whole or in part based on performance shall be governed by the terms of the applicable Award agreement.

(b) Subject to the terms of the applicable Award agreement or any other written agreement between the Participant and the Company or any of its Subsidiaries, if a Participant’s employment is terminated by the Company for Cause, all Awards, whether or not vested, earned or exercisable, held by the Participant on the date of the termination of his or her employment for Cause shall immediately be forfeited by such Participant as of such date, provided further, that in such event, in addition to immediate termination of an Option or SAR, the Participant, upon a determination by the Committee shall automatically forfeit all Shares and cash otherwise subject to delivery upon exercise of an Option or SAR but for which the Company has not yet delivered such Shares or cash, upon refund by the Company of the option price (in the case of Options).

(c) Subject to Paragraph 10(b)(iii) of the Plan and the terms of the applicable Award agreement or any other written agreement between the Participant and the Company or any of its Subsidiaries, if a Participant’s employment is terminated for any reason other than due to death, Disability or Cause:

(i) all unvested, unearned or unexercisable Awards held by the Participant on the date of the termination of his or her employment shall immediately be forfeited by such Participant as of such date; and

(ii) all exercisable Options and all exercisable SARs held by the Participant on the date of the termination of his or her employment shall remain exercisable until the earlier of (i) the end of the 30-day period following the date of the termination of the participant’s employment, or (ii) the date the Option or SAR would otherwise expire.

(d) Notwithstanding anything contained in the Plan to the contrary, the Committee may, in its discretion, provide that any of the following shall apply:

(i) any or all unvested Restricted Stock Awards and Restricted Stock Units held by the Participant on the date of the Participant’s death and/or the date of the termination of the participant’s employment shall become vested as of such date or as of such other date as the Committee deems appropriate;

(ii) any or all unexercisable Options and/or any or all unexercisable SARs held by the Participant on the date of the Participant’s death and/or the date of the termination of his or her employment shall become exercisable as of such date or as of such other date as the Committee deems appropriate, and shall remain exercisable until a date that occurs on or prior to the date the Option or SAR is scheduled to expire; and/or

(iii) any or all exercisable Options and/or any or all exercisable SARs held by the Participant on the date of the Participant’s death and/or the date of the termination of his or her employment shall remain exercisable until a date that occurs on or prior to the date the Option or SAR is scheduled to expire.

12.	AMENDMENT AND TERMINATION.

(a) In General. The Board or the Committee may amend the Plan from time to time in such manner as it may deem advisable. Nevertheless, neither the Board nor the Committee may, without obtaining approval within twelve months before or after such action by such vote of the Company’s shareholders as may be required by Pennsylvania law for any action requiring shareholder approval, change the class of individuals eligible to receive an Incentive Stock Option, extend the expiration date of the Plan, decrease the minimum option price of an Incentive Stock Option granted under the Plan or increase the maximum number of shares as to which Awards may be granted, except as provided in Paragraph 10 hereof.

(b) Repricing of Options and SARs. Neither the Board nor the Committee may, without obtaining prior approval by the Company’s shareholders, reduce the option price of any issued and outstanding Option or the base price of any issued and outstanding SAR granted under the Plan, including through cancellation and re-grant or any other method (including the repurchase of an Option or SAR that is “out of the money” in exchange for an Option or SAR, cash and/or other property), at any time during the term of such Option or SAR (other than by adjustment pursuant to Paragraph 10 relating to Changes in Capitalization). This Paragraph 12(b) may not be repealed, modified or amended without the prior approval of the Company’s shareholders.

(c) The Plan may be terminated by the Board or the Committee at any time. The Plan may be amended by the Board or the Committee at any time. No Award shall be materially adversely affected by any such termination or amendment without the written consent of the Participant.

13.	REPAYMENT.

All Awards under the Plan shall be subject to the provisions of any clawback or recoupment policy approved by the Board and/or Committee, as such policy may be in effect from time to time.

14.	SECURITIES LAWS.

(a) Securities Laws. The Committee shall have the power to make each grant of Awards under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then-existing requirements of the 1933 Act and the 1934 Act, including Rule 16b-3. Such conditions may include the delivery by the Participant of an investment representation to the Company in connection with the delivery or registration of Shares subject to an Award, or the execution of an agreement by the Participant to refrain from selling or otherwise disposing of the Shares acquired for a specified period of time or on specified terms.

(b) Delay of Exercise Pending Registration of Securities. Notwithstanding any provision in the Plan or an Award document to the contrary, if the Committee determines, in its sole discretion, that issuance of Shares pursuant to an Award should be delayed pending registration or qualification under federal or state securities laws or the receipt of a legal opinion that an appropriate exemption from the application of federal or state securities laws is available, the Committee may defer such issuance until such Shares are appropriately registered or qualified or an appropriate legal opinion has been received, as applicable.

15.	TAXES.

(a) Taxes. Subject to the rules of Paragraph 15(c), the Company shall be entitled, if necessary or desirable, to withhold the amount of any tax, charge or assessment attributable to the grant of any Award, the occurrence of a Vesting Date with respect to any Award, or the exercise of any Option or SAR. The Company shall not be required to deliver Shares or cash pursuant to any Award until it has been indemnified to its satisfaction for any such tax, charge or assessment.

(b) Payment of Tax Liabilities; Election to Withhold Shares or Pay Cash to Satisfy Tax Liability.

(i) In connection with the grant of any Award, the occurrence of a Vesting Date under any Award of Restricted Stock or Restricted Stock Units or the exercise of any Option or SAR, or if, under the terms of an Award, a Participant’s rights with respect to Restricted Stock or Restricted Stock Units become free of a substantial risk of forfeiture as the result of the Participant’s satisfaction of the age and service conditions for retirement eligibility, if applicable, and, as a result thereof, employment tax liabilities arise, the Company shall have the right to (A) require the Participant to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements, or (B) take any action whatever that it deems necessary to protect its interests with respect to tax liabilities. The Company’s obligation to make any delivery or transfer of Shares shall be conditioned on the Participant’s compliance, to the Company’s satisfaction, with any withholding requirement.

(ii) Except as otherwise provided in this Paragraph 15(b)(ii), any tax withholding obligations incurred in connection with the grant of any Award of Restricted Stock or Restricted Stock Units, the occurrence of a Vesting Date under any Award of Restricted Stock or Restricted Stock Units or the exercise of any Option or SAR shall be satisfied by the Company’s withholding a portion of the Shares subject to such Award having a Fair Market Value approximately equal to the minimum amount of taxes required to be withheld by the Company under applicable law, unless otherwise determined by the Committee with respect to any Participant. Shares withheld pursuant to this Paragraph 15(b)(ii) shall not be available for subsequent grants under the Plan.

(c) Section 409A.

(i) Awards under the Plan are intended either to be exempt from the rules of Section 409A, or to satisfy those rules and shall be construed accordingly. However, the Company shall not be liable to any Participant or other holder of an Award with respect to any Award-related adverse tax consequences arising under Section 409A or other provision of the Code.

(ii) If any provision of the Plan or an Award agreement contravenes any regulations or guidance promulgated under Section 409A or could cause an Award to be subject to the interest and penalties under Section 409A, such provision of the Plan or Award shall be deemed automatically modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority will result in the application of any tax or penalty under Section 409A.

(iii) Notwithstanding any provisions of this Plan or any Award granted hereunder to the contrary, no acceleration shall occur with respect to any Award to the extent such acceleration would result in the application of any tax or penalty under Section 409A.

(iv) Notwithstanding any provisions of this Plan or any applicable Award agreement to the contrary, no payment shall be made with respect to any Award granted under this Plan to a “specified employee” (as such term is defined for purposes of Section 409A) prior to the six-month anniversary of the employee’s separation of service to the extent such six-month delay in payment is required to avoid the application of a tax or penalty under Section 409A.

16.	GENERAL PROVISIONS.

(a) Non-Guarantee of Employment or Service. Nothing in the Plan or in any Award agreement thereunder shall confer any right on an individual to continue in the service of a Participating Company or shall interfere in any way with the right of a Participating Company to terminate such employment or service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest, (ii) the forfeiture of any unvested or vested portion of any Award, and/or (iii) any other adverse effect on the individual’s interests under the Plan.

(b) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(c) Governing Law. The validity, construction and effect of the Plan, of Award agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Committee relating to the Plan or such Award agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.

(d) Effective Date; Termination Date. The Plan is effective as of the date on which the Plan is adopted by the Board, subject to approval of the shareholders within twelve months before or after such date. No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth anniversary of the effective date of the Plan. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

Adopted by the Board of Directors this 21st day of March, 2018.

DORMAN PRODUCTS, INC. ATTN: THOMAS J. KNOBLAUCH 3400 EAST WALNUT STREET COLMAR, PA 18915 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your vote up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and then follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your vote up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it (for receipt by the day before the meeting) in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTING BY PARTICIPANTS IN THE 401(k) RETIREMENT PLAN AND TRUST Notwithstanding the above, please note that all votes by plan participants must be received by 11:59 P.M. Eastern Daylight Time on May 7, 2018. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E41645-P00840 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY DORMAN PRODUCTS, INC. The Board of Directors recommends you vote FOR all of the nominees listed below: 1. Election of Directors Nominees: For Against Abstain 1a. Steven L. Berman 1b. Mathias J. Barton 1c. John J. Gavin 1d. Paul R. Lederer 1e. Richard T. Riley 1f. Kelly A. Romano 1g. G. Michael Stakias The Board of Directors recommends you vote FOR For Against Abstain proposals 2, 3 and 4. 2. Advisory approval of the compensation of our named executive of?cers. 3. Approval of the Dorman Products, Inc. 2018 Stock Option and Stock Incentive Plan. 4. Rati?cation of KPMG LLP as the Company’s independent registered public accounting ?rm for the 2018 ?scal year. NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof. The undersigned hereby acknowledges receipt of our 2017 Annual Report to Shareholders, Notice of Annual Meeting of Shareholders and the Proxy Statement relating thereto. Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E41646-P00840 PROXY DORMAN PRODUCTS, INC. 3400 EAST WALNUT STREET COLMAR, PENNSYLVANIA 18915 ANNUAL MEETING OF SHAREHOLDERS ? MAY 10, 2018 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Kevin M. Olsen and Jeffrey L. Darby, and each of them, proxies with full power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Dorman Products, Inc. (the “Company”) to be held on the 10th day of May, 2018, and at any postponements or adjournments thereof, on all matters coming before the meeting, including the proposals referred to on the reverse side hereof. If the undersigned is a participant in the Dorman Products, Inc. 401(k) Retirement Plan and Trust (the “Plan”), then the undersigned hereby authorizes and instructs the trustee of the Plan to vote all shares of the Company?s company stock allocated to the undersigned?s Plan account at the aforesaid Annual Meeting and at any postponements or adjournments thereof, in accordance with the instructions on the reverse side hereof. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY’S PROXY STATEMENT. This proxy, when properly executed, will be voted as directed. Other than shares held in the Plan, if you return an executed proxy but do not specify how to vote, these shares will be voted as recommended by the Board of Directors. In the case of shares held in the Plan, all shares for which the trustee has not received timely direction shall be voted by the trustee in the same proportion as the shares for which the trustee received timely direction. Continued and to be signed on reverse side